UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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Wisconsin Power and Light Company

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SEC 1913 (3-99)

YOUR VOTE IS IMPORTANT

Wisconsin

Power and Light

Company

NOTICE OF 2009 ANNUAL MEETING

PROXY STATEMENT AND

2008 ANNUAL REPORT

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL MEETING OF SHAREOWNERS

DATE:	Wednesday, May 20, 2009

TIME:	2:00 p.m. (Central Daylight Time)

LOCATION:	Wisconsin Power and Light Company Alliant Energy Corporate Headquarters Mississippi Meeting Room 1R600 4902 North Biltmore Lane Madison, Wisconsin 53718

SHAREOWNER INFORMATION

Wells Fargo Shareowner Services

161 North Concord Exchange

P. O. Box 64854

St. Paul, MN 55164-0854

1-800-356-5343

www.wellsfargo.com/shareownerservices

Wisconsin Power and Light Company

4902 North Biltmore Lane

P. O. Box 14720

Madison, WI 53708-0720

Phone: 608-458-3110

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Wisconsin Power and Light Company Shareowner:

On Wednesday, May 20, 2009, Wisconsin Power and Light Company will hold its 2009 Annual Meeting of Shareowners at the offices of Alliant Energy Corporation, 4902 North Biltmore Lane, Mississippi Meeting Room, Madison, Wisconsin. The meeting will begin at 2:00 p.m. (Central Daylight Time).

Only the sole common shareowner, Alliant Energy Corporation, and preferred shareowners who owned stock at the close of business on April 7, 2009 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, our shareowners will be asked to:

1.	Elect three directors to serve on our Board of Directors for terms expiring at the 2012 Annual Meeting;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009; and

3.	Attend to any other business properly presented at the meeting.

Our Board of Directors presently knows of no other business to come before the meeting.

Please sign and return the enclosed proxy card as soon as possible.

A copy of our 2008 Annual Report appears as Appendix A to this proxy statement. The proxy statement and Annual Report have been combined into a single document to improve the effectiveness of our financial communication and to reduce costs, although the Annual Report does not constitute a part of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to Be Held on May 20, 2009: Our 2009 Notice of Annual Meeting, Proxy Statement and the 2008 Annual Report to Shareowners are available at http://www.alliantenergy.com/WPLproxy.

Any Wisconsin Power and Light Company preferred shareowner who desires to receive a copy of the Alliant Energy Corporation 2008 Annual Report, 2009 Notice of Annual Meeting and Proxy Statement may do so by calling our Shareowner Services Department at (800) 353-1089 or writing to us at the address shown above. The Alliant Energy Corporation proxy statement for the 2009 Annual Meeting of Shareowners and the 2008 Annual Report to Shareowners are available at http://www.alliantenergy.com/eproxy.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

Dated and mailed on or about April 16, 2009.

QUESTIONS AND ANSWERS

1. Q:	Why am I receiving these materials?
A:	Our Board of Directors is providing these proxy materials to you in connection with our Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on Wednesday, May 20, 2009. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2. Q:	What is Wisconsin Power and Light Company and how does it relate to Alliant Energy Corporation?
A:	We are a subsidiary of Alliant Energy Corporation (“Alliant Energy” or “AEC”), a public utility holding company whose other primary first tier subsidiaries are Interstate Power and Light Company (“IPL”), Alliant Energy Resources, LLC (“Resources”) and Alliant Energy Corporate Services, Inc. (“Corporate Services”).

3. Q:	Who is entitled to vote at the Annual Meeting?
A:	Only shareowners of record at the close of business on April 7, 2009 are entitled to vote at the Annual Meeting. As of the record date, 13,236,601 shares of our common stock (owned solely by AEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes), were issued and outstanding. Each share of our common stock and our preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% series of Company preferred stock is entitled to 1/4 vote per share.

4. Q:	What may I vote on at the Annual Meeting?
A:	You may vote on:

•	The election of three nominees to serve on our Board of Directors for terms expiring at the 2012 Annual Meeting; and
•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

5. Q:	How does the Board of Directors recommend I vote?
A:	Our Board of Directors recommends that you vote your shares FOR each of the listed director nominees; and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

6. Q:	How can I vote my shares?
A:	You may vote either in person at the Annual Meeting or by appointing a proxy. If you desire to appoint a proxy, then sign and date each proxy card you receive and return it in the envelope provided. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q:	How are votes counted?
A:	In voting for the election of directors, you may vote FOR all of the director nominees or you may WITHHOLD your vote with respect to one or more nominees. In voting on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009, you may vote FOR, AGAINST or you may ABSTAIN. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” all listed director nominees and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009. If your proxy card is not signed, your votes will not be counted.

8. Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Providing written notice to our Corporate Secretary and voting in person at the Annual Meeting; or
•	Appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

9. Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Wells Fargo Shareowner Services at the shareowner information number shown at the front of this proxy statement.

10. Q:	Who may attend the Annual Meeting?
A:	All shareowners who owned shares of our common stock and preferred stock on April 7, 2009 may attend the Annual Meeting.

11. Q:	How will voting on any other business be conducted?
A:	Our Board of Directors does not know of any business to be considered at the Annual Meeting other than the election of directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009. If any other business is properly presented at the Annual Meeting, your proxy gives Thomas L. Hanson, our Vice President-Controller and Chief Accounting Officer, and F. J. Buri, our Corporate Secretary, authority to vote on such matters at their discretion.

12. Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the Annual Meeting. You may also call us at the information number shown at the top of the Notice of Annual Meeting for the results. We will also publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2009 to be filed with the Securities and Exchange Commission (“SEC”).

13. Q:	When are shareowner proposals for the 2010 Annual Meeting due?
A:	All shareowner proposals to be considered for inclusion in our proxy statement for the 2010 Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”), must be received at our principal office by Dec. 17, 2009. In addition, any shareowner who intends to present a proposal from the floor at our 2010 Annual Meeting must submit the proposal to our Corporate Secretary no later than March 2, 2010.

14. Q:	Who is our independent registered public accounting firm and how is it appointed?
A:	Deloitte & Touche LLP audited our financial statements for the year ended Dec. 31, 2008. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting. The Audit Committee of the Board of Directors has appointed, and is recommending for ratification by shareowners, its appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending Dec. 31, 2009.

15. Q:	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
A:	We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities. We will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals.

16.  Q: How can I obtain a copy of the Company’s Annual Report on Form 10-K?

A:	We will furnish without charge, to each shareowner who is entitled to vote at the Annual Meeting and who makes a written request, a copy of our Annual Report on Form 10-K (without exhibits) as filed with the SEC. Written requests for the Form 10-K should be mailed to our Corporate Secretary at the address shown at the top of the Notice of Annual Meeting.

17. Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of the 2008 Annual Report and proxy statement?
A:	Pursuant to the rules of the SEC, services that deliver our communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of our 2008 Annual Report and proxy statement. Upon written or oral request, we will mail a copy of the 2008 Annual Report and proxy statement to any shareowner at a shared address to which a single copy of the document was previously delivered. You may notify us of your request by calling or writing to us, as the case may be, at the information address or number shown on the Notice of Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected for terms expiring in 2012. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are Ann K. Newhall, Dean C. Oestreich and Carol P. Sanders. Each of the nominees is currently serving on our Board of Directors. Each person elected as a director will serve until our Annual Meeting of Shareowners in 2012, or until his or her successor has been duly qualified and elected.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their ages (as of Dec. 31, 2008), an account of their business experience and the names of publicly held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

Prior to Nov. 25, 2008, each of our directors served on the Board of Directors of Resources during the period they served as a director of our company. On Nov. 25, 2008, Resources was converted to a limited liability company and, as a result, no longer has a Board of Directors.

NOMINEES

ANN K. NEWHALL Age 57	Director since 2003 Nominated Term expires in 2012
Ms. Newhall retired in August 2008 from her position as Executive Vice President, Chief Operating Officer, Secretary and a Director of Rural Cellular Corporation (“RCC”), a cellular communications corporation located in Alexandria, Minn., following RCC’s sale to Verizon. Ms. Newhall held this position from 2000 to 2008. Ms. Newhall has served as a Director of AEC and IPL since 2003. Ms. Newhall is Chairperson of the Compensation and Personnel Committee.

DEAN C. OESTREICH Age 56	Director since 2005 Nominated Term expires in 2012
Mr. Oestreich has been Chairman of Pioneer Hi-Bred International, Inc., developer and supplier of advanced plant genetics, and a wholly-owned subsidiary of DuPont Corporation, located in Johnston, Iowa, since November 2007. He has served as Vice President of DuPont Corporation since 2004. He previously served as President of Pioneer Hi-Bred International, Inc. from 2004 to 2007. Mr. Oestreich previously served as Vice President and Business Director of North America from 2002 to 2004. Mr. Oestreich has served as a Director of AEC and IPL since 2005. Mr. Oestreich is Chairperson of the Environmental, Nuclear, Health and Safety Committee.

CAROL P. SANDERS Age 41	Director since 2005 Nominated Term expires in 2012
Ms. Sanders has served as Chief Financial Officer and Corporate Secretary of Jewelers Mutual Insurance Company of Neenah, Wis., a nationwide insurer that specializes in protecting jewelers and personal jewelry, since 2004. She previously served as Controller and Assistant Treasurer of Sentry Insurance located in Stevens Point, Wis. from 2001 to 2004. Ms. Sanders has served as a Director of AEC and IPL since 2005. Ms. Sanders is Chairperson of the Audit Committee.

The Board of Directors unanimously recommends a vote FOR all nominees for election as directors.

CONTINUING DIRECTORS

MICHAEL L. BENNETT Age 55	Director since 2003 Term expires in 2010

Mr. Bennett has served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products and methanol ingredients headquartered in Sioux City, Iowa, since April 2001. He also serves as Chairman of the Board for Terra Nitrogen GP Inc., a subsidiary of Terra Industries Inc. Mr. Bennett has served as a Director of AEC and IPL since 2003. Mr. Bennett is Chairperson of the Nominating and Governance Committee and the Lead Independent Director.

WILLIAM D. HARVEY Age 59	Director since 2005 Term expires in 2011
Mr. Harvey has served as Chairman of the Board of the Company, AEC and IPL since February 2006. He has served as Chief Executive Officer of the Company, AEC, IPL and Resources and as President and Chief Executive Officer of AEC since July 2005 and as President of Resources since January 2005. He previously served as President and Chief Operating Officer of AEC and Chief Operating Officer of IPL, WPL and Resources since January 2004. He served as President of the Company and as Executive Vice President – Generation for AEC, IPL and Resources from 1998 to January 2004.

DARRYL B. HAZEL Age 60	Director since 2006 Term expires in 2010
Mr. Hazel has served as President of the Customer Service Division and Senior Vice President of Ford Motor Company, an automobile manufacturer, since March 2006. He previously served as President of Marketing of Ford Motor Company from September 2005 to March 2006; President of the Ford Division from April 2005 to September 2005; and President of the Lincoln Mercury Division from August 2002 to April 2005. Mr. Hazel has served as Director of AEC and IPL since 2006.

JAMES A. LEACH Age 66	Director since 2007 Term expires in 2011
Former Congressman Leach is the John L. Weinberg Professor of Public and International Policy at the Woodrow Wilson School of Princeton University in Princeton, N.J., a position he has held since 2007. From January 2008 through December 2008, he served as the Director of the Institute of Politics at the John F. Kennedy School of Government at Harvard University in Boston, MA while on leave from Princeton. Congressman Leach served as a member of the United States House of Representatives from the State of Iowa during the period of 1977 through 2006. He serves on the Board of Directors of United Fire and Casualty Company and on a series of non-profit organization boards. Mr. Leach has served as a Director of AEC and IPL since 2007.

SINGLETON B. MCALLISTER Age 56	Director since 2001 Term expires in 2011
Ms. McAllister has been a partner in the Washington D. C. office of the law firm of LeClair & Ryan LLP since October 2007. She previously served as a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P. C. from July 2005 to October 2007. Ms. McAllister served as the Corporate Diversity Counsel practice group chair and in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP from 2003 to July 2005. She serves on the Board of Directors of United Rentals, Inc. Ms. McAllister has served as a Director of AEC and IPL since 2001.

DAVID A. PERDUE Age 59	Director since 2001 Term expires in 2010
Mr. Perdue retired in July 2007 from his position as Chairman of the Board and Chief Executive Officer of Dollar General Corporation, a retail organization headquartered in Goodlettsville, Tenn., following its sale to a private equity firm. He was named Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company located in Kannapolis, N.C. Mr. Perdue serves on the Board of Directors of Jo-Ann Stores, Inc. Mr. Perdue has served as a Director of AEC and IPL since 2001.

JUDITH D. PYLE Age 65	Director since 1994 Term expires in 2010
Ms. Pyle is President of Judith Dion Pyle and Associates, a financial services company located in Middleton, Wis. Prior to assuming her current position in 2003, she served as Vice Chair of The Pyle Group, a financial services company located in Madison, Wis. She previously served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer located in Madison, Wis. In addition, Ms. Pyle is a Director of Uniek, Inc. Ms. Pyle has served as a Director of AEC since 1992 and of IPL since 1998.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Nominating and Governance; Environmental, Nuclear, Health and Safety; Capital Approval; and Executive Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available, free of charge, on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from our Corporate Secretary. The following is a description of each of these committees. Joint meetings in the descriptions below refer to meetings of the committees of the Company, Alliant Energy, IPL and Resources.

Audit Committee

The Audit Committee held seven joint meetings in 2008. The Committee currently consists of C. P. Sanders (Chair), M. L. Bennett, D. B. Hazel, and D. A. Perdue. Each of the members of the Committee is independent as defined by the New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Board of Directors has determined that Ms. Sanders and the other three Audit Committee members qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee is responsible for assisting Board oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. The Audit Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of our independent registered public accounting firm.

Compensation and Personnel Committee

The Compensation and Personnel Committee held seven joint meetings in 2008. The Committee currently consists of A. K. Newhall (Chair), D. B. Hazel, D. C. Oestreich and C. P. Sanders. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation and the compensation of the other principal executive officers, evaluates the chief executive officer’s performance and determines and approves as a committee, or together with the other independent directors, the chief executive officer’s compensation level based on its evaluation of the chief executive officer’s performance in addition to reviewing and approving the recommendations of the chief executive officer with regard to the other executive officers. The Committee has responsibilities with respect to our executive compensation and incentive programs and management development programs. It also makes recommendations to the Nominating and Governance Committee regarding compensation for the non-management directors.

To support the Committee in carrying out its mission, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee with the expense of such outside consultants provided for by us. For 2008, the Committee formally engaged Towers Perrin as an outside compensation consultant to serve as an advisor in evaluating the compensation of our chief executive officer, other named executive officers and our outside non-management directors. Towers Perrin also provides assistance and serves as an advisor and provides market information and trends regarding executive compensation programs; provides benchmarking and competitive market reviews of our executive officer total compensation; assists with the design of our short- and long-term incentive programs and executive retirement programs as well as assisting management with the implementation of these programs; and provides technical considerations and actuarial services. Alliant Energy provides for the appropriate funding, as determined by the Committee, for payment of fees and out of pocket expenses to Towers Perrin. The Committee has the authority to retain and terminate the outside compensation consultant. During 2008 and previously, Towers Perrin, through a separate part of its organization, also provided certain services for management purposes that are recommended and approved by Alliant Energy’s chief executive officer, vice president of shared services, chief human resources officer, and/or the director of total rewards. In the capacity as a consultant to management, Towers Perrin provides competitive market data and business and technical insight, but does not recommend pay program and pay level changes.

The Committee reviews and approves all elements of our executive compensation programs. Our chief executive officer provides input to the Committee in the assessment, design and recommendation of executive compensation programs, plans and awards. Annually, the chief executive officer reviews with the Committee market data provided by Towers Perrin about the comparable companies that are identified as our peer group to help verify survey job information adequately captures officers’ duties. Based on that data, the chief executive officer recommends to the Committee base salary adjustments and short- and long-term incentive targets in relation to external market data while also considering internal equity considerations and executive officers’ individual performance. The chief executive officer provides recommendations to the Committee for total annual compensation of executive officers. The chief executive officer does not, however, make any recommendation to the Committee regarding his own compensation. Further, the chief executive officer and other executive officers assess the performance of those executive officers reporting to them. The chief executive officer is invited to attend all Committee meetings to provide an update of progress made towards achievement of annual performance goals and to provide management’s views on compensation program design features and components.

The Committee has reviewed and approved the charter for our internal Total Compensation Committee made up of vice presidents of our energy delivery, generation, finance/treasury, shared services and operations business units. The Committee has delegated to the Total Compensation Committee various powers of design and administration associated with our employee benefit plans for salaried and hourly employees. The Committee has also reviewed and approved the charter for our internal Investment Committee made up of voting members and non-voting members. The voting members include vice presidents of our finance/treasury, accounting and shared services business units. Non-voting members include assistant treasurers, director of business and financial performance for shared services, lead treasury analyst and director of total rewards. The Committee has delegated to the Investment Committee various powers regarding managing investment assets of our benefit and compensation plans and programs.

Nominating and Governance Committee

The Nominating and Governance Committee held three joint meetings in 2008. The Committee currently consists of M. L. Bennett (Chair), J. A. Leach, S. B. McAllister, D. A. Perdue and J. D. Pyle. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. This Committee’s responsibilities are to: (1) identify individuals qualified to become Board members, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend Board members qualified to serve on Board committees; (3) develop and recommend to the Board a set of corporate governance principles; (4) oversee the evaluation of the Board and our management; (5) oversee our related person transaction policy; and (6) advise the Board with respect to other matters relating to our corporate governance.

In making recommendations of nominees to serve as directors to the Board of Directors, the Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the Committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values;

•	have the ability to exercise sound business judgment;

•

be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience, and be able to offer advice and guidance to the chief executive officer based on that expertise and experience;

•	be independent of any particular constituency, be able to represent all of our shareowners and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of our business.

The Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•

Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and political experience.

The Committee will consider nominees recommended by shareowners in accordance with our Nominating and Governance Committee Charter and the Corporate Governance Principles. Any shareowner wishing to make a recommendation should write to our Corporate Secretary and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the Committee.

We and the Committee maintain a file of recommended potential director nominees, which is reviewed at the time a search for a new director needs to be performed. To assist the Committee in its identification of qualified director candidates, the Committee may engage an outside search firm.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held three joint meetings in 2008. The Committee currently consists of D. C. Oestreich (Chair), J. A. Leach, S. B. McAllister, A. K. Newhall, and J. D. Pyle. Each of the members of the Committee is independent as defined by the NYSE listing standards and SEC rules. The Committee’s responsibilities are to review environmental policy and planning issues of interest to us, including matters involving our company before environmental regulatory agencies and compliance with air, water and waste regulations. The Committee also reviews health- and safety- related policies, activities and operational issues as they affect employees, customers and the general public. In addition, the Committee reviews issues related to nuclear generating facilities from which we and IPL purchase power.

Capital Approval Committee

The Capital Approval Committee held one meeting in 2008. The Committee currently consists of M. L. Bennett, A. K. Newhall and D. C. Oestreich. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

Executive Committee

The Executive Committee held no meetings in 2008. The Committee currently consists of M. L. Bennett, A. K. Newhall, D. C. Oestreich and C. P. Sanders. Mr. Harvey is the Chair and a non-voting member of this Committee. The purpose of this Committee is to possess all the powers and authorities of the Board of Directors when the Board is not in session, except for the powers and authorities excluded for such a Committee under the Wisconsin Business Corporation Law.

Attendance and Performance Evaluations

The Board of Directors held seven joint meetings during 2008. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each Board committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates Mr. Harvey’s performance as chief executive officer on an annual basis.

Board members are not expected to attend our annual meetings of shareowners. None of the Board members were present for our 2008 Annual Meeting.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available, free of charge, on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests them from our Corporate Secretary.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE listing standards. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

•	A family member of the director is or was an employee (other than an executive officer) of ours.

•

A director, or a family member of the director, receives or received less than $120,000 during any twelve-month period in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with us).

•

A director, or a family member of the director, is a former partner or employee of our internal or external auditor but did not personally work on our audit within the last three years; or a family member of a director is employed by an internal or external auditor of ours but does not personally work on our audit.

•

A director, or a family member of the director, is or was employed other than as an executive officer of another company where any of our present executives serve on that company’s compensation committee.

•

A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company, that makes payments (other than contributions to tax exempt organizations) to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•

A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with a tax exempt organization to which our discretionary charitable contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

In addition, any relationship that a director (or an “immediate family member” of the director) previously had that constituted an automatic bar to independence under NYSE listing standards will not be considered to be a material relationship that would impair a director’s independence three years after the end of such relationship in accordance with NYSE listing standards.

The Board of Directors also gave consideration to certain other factors in relation to an independence determination. Messrs. Bennett, Hazel, Oestreich and Ms. Pyle serve as executive officers and/or directors of companies that are customers of us or our public utility affiliates. These customer relationships do not constitute a material relationship under the standards cited above or the SEC rules governing related person transactions. Mr. Leach is a shareowner in an electrical supply company that has not done any business with us or our public utility affiliates in a substantial number of years. However, each of these circumstances was evaluated under the applicable SEC rules and, in the case of Mr. Leach, the Federal Energy Regulatory Commission regulations. The Board determined that these factors did not impair the independence of these directors.

Based on these standards and this evaluation, the Board of Directors has affirmatively determined by resolution that each of Messrs. Bennett, Hazel, Oestreich, Perdue and Leach and Mses. McAllister, Newhall, Pyle and Sanders has no material relationship with us and, therefore, is independent in accordance with the NYSE listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE listing standards. The Audit, Compensation and Personnel, and Nominating and Governance Committees must consist of all independent directors.

Related Person Transactions

We have adopted a written policy that we will annually disclose information regarding related person transactions that is required by regulations of the SEC to be disclosed, or incorporated by reference, in our Annual Report on Form 10-K. For purposes of the policy:

The term related person means any of our directors or executive officers, or nominee for director, and any member of the “immediate family” of such person.

A related person transaction is generally a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:

•	the payment of compensation by us to our executive officers, directors or nominee for director;

•	a transaction if the interest of the related person arises solely from the ownership of our shares and all shareowners receive the same benefit on a pro-rata basis;

•

a transaction in which the rates or charges involved are determined by competitive bids, or that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and in conformity with law or governmental authority; or

•	a transaction that involves our services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services.

Furthermore, a related person is not deemed to have a material interest in a transaction if the person’s interest arises only (i) from the person’s position as a director of another party to the transaction; (ii) from the ownership by such person and all other related persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership) that is a party to the transaction; (iii) from such person’s position as a limited partner in a partnership and all other related persons have an interest of less than 10% of and the person is not a general partner of or holds another position in, the partnership; and (iv) from both such director position and ownership interest. Pursuant to the policy, each of our executive officers, directors and nominees for director is required to disclose to the Nominating and Governance Committee of the Board of Directors certain information regarding the related person transaction for review, approval or ratification by the Nominating and Governance Committee. Such disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction.

The Nominating and Governance Committee’s decision whether or not to approve or ratify the related person transaction should be made in light of the Committee’s determination as to whether consummation of the transaction is believed by the Committee to not be, or to have been contrary to, the best interests of our Company. The Committee may take into account the effect of a director’s related person transaction on such person’s status as an independent member of our board of directors and eligibility to serve on board committees under SEC and NYSE rules.

Based on these standards, we had no related person transactions in 2008, and no related person transactions are currently proposed.

Lead Independent Director; Executive Sessions

The Corporate Governance Principles provide that the chairperson of the Nominating and Governance Committee will be the designated “Lead Independent Director” and will preside as the chair at meetings or executive sessions of the independent directors. As the Chairperson of the Nominating and Governance Committee, Mr. Bennett is currently designated as the Lead Independent Director. At every regular in-person meeting of the Board of Directors, the independent directors meet in executive session with no member of our management present.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Lead Independent Director, by providing such communication in writing to our Corporate Secretary, who will post such communications directly to our Board of Directors’ web site.

Ethical and Legal Compliance Policy

We have adopted a Code of Conduct that applies to all employees, including our chief executive officer, chief financial officer and chief accounting officer, as well as our Board of Directors. We make our Code of Conduct available, free of charge, on the Alliant Energy web site at www.alliantenergy.com/investors under the “Corporate Governance” caption or in print to any shareowner who requests it from our Corporate Secretary. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, the Code of Conduct by posting such information on the Alliant Energy web site.

OWNERSHIP OF VOTING SECURITIES

All of our common stock is held by Alliant Energy. None of our directors or officers own any shares of our preferred stock. Listed in the following table are the number of shares of Alliant Energy’s common stock beneficially owned as of Feb. 27, 2009 by (1) the executive officers listed in the Summary Compensation Table, (2) all of our director nominees and directors and (3) all director nominees, directors and the executive officers as a group. The directors and executive officers as a group owned less than 1% of the outstanding shares of Alliant Energy’s common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of Alliant Energy’s common stock on that date.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)
Executive Officers(2)
Thomas L. Aller	122,481	(3)
Dundeana K. Doyle	26,965	(3)
Eliot G. Protsch	143,372	(3)
Barbara J. Swan	64,157	(3)

Director Nominees
Ann K. Newhall	8,922	(3)
Dean C. Oestreich	10,272	(3)
Carol P. Sanders	7,298	(3)

Directors
Michael L. Bennett	12,930	(3)
William D. Harvey	289,978	(3)
Darryl B. Hazel	7,492	(3)(4)
James A. Leach	100
Singleton B. McAllister	11,877	(3)
David A. Perdue	10,258	(3)
Judith D. Pyle	16,225

All Executive Officers and Directors as a Group (17 people)	790,228	(3)

(1)	Total shares of Alliant Energy common stock outstanding as of Feb. 27, 2009 were 110,635,691.

(2)	Stock ownership of Mr. Harvey is shown with the directors.

(3)

Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey — 3,270 and Mr. Aller — 1,000; shares of common stock held in deferred compensation plans: Mr. Bennett — 12,482, Mr. Harvey — 43,093, Mr. Hazel – 7,362, Ms. McAllister — 6,975, Ms. Newhall — 7,908, Mr. Oestreich — 9,272, Mr. Perdue — 10,258, Ms. Sanders—7,198, Mr. Protsch — 40,818, Mr. Aller — 7,756, Ms. Doyle — 8,349, Ms. Swan — 25,552 (all executive officers and directors as a group — 190,681); and stock options exercisable on or within 60 days of Feb. 27, 2009: Mr. Harvey — 33,056 and Mr. Aller — 96,321 (all executive officers and directors as a group — 130,377).

(4)	Mr. Hazel has pledged 100 shares in a margin account.

To our knowledge, no shareowner beneficially owned 5% or more of any class of our preferred stock as of Dec. 31, 2008. The following table sets forth information, as of Dec. 31, 2008, regarding beneficial ownership by the only persons known to us to own more than 5% of Alliant Energy’s common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

Amount and Nature of Beneficial Ownership

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	Percent of Class
Barclays Global Investors, N. A. (and certain affiliates) 45 Fremont Street San Francisco, CA 94105	5,112,826	0	6,587,369	0	6,587,369	5.96%

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Programs:

The following is a discussion and analysis with respect to the compensation paid by Alliant Energy to our executive officers listed in the Summary Compensation Table for services performed for us, Alliant Energy and Alliant Energy’s other subsidiaries. References to “we,” “us,” “our,” and similar references in the following discussion and analysis include us, Alliant Energy and Alliant Energy’s other subsidiaries together unless the context indicates otherwise.

We are committed to maintaining a total compensation program for executive officers that:

•	furthers our strategic plan,

•	focuses and aligns executives’ and employees’ interests with those of our company, our shareowners and our customers,

•	is competitive with comparable employers to help ensure we attract and retain talented employees, and

•	is equitable among executives.

We believe these objectives attract, retain and motivate a highly proficient workforce.

We adhere to the following compensation principles, which are intended to facilitate the achievement of our business strategies:

•	Executive officer compensation (and in particular, long-term incentive compensation) should be closely and strongly aligned with the long-term interests of our shareowners and customers.

•

Total compensation should enhance our ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executive officers, upon whom, in large part, our successful operation and management depends.

•

Base salary levels should be targeted at a competitive market range of base salaries paid to executive officers of companies comparable to Alliant Energy. Specifically, we target the median (50th percentile) of base salaries paid by companies comparable to Alliant Energy.

•

Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable at-risk compensation based on meeting predetermined Company, Alliant Energy, affiliate, business unit and individual performance goals. We target incentive levels at the median (50th percentile) of incentive compensation at companies comparable to Alliant Energy.

•

Executive officers should have access to retirement-oriented plans commonly in use among companies comparable to Alliant Energy, including deferred compensation plans, pension plans, supplemental retirement programs and 401(k) plans.

•	Executive officers should have significant holdings of Alliant Energy’s common stock to align their interests with the interests of shareowners.

Benchmarking

We utilize compensation data from companies comparable to Alliant Energy to assess our competitiveness in base salary and incentive compensation for all officer level positions. We believe compensation programs at these comparable companies should serve as a benchmark for what constitutes competitive compensation. The comparable companies in the energy and utility industry that we used for benchmarking in 2008 were drawn from Towers Perrin’s 2007 Energy Services Industry Executive Compensation Database (the “2007 Energy Services database”), a survey which comprises nearly all investor-owned U.S. utilities. The general industry data were obtained from Towers Perrin’s 2007 Executive Compensation Database, a survey of over 800 companies the majority of which are Fortune 1000 companies (the “2007 General Industry database”). In using these broad-based surveys, we considered only aggregate data and did not select any individual companies for comparison. All of the survey data were aged to Jan. 1, 2008 using a 3.75% annual update factor. The data from both databases were adjusted to reflect how the data compare to companies of similar revenue size using regression analysis. Our Compensation and Personnel Committee used this adjusted data, among other factors, to determine appropriate levels of pay in 2008 to our named executive officers. We refer to this adjusted data of companies comparable to Alliant Energy used by our Compensation and Personnel Committee to determine appropriate levels of pay to our executive officers as the “peer group” throughout the following discussion. For general management, including four of the named executive officers, and staff positions, equally blended energy industry and general industry data from these databases are used as the target market reflecting the broader talent market for these jobs and the fact that we operate in some diversified businesses. For utility-specific operating positions, including Mr. Aller’s, one of the named executive officers, energy industry data are used as the target market. Overall, Alliant Energy’s revenue is ranked between the median and the average revenue of the companies in the 2007 Energy Services database. Towers Perrin advised our Compensation and Personnel Committee on setting compensation for our named executive officers for 2008. See “Meetings and Committees of the Board – Compensation and Personnel Committee” for more details.

Compensation Elements and Design

The major elements of the executive compensation program are base salary, short-term (annual) incentives, long-term (equity) incentives and other benefits. In setting the level for each major component of compensation, we consider an executive officer’s total compensation (which consists of all elements of compensation including employee benefit and perquisite programs), the current market for talent, our historic levels of compensation, company culture, individual and company performance, and internal equity. We aim to strike an appropriate balance among base salary, short-term incentive compensation and long-term incentive compensation. Our goal is to provide an overall compensation package for each executive officer that is competitive with the packages offered to similarly situated executive officers within the peer group. To achieve that goal, we target each element of compensation to the median levels within the peer group. Total direct compensation of our named executive officers consists of base salary and incentive pay (both short-term and long-term) that we weight such that incentive pay accounts for 52-77% of total direct compensation. Mr. Harvey’s target incentive pay for 2008 was 77% of total direct compensation. In establishing the 2008 compensation reported, in the aggregate, our named executive officers were paid, on average, base salaries 2% below the median of the peer group, target cash compensation 3% below the median of the peer group and total direct compensation 6% below the median of the peer group. The following table shows the breakdown for each of our named executive officers in 2008 of the total direct compensation pay mix. The amounts in this table were calculated using targeted compensation for 2008 and therefore may differ from the actual payments for 2008 as reported in the Summary Compensation Table below.

Named Executive Officer	Title	Salary as a % of Total	Short-Term Incentive as a % of Total	Long-Term Incentive as a % of Total
Harvey, William D.	Chairman & CEO	23%	21%	56%
Protsch, Eliot G.	Chief Operating Officer	31%	22%	47%
Swan, Barbara J.	President	35%	20%	45%
Aller, Thomas L.	SVP-Energy Resource Development	46%	21%	33%
Doyle, Dundeana K.	SVP-Energy Delivery	48%	19%	33%

The column titled “Short-Term Incentive as a % of Total” is the percentage of the total direct compensation represented by a target payout of incentive compensation under Alliant Energy’s short-term incentive plan. We made no payment to named executive officers for 2008 under the short-term incentive plan.

Base Salary

We pay base salaries to assure management with a level of fixed compensation at competitive levels to reflect their professional skills, responsibilities and performance to attract and retain key executives. We adjust base salaries taking into consideration both changes in the market and performance against job expectations.

The Committee considers salaries that fall within 15% above or below the median salaries for similar positions in the peer group to be competitive. The Committee will also consider the nature of the position, the responsibilities, skills and experience of the officer, and his or her past performance. We may adjust base salaries to keep current with the peer group, to recognize outstanding individual performance or to recognize an increase in responsibility.

The Committee adjusted Mr. Harvey’s salary from $810,000 to $845,000 in 2008 based on a review of comparable chairman and chief executive officers within the peer group. Mr. Harvey’s base salary was 9% below the median of the peer group and 1% below the median of Towers Perrin’s 2007 Energy Services database. We believe Mr. Harvey’s salary is competitive as it is near the median of the 2007 Energy Services database and within 15% of the peer group. In addition, we target Mr. Harvey’s incentive compensation elements to the median of the peer group, and believe they are generally higher than the 2007 Energy Services database. This results in more emphasis on incentive pay for our CEO, which we believe creates a stronger link between pay and performance.

The Committee adjusted the salaries of our other named executive officers as follows: Mr. Protsch from $476,000 to $495,000; Ms. Swan from $361,000 to $375,000; Mr. Aller from $257,500 to $267,500; and Ms. Doyle from $236,000 to $255,000. The Committee adjusted the salaries based on the peer group information provided by Towers Perrin as well as the internal considerations described earlier. We believe the salaries are all competitive with similar positions in the peer group.

Short-Term Incentives

Our executive officers, including our named executive officers, are eligible to participate in the Management Incentive Compensation Plan, or MICP, which is Alliant Energy’s short-term (annual) incentive plan. The MICP provides executive officers with direct financial incentives in the form of annual cash bonuses tied to the achievement of our and Alliant Energy’s financial, strategic and individual performance goals. The MICP encourages executive officers to achieve superior annual performance on key financial, strategic and operational goals. By setting annual goals, the Committee endeavors to drive annual performance and align the interests of management with the interests of our shareowners and customers.

The Committee seeks to set MICP opportunities at the median short-term incentive target levels, measured as a percentage of base salary, for comparable positions in the peer group. MICP targets in 2008 were 95% of base salary for Mr. Harvey; 70% for Mr. Protsch; 55% for Ms. Swan; 45% for Mr. Aller; and 40% for Ms. Doyle. The maximum possible individual payout for all executive officers was two times the target percentage. This range aligns with our desire to emphasize variable at risk compensation.

We pay incentives from a pool of funds that Alliant Energy establishes for MICP payments. The Committee establishes threshold company-wide goals, which determine the funding level of an incentive pool. Diluted earnings per share from continuing operations of our Company and IPL, which together we refer to as the utilities, determines the funding level of 85% of the incentive pool. If the utility earnings per share target is not met, then no incentives are paid under the MICP. For 2008, the threshold utility earnings per share was $2.33, which was the midpoint of the 2008 utility earnings per share guidance provided by Alliant Energy at the end of 2007. Cash flows from the utilities and Alliant Energy’s service company subsidiary determine the funding level for 15% of the incentive pool. The cash flow target for 2008 was $502 million. If the cash flow target is not met, the Committee is not required to fund the 15% of the incentive pool represented by cash flow.

We factor the level of individual performance as compared to the individual performance goals into individual award amounts after the pool has been funded. Individual awards may range from 0% to 200% of the targeted payment based on an individual’s achievement of performance goals. The Committee makes judgments about achievement of performance goals by the chief executive officer. Achievement of performance goals for the other executive officers is judged by the chief executive officer or the executive to whom the executive officer reports, in consultation with the Committee.

Individual performance goals are reviewed and established by the Committee to assist in the determination of individual awards under the MICP. Individual performance goals are derived from Alliant Energy’s strategic plan and from operational benchmarks intended to benefit our shareowners, customers and employees. Our Committee believes that using Alliant Energy’s strategic plan to set individual performance goals aligns the executives’ incentive compensation with Alliant Energy shareowner interests. Our Committee also believes that using operational benchmarks to set individual performance goals aligns the executives’ incentive compensation with customer interests.

Mr. Harvey’s performance goals for 2008 included financial goals of achieving Alliant Energy consolidated earnings per diluted share from continuing operations of $2.65, which was the midpoint of the 2008 earnings guidance issued by Alliant Energy in December 2007, and achieving cash flows from operations at the utilities and Alliant Energy’s service company subsidiary of $502 million in aggregate. These financial goals were weighted at 50%. In addition, Mr. Harvey’s goals included meeting certain milestones related to the proposed coal plants for us and IPL; meeting certain milestones related to the proposed wind projects for us and IPL; meeting certain milestones related to clean air compliance program projects; achieving no fines for non-compliance with environmental laws and regulations; and obtaining targeted savings from Lean

Six Sigma and related process improvements. These goals, which are referred to as execution goals, were weighted at 30%. Mr. Harvey’s corporate well-being goals included achieving safety targets and employee and supplier diversity goals. The Committee established several targets for each of the safety and diversity goals. The Committee determined that the goals in the diversity category were to be graded on a sliding scale to reward significant gains in diversity even if the full target was not achieved. The Committee determined that the goals in the safety category were to be graded on a pass/fail system whereby if one milestone for safety was not met, then the whole category of safety could not be considered accomplished. The corporate well-being goals were weighted at 20%.

Mr. Protsch’s financial goals for 2008 were the same as for Mr. Harvey. These financial goals were weighted at 50%. Mr. Protsch also had execution goals of meeting certain milestones related to the proposed coal plants for us and IPL; achieving reasonable and timely approval of our base rate case; and obtaining targeted savings from Lean Six Sigma and related process improvements. These execution goals were weighted at 30%. In addition, Mr. Protsch had corporate well-being goals similar to Mr. Harvey’s, which were weighted at 20%.

Ms. Swan’s performance goals for 2008 included financial goals of earnings per share from utility continuing operations of $2.33, which was the midpoint of Alliant Energy’s 2008 utility earnings guidance issued in December 2007, and achieving cash flows from operations at the utilities and Alliant Energy’s service company subsidiary of $502 million in aggregate. These financial goals were weighted at 50%. Ms. Swan also had execution goals, including meeting certain milestones related to the proposed coal plants for us and IPL; meeting certain milestones related to the proposed wind projects for us; obtaining targeted savings from Lean Six Sigma and related process improvements; and achieving specified customer service and reliability standards for us. These execution goals were weighted at 30%. Finally, Ms. Swan had corporate well-being goals similar to Mr. Harvey’s weighted at 20%.

Mr. Aller’s financial goals for 2008 included the same financial goals as Mr. Harvey. In addition, Mr. Aller had financial goals related to the consumer products, fleet services and transportation divisions of Alliant Energy that he oversees. These financial goals were weighted at 50%. Mr. Aller also had execution goals, including meeting certain milestones related to the proposed coal plants for us and IPL; meeting certain milestones related to the proposed wind projects of IPL; achieving no fines for non-compliance with environmental laws and regulations; obtaining targeted savings from Lean Six Sigma and related process improvements; and achieving specified customer service and reliability standards for IPL. These execution goals were weighted at 30%. In addition, Mr. Aller had corporate well-being goals similar to Mr. Harvey’s, which were weighted at 20%.

Ms. Doyle’s financial goals for 2008 were the same as for Ms. Swan and were weighted at 50%. Ms. Doyle’s execution goals included meeting certain milestones related to the proposed coal plants for us and IPL; meeting certain milestones related to the proposed wind projects for us and IPL; meeting certain milestones related to clean air compliance program projects; meeting certain regulatory milestones related to our base rate case; and obtaining targeted savings from Lean Six Sigma and related process improvements. These execution goals were weighted at 30%. Finally, Ms. Doyle had corporate well-being goals similar to Mr. Harvey’s weighted at 20%.

Alliant Energy’s strategic planning department is responsible for initial drafting of the performance goals, which is done to ensure that the individual performance goals are closely aligned with the strategic plan. The chief executive officer provides recommendations to the Committee in reference to the applicable performance goals that should be implemented for each of the named executive officers (other than for himself) depending on the strategic and functional responsibility of these officers. The chief executive officer is afforded discretion on the implementation of the performance goals for the other executive officers to keep continuity between the goals of the chief executive officer and those of the other executive officers. The Committee evaluates and ultimately approves all of the corporate and individual performance goals under the MICP for all of the executive officers. The goals are weighted. Individual performance goals are designed to be achievable but substantially challenging.

Alliant Energy’s utility earnings per share for 2008 was $2.19, which fell below the threshold utility earnings per share of $2.33 established to fund the incentive pool. The Committee determined that the threshold utility earnings per share was not met. Therefore, Alliant Energy did not pay incentives to our named executive officers under the MICP for 2008. The Committee did not consider achievement of individual performance goals when determining awards under the MICP because the threshold for incentive payments under the 2008 MICP was not met.

Long-Term Incentives

Alliant Energy awards long-term incentive compensation based on the achievement of longer-term, multi-year financial goals. We believe long-term incentive compensation aligns executives’ interests with those of Alliant Energy’s and our shareowners by compensating executive officers for long-term achievement of financial goals. Long-term incentive compensation takes the form of equity awards granted under our 2002 Equity Incentive Plan, as amended and restated.

Alliant Energy determines the value of long-term incentive amounts by benchmarking to the median value of long-term incentives paid by the peer group, assessing the individual performance of the executive officer and internal equity among our executives, and considering the competitiveness of the total direct compensation package. Based on these factors, the Committee approved, as a percentage of base salary, the following values of the long-term incentives awarded to the named executive officers for 2008: 250% for Mr. Harvey; 150% for Mr. Protsch; 125% for Ms. Swan; 70% for Mr. Aller; and 70% for Ms. Doyle. The Committee approves the dollar value of the long-term equity awards prior to the grant date. We grant the number of Alliant Energy shares necessary to approximate that dollar value based on the fair market value of Alliant Energy’s share price on the grant date. The grant price used for accounting purposes is fair market value of Alliant Energy’s common stock on the grant date. Our shares are not used for long-term incentive compensation.

The long-term incentive awards consist of performance contingent restricted stock and performance shares. Alliant Energy believes these two types of long-term equity awards provide incentives for our executive officers to produce value for our and Alliant Energy’s shareowners over the long-term on both an absolute basis and a relative basis. Performance contingent restricted stock granted in 2008 vests if income from continuing operations achieves 19% growth, which rewards absolute long-term growth. Performance shares vest and pay-out at varying levels depending on Alliant Energy’s total shareowner return as compared to the S&P Midcap Utilities Index, which rewards relative total shareowner return. The Committee granted long-term equity awards in 2008 consisting of 50% performance contingent restricted stock and 50% performance shares to equally reward both relative long term growth and total shareowner return.

Performance contingent restricted stock granted prior to 2008 vests if Alliant Energy consolidated earnings per share from continuing operations achieves 116% growth, which is 5% compounded year over year growth for three years. For performance contingent restricted stock granted in 2008, the Committee changed the performance criteria from earnings per share from continuing operations to income from continuing operations to mitigate volatility in earnings per share that can be caused by increasing or decreasing the number of shares outstanding. The Committee increased the growth rate of income that must be achieved for the performance criteria to be met from 5% to 6% compounded year over year growth for three years. The Committee believed that the increase would better align management’s interests with the high expected growth in earnings during the planned new generation build out period.

The vesting of the performance contingent restricted stock granted in 2008 is based on Alliant Energy’s growth in income from continuing operations using Alliant Energy’s final income from continuing operations in 2007 as the base, which was adjusted to remove the after tax gain on the sale of the electric transmission assets of Alliant Energy’s Iowa utility as this was a non-recurring event. The base adjusted income from continuing operations was $302 million. The performance contingent restricted stock granted in 2008 vests if Alliant Energy achieves income from continuing operations growth of 19% from 2007, within a four year period. The 19% growth is based on achieving 6% compounded year over year growth over a three year period. The target income from continuing operations is $359.4 million. In no case may the restricted stock vest earlier than two years from the grant date, and all shares will be forfeited if the income from continuing operations target is not met at the end of the four-year period.

The payout of performance shares granted in 2008 is based on Alliant Energy’s total shareowner return over three years. Performance shares will provide a 100% payout, or target payout, if Alliant Energy’s relative total shareowner return over three years is equal to the median performance of a specific peer group selected by the Committee. The Committee selected the S&P Midcap Utilities Index as the peer group for the 2008 grants of performance shares.

Performance share payouts are capped at 200% of the target payout if Alliant Energy’s total shareowner return is at or above the 90th percentile of the total shareowner return of the S&P Midcap Utilities Index. The payout would be 50% of the target payout if Alliant Energy’s total shareowner return was in the 40th percentile of the total shareowner return of the S&P Midcap Utilities Index. There would be no payout if Alliant Energy’s total shareowner return fell below the 40th percentile of the S&P Midcap Utilities Index. Performance shares allow the executive to receive a payment in shares of Alliant Energy common stock, cash, or a combination of Alliant Energy common stock and cash, the value of which is equal to the number of shares awarded, adjusted by the performance multiplier. The Committee generally requires an executive that has not met the share ownership guidelines to take a payment in Alliant Energy common stock or a combination of 50% common stock and 50% cash in order to bring the executive closer to achieving the share ownership guideline. If the executive chooses to take the payment in cash, the amount of the payout is determined by multiplying the number of shares earned by the average of the high and low trading prices on a date chosen by the Committee. The Committee chooses this date in advance of issuing the shares.

In 2009, the Committee determined that Alliant Energy achieved its performance levels for the performance shares granted in 2006. Alliant Energy’s relative total shareowner return performance for the three years ended Dec. 31, 2008 was at the 75th percentile. Due to the total shareowner return goal being achieved, Alliant Energy had a performance share payout of 162.5% of target for the 2006 grant. Also in 2009, following the confirmation from Alliant Energy’s audited financial statements, the Committee determined that the performance contingent restricted stock granted in 2007 did not vest due to Alliant Energy’s earnings per share from continuing operations growth after two years. Alliant Energy’s 2007 diluted earnings per share from continuing operations growth goal was $2.55. Alliant Energy’s earnings per share from continuing operations for the year ended Dec. 31, 2008 was $2.54.

The Committee approves the dollar value of the long-term equity awards prior to the grant date. The grant date of the awards that Alliant Energy made in 2008 to our executive officers was the first business day of the year, which maximized the time period for the incentives associated with the awards. The grant price used for accounting purposes was the fair market value of Alliant Energy’s common stock on the grant date and the value of the awards were reported in Alliant Energy’s financial statements in accordance with FAS 123(R).

Alliant Energy no longer grants stock options as incentive compensation. Alliant Energy determined that performance contingent restricted stock and performance shares provide equally motivating forms of equity incentive compensation and reduce potential dilution of Alliant Energy’s shareowners because fewer shares need be granted. Alliant Energy’s last stock options were granted in 2004 and expire in 2014.

Other Benefits

Alliant Energy also offers benefit programs to our executive officers with a focus towards their retirement consistent with those of the peer group. These programs include 401(k), deferred compensation and pension benefits. The benefit programs are designed to be competitive in attracting, retaining and motivating key executives and employees by providing competitive retirement benefits. We apply the same peer group benchmarking approach in designing these programs in that we benchmark to median levels of benefit and design elements. The Committee reviews benefit programs on an annual basis to determine effectiveness and identify any necessary changes. The retirement-related benefit plans were all reviewed during 2008 by the Committee with several changes implemented. A brief description of the plans with associated changes follows.

401(k) Savings Plan

All of our salaried employees, including our executive officers, are eligible to participate in Alliant Energy’s 401(k) Plan. Alliant Energy matches $0.50 on each dollar for the first 8% of compensation deferred by the employee up to the IRS maximum. Beginning Aug. 3, 2008, we enhanced benefits under the 401(k) Plan to offset a freeze of the Alliant Energy Cash Balance Pension Plan. See “Pension Benefits” below for more information. Alliant Energy now contributes a percentage of salaried employees’ salaries to their 401(k) accounts in addition to the company match. The amount of Alliant Energy contribution ranges from 4% to 6% of an employee’s salary. The amount of Alliant Energy contribution depends on the employee’s age and number of years of service at the company.

Alliant Energy Deferred Compensation Plan

The Alliant Energy Deferred Compensation Plan, or AEDCP, enables participants, including our executive officers, to defer up to 100% of base salary and annual incentive awards on a pre-tax basis and to receive earnings or incur losses on the deferrals until the date of distribution. The AEDCP provides tax deferred savings and post-retirement income to our executive officers. The shares of Alliant Energy common stock identified as obligations under the AEDCP are held in a rabbi trust. Alliant Energy offers the AEDCP as part of the executives’ competitive compensation package to permit executives to take advantage of the tax code in saving for their retirement. We believe the AEDCP is in line with offerings from the peer group. See “Nonqualified Deferred Compensation” below for more information regarding the AEDCP.

Cash Balance Pension Plan

Certain of our salaried employees, including our executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan. This defined benefit plan is portable, offers flexible payment options and steady growth of retirement funds. Future accruals to the Cash Balance Pension Plan were frozen for participants effective Aug. 2, 2008. See “Pension Benefits” below for more information regarding the Alliant Energy Cash Balance Pension Plan.

Excess Retirement Plan

Certain of our salaried employees, including our executive officers, participate in the unfunded Alliant Energy Excess Retirement Plan. The plan is intended to provide the accruals that the participants would have earned under the Alliant Energy Cash Balance Pension Plan and the Alliant Energy 401(k) Savings Plan but for statutory limitations on employer-provided benefits imposed on those tax-qualified plans.

Supplemental Executive Retirement Plan

Our executives who are vice presidents or above, including our named executive officers, participate in Alliant Energy’s unfunded Supplemental Executive Retirement Plan, or SERP. Alliant Energy provides the SERP as an incentive for key executives to remain in Alliant Energy’s service by providing retirement compensation in addition to the benefits provided by the pension plan, which are limited by the tax code, that is payable only if the executive remains with Alliant Energy until retirement, disability or death. See “Pension Benefits” below for more information regarding the SERP.

Split Dollar / Reverse Split Dollar Life Insurance Plan

Certain executive officers, including Messrs. Harvey and Protsch and Ms. Swan, receive individually owned life insurance policies. Alliant Energy pays the premiums for this insurance and these payments are taxable to the individual officers. These specific policies were grandfathered in 1998 and we no longer offer the policies to other executive officers as part of total executive compensation.

Perquisites

Alliant Energy provides our officers, including our named executive officers, with a Flexible Perquisite Program. The program provides a specified amount of funds to our executives to use for benefits, including an annual fixed automobile allowance, financial planning and legal services, a variety of club memberships and long-term care insurance. The Committee reviews this program on an annual basis as part of our total compensation offering to determine its merits and the use of similar programs by our peer group. The last review took place at our December 2008 Committee meeting where Towers Perrin provided an update on market trends for these programs. The Committee determined that the Flexible Perquisite Program continued to be comparable to continuing programs found in the market and should continue as a component of total executive compensation. For 2009, the Committee set the Flexible Perquisite Program funding amounts at $26,000 for Mr. Harvey; $20,000 for Mr. Protsch; $17,500 for Ms. Swan; $14,000 for Mr. Aller; and $11,000 for Ms. Doyle which represented no change from 2008. Our executive officers are also eligible for moderately more generous health and dental insurance, accidental death insurance, disability insurance, vacation, and other similar benefit programs than the balance of our non-bargaining unit employees.

Post-Termination Compensation

KEESAs

Alliant Energy currently has in effect key executive employment and severance agreements, or KEESAs, with our executive officers, including our named executive officers, and certain of our key employees. The KEESA is designed to provide economic protection to key executives following a change in control of Alliant Energy so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider a change of control transaction. We believe the security afforded the executives by the KEESA will help the executives to remain focused on business continuity and reduce the distraction of the executive’s reasonable personal concerns regarding future employment. We also believe that the KEESA allows the executive to better consider the best interests of Alliant Energy and its shareowners due to the economic security provided by the KEESA benefits.

The KEESAs are triggered if, within a period of up to three years after a change in control for Mr. Harvey, Mr. Protsch or Ms. Swan and two years for Mr. Aller or Ms. Doyle, there has occurred both a change in control and loss of employment, causing KEESA benefits to be subject to a “double trigger.” We implemented the double trigger mechanism to ensure that only those executives adversely affected by a change in control would receive benefits under the KEESA. The cash termination benefit under the KEESA is up to three times base salary and target bonus for Mr. Harvey, Mr. Protsch and Ms. Swan and two times base salary and target bonus for Mr. Aller and Ms. Doyle.

The KEESAs for Mr. Aller and Ms. Doyle provide that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Internal Revenue Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which we may pay without loss of deduction under the Code. The KEESAs for Mr. Harvey, Mr. Protsch and Ms. Swan provide that if any payments constitute an excess parachute payment, Alliant Energy will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment.

We believe the level of the benefits provided by the KEESAs to each executive officer reflects the amount of work that would be required of them during a change in control transaction as well as the amount of opportunities they would be asked to forego to assist the change in control transaction rather than seek future employment. Top executives are required to put forth greater effort to ensure a smooth change in control of a company and we believe that it would take a longer time for them to find comparable employment based on their attained career status. The elevated positions held by Messrs. Harvey and Protsch and Ms. Swan cause us to believe that this analysis is especially true for them. Therefore, they receive the highest benefit level and a tax-gross up. We believe the benefits provided in the KEESA to our executive officers are comparable with industry practice.

In consideration of the KEESA benefits, the executive agrees not to compete with Alliant Energy and us for a period of one year after the executive leaves Alliant Energy and to keep in confidence any proprietary information or confidential information for a period of five years after the executive leaves Alliant Energy. Both of these conditions can be waived in writing by Alliant Energy’s board of directors.

See “Potential Payments upon Termination or Change in Control” for more information regarding the KEESAs.

Executive Severance Plan

Alliant Energy also maintains a general executive severance plan for executive officers in the event that an officer’s position has been eliminated or significantly altered by Alliant Energy. The executive severance plan is designed to provide economic protection to key executives following the elimination of their position so that executives can remain focused on our business without undue personal concern. We recognize that circumstances may arise in which we may consider eliminating certain key positions that are no longer necessary. We believe the security afforded the executives by the severance plan will keep the executives focused on their duties at our company rather than on their personal concerns of job security. The plan provides for a minimum level of severance equal to one times base salary, payment of pro-rated incentive compensation within the discretion of the chief executive officer, up to 18 months of COBRA coverage, six months of which are paid by Alliant Energy, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. All executive officer severance packages are approved by the Committee. We believe our executive severance plan is consistent with plans throughout the industry.

See “Potential Payments upon Termination or Change in Control” for more information regarding the Executive Severance Plan.

Employment Agreements

We do not have any employment agreements with our executive officers.

Share Ownership Guidelines

Alliant Energy established share ownership guidelines for our executive officers as a way to better align the financial interests of officers with those of shareowners. Under these guidelines, the requisite ownership numbers are 85,000 shares of Alliant Energy common stock for Mr. Harvey, 36,000 shares for Mr. Protsch and Ms. Swan and 12,000 shares for Mr. Aller and Ms. Doyle. The executive officers are expected to make continuing progress toward compliance with these guidelines and achieve their designated levels within five years of being appointed as an officer. We monitor each officer’s progression towards achievement of these guidelines on a semi-annual basis.

The share ownership guidelines have an impact upon the payout of awards for performance shares. If executives have not yet met their share ownership level, they are required to receive at least 50% of any performance share payout made upon the vesting of the performance shares in shares of Alliant Energy’s common stock. In addition, once the performance or time-based restrictions lapse on shares of performance contingent or time-based restricted stock, these shares are counted towards achievement of share ownership guidelines. Our chief executive officer retains the right to grant special dispensation for hardship, promotions or new hires. All of our named executive officers have met their share ownership guidelines. Their share holdings are shown in the “Ownership of Voting Securities” table above.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to our chief executive officer and the three other most highly compensated executive officers (excluding our chief financial officer) to $1 million, unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee’s commitment to link compensation with performance as described above, the Committee intends to qualify future compensation paid to our executive officers for deductibility by us under Section 162(m) except in limited appropriate circumstances. All equity compensation plans are accounted for under FAS 123(R).

In 2008, Alliant Energy amended the SERP, KEESAs and Severance Plan to comply with the deferred compensation election and payment timing requirements of Internal Revenue Code Section 409A.

The Public Service Commission of Wisconsin allows us to recover from customers portions of incentive compensation payments attributable to customer service and reliability goals. We have structured our compensation program to participate in this allowed recovery.

Conclusion

The Committee is provided with appropriate information and reviews all components of our chief executive officer’s and other executive officers’ compensation. Based on this information, the Committee seeks to implement executive compensation that is appropriately tied to the performance of the executives on behalf of shareowners, employees and customers.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with our Audit Committee and our management. Based on the Committee’s reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended Dec. 31, 2008, for filing with the SEC.

The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for our executive officers. In addition, the Committee believes that the short- and long-term performance incentives effectively align the interests of executive officers and shareowners toward a successful future for our company.

COMPENSATION AND PERSONNEL COMMITTEE

Ann K. Newhall (Chairperson)

Darryl B. Hazel

Dean C. Oestreich

Carol P. Sanders

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid to or earned by our chief executive officer, our chief financial officer (which for all of 2008 was Mr. Protsch) and our next three highest paid executive officers for all services rendered to us, Alliant Energy and Alliant Energy’s other subsidiaries in 2008, 2007 and 2006. We refer to such individuals in this proxy statement collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William D. Harvey Chairman and Chief Executive Officer	2008	$850,962	$0	$842,408	$0	$0	$2,103,000	$262,562	$4,058,932
	2007	$811,962	$0	$2,794,112	$0	$677,160	$3,844,938	$226,340	$8,354,512
	2006	$745,192	$151,875	$2,398,279	$32,148	$860,625	$689,334	$162,962	$5,040,415
Eliot G. Protsch Chief Operating Officer	2008	$498,515	$0	$325,868	$0	$0	$651,000	$129,785	$1,605,168
	2007	$477,427	$0	$1,170,638	$0	$293,216	$1,757,578	$108,774	$3,807,633
	2006	$454,519	$65,213	$1,263,614	$17,856	$369,540	$191,983	$109,941	$2,472,666
Barbara J. Swan President	2008	$377,669	$0	$141,131	$0	$0	$492,000	$84,344	$1,095,144
	2007	$362,081	$0	$697,271	$0	$174,724	$245,478	$63,289	$1,542,843
	2006	$342,116	$36,872	$821,333	$13,816	$208,941	$123,800	$57,299	$1,604,177
Thomas L. Aller Senior Vice President- Energy Resource Development	2008	$269,404	$30,000	$57,002	$0	$0	$0	$40,036	$396,442
	2007	$258,346	$0	$304,690	$0	$90,640	$152,628	$31,199	$837,503
	2006	$249,523	$23,625	$458,293	$9,356	$133,875	$188,916	$28,179	$1,091,767
Dundeana K. Doyle Senior Vice President- Energy Delivery	2008	$256,669	$0	$51,530	$0	$0	$94,791	$44,579	$447,569
	2007	$236,696	$0	$229,758	$0	$77,776	$91,558	$33,206	$668,994
	2006	$223,567	$17,719	$291,426	$4,638	$100,406	$65,785	$38,118	$741,659

(1)	The amounts shown in this column include amounts deferred by the named executive officers in the Alliant Energy Deferred Compensation Plan Stock Account. See “Nonqualified Deferred Compensation.”

(2)

The amounts in this column for 2006 represent the difference between the amounts the named executive officers received under Alliant Energy’s MICP for 2006 as a result of the waiver by the Compensation and Personnel Committee of the cash flow performance measure and what the amounts received under Alliant Energy’s MICP for 2006 would have been without the waiver. The amount shown for Mr. Aller in 2008 is a discretionary bonus awarded by the Committee to Mr. Aller in recognition of the leadership he provided Alliant Energy, IPL’s customers and the community of Cedar Rapids, Iowa, during the flood that occurred in June 2008.

(3)

The amounts in this column reflect the dollar amount Alliant Energy recognized for financial statement reporting purposes for the fiscal years ended Dec. 31, 2006, 2007 and 2008, in accordance with FAS 123(R) (disregarding the estimate of forfeitures relating to service-based vesting), of awards pursuant to Alliant Energy’s 2002 Equity Incentive Plan and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in Note 6(b) to Alliant Energy’s audited financial statements for the fiscal year ended Dec. 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on Feb. 27, 2009.

(4)

The amounts in this column reflect the dollar amount Alliant Energy recognized for financial statement reporting purposes for the fiscal year ended Dec. 31, 2006 in accordance with FAS 123(R) (disregarding the estimate of forfeitures relating to service-based vesting), of awards pursuant to Alliant Energy’s 2002 Equity Incentive Plan and thus include amounts from awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in Note 6(b) to Alliant Energy’s audited financial statements for the fiscal year ended Dec. 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(5)

The amounts in this column represent cash amounts received by the executive officers under Alliant Energy’s MICP for services performed in 2006, 2007 and 2008 that were paid in 2007, 2008 and 2009, respectively.

(6)

The amounts in this column reflect (a) the actuarial increase in the present value of the named executive officers benefits under all pension plans established by Alliant Energy determined using the assumptions and methods set forth in footnote (1) to the Pension Benefits table below, which may include amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested, and (b) amounts representing above market interest on non-qualified deferred compensation. The above market interest was calculated to be equal to the amount by which the interest on deferred compensation in a frozen legacy deferred compensation plan in 2008 (11% on deferrals made prior to July 1, 1993 and 9% on deferrals made on or after July 1, 1993) exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set (120% of this rate was 5.35%). The following represents the breakdown for each of the change in pension value and above market interest on deferred compensation, respectively, for each named executive officer: Mr. Harvey, $2,103,000/$0; Mr. Protsch, $651,000/$0; Ms. Swan, $492,000/$0; Mr. Aller, $0/$0; and Ms. Doyle, $89,000/$5,791.

(7)	The table below shows the components of the compensation reflected under this column for 2008:

Name	Perquisites and Other Personal Benefits (a)	Registrant Contributions to Defined Contribution Plans (b)	Life Insurance Premiums (c)	Tax Reimbursements (d)	Dividends (e)	Total
William D. Harvey	$21,668	$26,400	$68,955	$26,459	$119,080	$262,562
Eliot G. Protsch	$19,659	$23,445	$31,661	$5,393	$49,627	$129,785
Barbara J. Swan	$24,475	$19,823	$15,234	$8,217	$16,595	$84,344
Thomas L. Aller	$18,883	$13,073	$1,810	$0	$6,270	$40,036
Dundeana K. Doyle	$9,701	$13,061	$10,314	$6,092	$5,411	$44,579

(a)	Consists of allowance pursuant to Alliant Energy’s Flexible Perquisite Program that may be utilized for automobile allowance; financial planning and legal services; club memberships; and premiums for additional long-term disability coverage. This amount also includes Alliant Energy contributions to the executive for a consumer driven health plan above the amount provided to other non-bargaining employees enrolled in that plan and the cost of spousal travel on company owned aircraft. Because an executive’s spouse accompanies the executive on a flight when the executive is traveling for business purposes, Alliant Energy does not incur additional direct operating cost in such situations. However, the personal use of the company owned aircraft is imputed income to the named executive officer and is calculated on Standard Industry Fare Level rates published periodically by the Internal Revenue Service.
(i)	For Mr. Harvey, $12,000 of his perquisite allowance was for automobile allowance.
(ii)	No other named executive officer had a single perquisite item in excess of $10,000.
(b)	Matching contributions to the Alliant Energy 401(k) Savings Plan and the Alliant Energy Deferred Compensation Plan, employer contributions based on age and service to the Alliant Energy 401(k) Savings Plan accounts and employer defined contributions to the Alliant Energy Excess Retirement Plan.
(c)	All life insurance premiums.
(d)	Tax reimbursements for split and reverse dollar life insurance and, in the case of Mr. Harvey only, financial planning and legal services.
(e)	Dividends earned in 2008 on unvested restricted stock.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that Alliant Energy granted to our named executive officers in 2008.

Name				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)
	Grant Date		Committee Approval Date	Threshold ($) 20%	Target ($) 100%	Maximum ($) 200%	Threshold (#) 50%	Target (#) 100%	Maximum (#) 200%	Grant Date Fair Value of Stock Awards(5)
William D. Harvey	1/2/2008	(2)	12/12/2007				13,044	26,087	52,174	$1,056,263
	1/2/2008	(3)	12/12/2007					26,087		$1,056,263
			12/12/2007	$160,550	$802,750	$1,605,500
Eliot G. Protsch	1/2/2008	(2)	12/12/2007				4,585	9,169	18,338	$371,253
	1/2/2008	(3)	12/12/2007					9,169		$371,253
			12/12/2007	$69,300	$346,500	$693,000
Barbara J. Swan	1/2/2008	(2)	12/12/2007				2,894	5,788	11,576	$234,356
	1/2/2008	(3)	12/12/2007					5,788		$234,356
			12/12/2007	$41,250	$206,250	$412,500
Thomas L. Aller	1/2/2008	(2)	12/12/2007				1,156	2,312	4,624	$93,613
	1/2/2008	(3)	12/12/2007					2,312		$93,613
			12/12/2007	$24,075	$120,375	$240,750
Dundeana K. Doyle	1/2/2008	(2)	12/12/2007				1,102	2,204	4,408	$89,240
	1/2/2008	(3)	12/12/2007					2,204		$89,240
			12/12/2007	$20,400	$102,000	$204,000

(1)

The amounts shown represent the threshold, target and maximum awards that could have been earned by each of our named executive officers under Alliant Energy’s MICP for 2008 as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Short-Term Incentives.” The threshold payment level under the MICP was 20% of the target amount. The maximum payment level under the MICP was 200% of the target amount. No payments were earned for 2008 under the MICP as shown in the “Non-Equity Compensation Plan” column of the Summary Compensation Table above.

(2)

The amounts shown represent the threshold, target and maximum amounts of performance shares that were awarded in 2008 to the named executive officers under Alliant Energy’s 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.” The threshold amount is 50% of the target amount. The maximum amount is 200% of the target amount.

(3)

Represents the number of shares of performance contingent restricted stock that were awarded in 2008 to the named executive officers under Alliant Energy’s 2002 Equity Incentive Plan as described more fully under “Compensation Discussion and Analysis – Compensation Elements and Design – Long-Term Incentives.”

(4)	Performance contingent restricted stock awards granted in 2008 accumulate dividends on the same basis as shares of Alliant Energy’s common stock.

(5)	The grant date fair value of each equity award was computed in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding Alliant Energy stock option awards and unvested stock awards held by our named executive officers on Dec. 31, 2008.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
William D. Harvey	21,798		$31.54	1/2/2011
	11,258		$25.93	2/9/2014
					31,554	$920,746			(4a)
							31,931	$931,747	(5)
							24,677	$720,075	(6)
							22,981	$670,586	(7)
							27,167	$792,733	(8)
							26,087	$761,219	(9)
Eliot G. Protsch					15,777	$460,373			(4b)
							11,300	$329,734	(5)
							9,106	$265,713	(6)
							8,480	$247,446	(7)
							9,549	$278,640	(8)
							9,169	$267,551	(9)
							7,344	$214,298	(5)
Barbara J. Swan							6,139	$179,136	(6)
							5,717	$166,822	(7)
							6,028	$175,897	(8)
							5,788	$168,894	(9)
Thomas L. Aller	13,255		$29.88	6/1/2009
	14,307		$28.59	1/19/2010
	12,229		$31.54	1/2/2011
	17,438		$27.79	5/16/2012
	17,438		$16.82	1/21/2013
	18,767		$24.90	1/2/2014
	2,887		$25.93	2/9/2014
							3,104	$90,575	(5)
							2,189	$63,875	(6)
							2,039	$59,498	(7)
							2,408	$70,265	(8)
							2,312	$67,464	(9)
							2,394	$69,857	(5)
Dundeana K. Doyle							1,672	$48,789	(6)
							1,557	$45,433	(7)
							2,295	$66,968	(8)
							2,204	$64,313	(9)

(1)	The exercise price for all stock option grants is the fair market value of Alliant Energy’s common stock on the date of grant.

(2)	The value of unvested shares is calculated by using the closing price of Alliant Energy’s common stock of $29.18 on Dec. 31, 2008.

(3)

This column reports dollar amounts that would be received for the equity awards based upon the executive’s achievement at the target performance level, plus dividends accumulated on the performance contingent restricted stock.

(4a)	Time-based restricted stock granted on July 11, 2005. The shares vest 50% and 50% per year in the 4th and 5th years, respectively.

(4b)	Time-based restricted stock granted on July 11, 2005. The shares vest 37.5% and 62.5% per year in the 4th and 5th years, respectively.

(5)	Performance shares granted on Jan. 3, 2006. Vesting occurs if the performance criterion is met in 3 years.

(6)	Performance contingent restricted stock granted on Jan. 3, 2007. Vesting occurs if the performance criterion is met in 3 or 4 years.

(7)	Performance shares granted on Jan. 3, 2007. Vesting occurs if the performance criterion is met in 3 years.

(8)	Performance contingent restricted stock granted on Jan. 2, 2008. Vesting occurs if the performance criterion is met in 2, 3 or 4 years.

(9)	Performance shares granted on Jan. 2, 2008. Vesting occurs if the performance criterion is met in 3 years.

OPTION EXERCISES AND STOCK VESTED

The following table shows a summary of the Alliant Energy stock options exercised by our named executive officers in 2008 and Alliant Energy stock awards vested for the named executive officers during 2008.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Long-Term Incentive Plan	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)(3)
William D. Harvey	0	$0	Time-Based Restricted stock	7,720	$262,634
			Performance Shares	51,888	$1,541,852
Eliot G. Protsch	0	$0	Time-Based Restricted stock	3,860	$131,317
			Performance Shares	18,363	$545,657
Barbara J. Swan	0	$0	Performance Shares	11,934	$354,619
Thomas L. Aller	0	$0	Performance Shares	5,044	$149,882
Dundeana K. Doyle	0	$0	Performance Shares	3,890	$115,591

(1)

Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of Alliant Energy’s common stock on the exercise date and the exercise price of options.

(2)

Reflects an amount calculated (i) by multiplying the number of shares of time-based restricted stock which vested for Messrs. Harvey and Protsch on July 11, 2008 with a market price of Alliant Energy’s common stock of $34.02; and (ii) by multiplying the vested number of the 2006 performance shares by the market price of Alliant Energy’s common stock on Jan. 2, 2009 of $29.34, plus dividend equivalents on such shares.

(3)

Executive officers receiving a payout of their performance shares awarded in 2006 for the performance period ending Dec. 31, 2008 could elect to receive their award in cash, in shares of Alliant Energy common stock, or partially in cash and partially in Alliant Energy’s common stock. Messrs. Harvey and Protsch elected to receive 50% of their awards in Alliant Energy common stock and 50% of their awards in cash. All other named executive officers elected to receive their awards 100% in cash.

PENSION BENEFITS

The table below sets forth the number of years of credited service, the present value of accumulated benefits and payments during 2008 for each of our named executive officers under the Alliant Energy Cash Balance Pension Plan, Excess Retirement Plan and Supplemental Executive Retirement Plan which are each described below. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to our named executive officers, which will only be known at the time that they become eligible for payment.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During 2008 ($)
William D. Harvey	Cash Balance Plan	21.0	$633,000	$0
	Excess Retirement Plan	21.4	$1,799,000	$0
	SERP	21.4	$7,443,000	$0
		Total	$9,875,000	$0
Eliot G. Protsch	Cash Balance Plan	28.8	$658,000	$0
	Excess Retirement Plan	29.2	$857,000	$0
	SERP	29.2	$3,923,000	$0
		Total	$5,438,000	$0
Barbara J. Swan	Cash Balance Plan	19.6	$523,000	$0
	Excess Retirement Plan	20.0	$360,000	$0
	SERP	20.0	$2,853,000	$0
		Total	$3,736,000	$0
Thomas L. Aller	Cash Balance Plan	15.2	$143,000	$0
	Excess Retirement Plan	15.6	$28,000	$0
	SERP	15.6	$1,408,000	$0
		Total	$1,579,000	$0
Dundeana K. Doyle	Cash Balance Plan	23.6	$336,000	$0
	Excess Retirement Plan	24.0	$28,000	$0
	SERP	24.0	$457,000	$0
		Total	$821,000	$0

(1)

FAS 158 required Alliant Energy to change the measurement date for the plans included in this table from Sept. 30 to Dec. 31 effective for the 2008 fiscal year. The following assumptions, among others, were used: that the participant retires at age 62; that the benefit calculation date is Dec. 31, 2008, consistent with Alliant Energy’s accounting measurement date for financial statement reporting purposes; that the discount rate is 6.15% (compared to 6.20% as of Sept. 30, 2007); that the post-retirement mortality assumption is based on the RP-2000 table with white collar adjustment and a 10-year projection; that the form of payment is 80% lump sum and 20% annuity; and, for participants who are not yet eligible to retire with a SERP benefit, that the SERP accrues ratably over the participant’s career until such eligibility date. For purposes of the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table, the actuarial values of the accumulated plan benefits were calculated using an annualized approach whereby the actual change in pension present values from Sept. 30, 2007 to Dec. 31, 2008 was pro-rated by 12/15ths.

Alliant Energy Cash Balance Pension Plan — Our salaried employees, including our named executive officers, are eligible to participate in the Alliant Energy Cash Balance Pension Plan, or Pension Plan, that Alliant Energy maintains. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of Aug. 2, 1998, a starting account balance was created equal to the present value of the benefit accrued as of Dec. 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 through Aug. 2, 2008, a participant received annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items). For 1998 and thereafter, a participant also receives an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on Pension Plan assets for the year.

The life annuity payable under the Pension Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Pension Plan on Aug. 1, 1998, are in no event to receive any less than what would have been provided under the prior formula that was applicable to them, had it continued until Aug. 2, 2008.

All of our named executive officers participate in the Pension Plan and are “grandfathered” under the applicable prior plan benefit formula. Because their estimated benefits under the applicable prior plan benefit formula are expected to be higher than under the Pension Plan formula, utilizing current assumptions, the benefits for all of our named executive officers, with the exception of Mr. Aller, would currently be determined under the applicable prior plan benefit formula. To the extent benefits under the Pension Plan are limited by tax law, any excess will be paid under the Excess Retirement Plan described below. Pension Plan accruals ceased as of Aug. 2, 2008. This “freeze” applies to both the 5% of base pay annual credits to the hypothetical account balance and to the grandfathered prior plan formulas. Thereafter, active participants receive enhanced benefits under the Alliant Energy 401(k) Savings Plan.

WPL Plan A Prior Formula. One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. Our named executive officers covered by this formula are Messrs. Harvey and Protsch and Ms. Swan.

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan) and are reduced by up to 50% of Social Security benefits. The general formula is (i) 55% of final average compensation less 50% of Social Security benefits, the difference multiplied by (ii) a fraction not greater than 1, the numerator of which is the number of years of credit and the denominator of which is 30. This formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Messrs. Harvey and Protsch and Ms. Swan are eligible for early retirement because they are over age 55. For each year they would choose to retire and commence benefits prior to age 62, their benefits would be reduced by 5% per year. If benefits commence at or after age 62, there would be no reduction for early commencement prior to the normal retirement age of 65.

IES Industries Pension Plan Prior Formula. Another applicable prior plan formula applies to Ms. Doyle. This formula provides retirement income based on years of service, final average compensation, and Social Security covered compensation. Technically, this formula also applies to Mr. Aller, but his prior plan formula benefit is frozen in the annual amount of $7,607 payable at age 65; therefore, the regular Pension Plan formula is expected to apply to him.

The benefit formula for Ms. Doyle for service until the Aug. 2, 2008 freeze date is generally the benefit she had accrued under an old formula in existence prior to 1988 plus (i) 1.05% of average monthly compensation for years of service not in excess of 35, plus (ii) 0.50% of average monthly compensation in excess of Social Security covered compensation for years of service not in excess of 35, plus (iii) 1.38% of average monthly compensation for years of service in excess of 35. Compensation generally is the salary amount reported in the Summary Compensation Table, with the final average compensation being calculated based on the three highest calendar years of such pay. The formula provides the basic benefit payable for the life of the participant. If the participant receives an alternative form of payment, then the monthly benefit would be reduced accordingly.

Excess Retirement Plan — Alliant Energy maintains an unfunded Excess Retirement Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Excess Retirement Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and Alliant Energy’s actual contributions based on age and service to the 401(k) Savings Plan and what such benefits and contributions would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Supplemental Executive Retirement Plan — Alliant Energy maintains an unfunded Supplemental Executive Retirement Plan, or SERP, to provide incentive for key executives to remain in Alliant Energy’s service by providing additional compensation that is payable only if the executive remains with Alliant Energy until retirement, disability or death. While the SERP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of our named executive officers. Participants in the SERP must be approved by the Compensation and Personnel Committee.

For Messrs. Harvey and Protsch and Ms. Swan, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, Alliant Energy’s contributions based on age and service to the 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. Messrs. Harvey and Protsch and Ms. Swan are currently eligible to elect early retirement under such provisions. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for participants who have attained age 55 and have a minimum of 10 years of service in a senior executive position with Alliant Energy on or after April 21, 1998. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of five years, or for the lifetime of the participant.

For Mr. Aller, the SERP provides for payments of 50% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, Alliant Energy’s contributions based on age and service to the 401(k) Savings Plan, and the unfunded Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service and five or more years of continuous SERP employment, which age and service requirements Mr. Aller has already satisfied. If a participant retires prior to age 62, the 50% payment under the SERP is reduced by approximately 5% per year for each year the participant’s retirement date precedes his/her normal retirement date. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in annual installments over a period of five years, or in monthly installments for 18 years. Participants made their elections in December 2008.

For Ms. Doyle, the SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three consecutive years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan, Alliant Energy’s contributions based on age and service to the 401(k) Savings Plan, and the Excess Retirement Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least 10 years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. Payment of benefits under the SERP commences six months after the participant’s retirement. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of five years, or in monthly installments for 18 years.

Participants may change their form of payment once, provided that the new election is made at least 12 months prior to their retirement. If such an election is made, benefits under the SERP will not be paid for five years after they otherwise would have been.

For Messrs. Harvey and Protsch and Ms. Swan, if the lifetime benefit is selected, and for Mr. Aller and Ms. Doyle, if the monthly benefit is selected, and in either case the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children, payable for the remainder of the 12 year period. If the participant dies while still employed by Alliant Energy, the designated beneficiary shall receive a lump sum equal to the discounted value of retirement benefits for 12 years. For Messrs. Harvey and Protsch and Mses. Swan and Doyle, a post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth certain information as of Dec. 31, 2008 for each of our named executive officers with respect to the Alliant Energy Deferred Compensation Plan, which is described below.

Name	Executive Contributions in 2008 ($)(1)	Registrant Contributions in 2008 ($)(2)	Aggregate Earnings in 2008 ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2008 ($)
William D. Harvey	$837,865	$0	$(181,192)		$0	$3,792,344
Eliot G. Protsch	$298,159	$5,077	$(179,641)		$0	$3,157,723
Barbara J. Swan	$98,596	$4,229	$(290,938)		$70,186	$864,110
Thomas L. Aller	$0	$0	$(92,056)		$0	$269,968
Dundeana K. Doyle	$0	$0	$(62,772	)(4)	$0	$371,731

(1)	The amounts reported are also reported under the “Salary” or “Non-Equity Incentive Plan Compensation” headings in the Summary Compensation Table for 2008 or prior years.

(2)	The amounts reported in this column are also reported under the “All Other Compensation” heading in the Summary Compensation Table.

(3)

The following portions of the amounts reported in this column, which represent above-market interest on deferred compensation, were reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table for 2008 or prior years: Mr. Harvey – $37,938, Mr. Protsch – $37,578, Ms. Swan – $3,478, Mr. Aller – $1,628 and Ms. Doyle – $11,349.

(4)

Of this amount, $5,791, which represents above-market interest on deferred compensation, is reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” heading in the Summary Compensation Table for 2008.

Alliant Energy maintains the Alliant Energy Deferred Compensation Plan, or AEDCP, under which participants, including our named executive officers, may defer up to 100% of base salary and annual incentive compensation. Participants who have made the maximum allowed contribution to the Alliant Energy 401(k) Savings Plan may receive an additional credit to the AEDCP. The credit made in January 2009 was equal to 50% of (a), minus (b), where:

(a) equals the lesser of (i) 8% of base salary for the Plan Year (except that for the credit to be made in early 2009 based on 2008 compensation, such amount shall be the sum of 6% of base salary for the period Jan. 1 through July 31, 2008 plus 8% of base salary for Aug. 1 through Dec. 31, 2008), or (ii) the sum of the amounts (if any) contributed by the participant to the Alliant Energy 401(k) Savings Plan during the applicable year that were eligible for matching contributions under the Alliant Energy 401(k) Savings Plan, plus the amounts deferred by the participant during the applicable year under the AEDCP; and

(b) equals the amount of any matching contributions under the Alliant Energy 401(k) Savings Plan on behalf of the participant for the applicable year.

The participant may elect to have his or her deferrals credited to an Interest Account, Equity Account or the Alliant Energy Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Deferrals and matching contributions credited to the Equity Account are treated as invested in an S&P 500 index fund. Deferrals and matching contributions credited to the Alliant Energy Stock Account are treated as though invested in Alliant Energy common stock and are credited with dividend equivalents, which are treated as if reinvested. The shares of Alliant Energy common stock identified as obligations under the AEDCP are held in a rabbi trust. Payments from the AEDCP due to death or retirement may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Payments from the AEDCP for any reason other than death or retirement are made in a lump sum. Participants are selected by our chief executive officer. Messrs. Harvey, Protsch and Aller, and Mses. Swan and Doyle are participants in the AEDCP.

Alliant Energy maintains a frozen legacy deferred compensation plan, the IES Deferred Compensation Plan, in which Ms. Doyle maintains a frozen account. An interest credit is provided for the balance in the account at a rate of 11% for the balance in the account prior to July 1, 1993 and 9% on the remainder of the account. This plan was frozen on April 21, 1998 and no amounts have been deferred to the account since then.

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE IN CONTROL

The following tables describe potential payments and benefits under our compensation and benefit plans and arrangements to which our named executive officers would be entitled upon termination of employment or change in control of Alliant Energy. The estimated amount of compensation payable to each of our named executive officers in each situation is listed in the tables below assuming that the termination and/or change in control of Alliant Energy occurred at Dec. 31, 2008 and that Alliant Energy’s common stock is valued at $29.18, which was the closing market price for our common stock on Dec. 31, 2008. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control and therefore the actual amounts will vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables.

William D. Harvey	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$845,000	$—	$4,943,250	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,034	$—	$237,071	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$920,746	$920,746	$920,746	$920,746	$920,746	$920,746
Unearned Performance Contingent Restricted Stock	$558,243	$558,243	$558,243	$558,243	$558,243	$558,243
Unearned Performance Shares	$700,797	$700,797	$700,797	$700,797	$700,797	$700,797
Outplacement Services	$—	$—	$10,000	$—	$84,500	$—
Tax Preparation Assistance	$—	$—	$—	$—	$15,000	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$2,688,942	$—
Life Insurance Proceeds	$2,227,797	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$4,407,583	$2,179,786	$3,039,820	$2,179,786	$10,158,549	$2,179,786

Eliot G. Protsch	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$495,000	$—	$2,524,500	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$7,742	$—	$141,438	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$460,373	$460,373	$460,373	$460,373	$460,373	$460,373
Unearned Performance Contingent Restricted Stock	$202,509	$202,509	$202,509	$202,509	$202,509	$202,509
Unearned Performance Shares	$254,148	$254,148	$254,148	$254,148	$254,148	$254,148
Outplacement Services	$—	$—	$10,000	$—	$49,500	$—
Tax Preparation Assistance	$—	$—	$—	$—	$15,000	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$—	$—
Life Insurance Proceeds	$1,619,461	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$2,536,491	$917,030	$1,429,772	$917,030	$3,657,468	$917,030

Barbara J. Swan	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$375,000	$—	$1,743,750	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,034	$—	$75,908	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$133,557	$133,557	$133,557	$133,557	$133,557	$133,557
Unearned Performance Shares	$167,513	$167,513	$167,513	$167,513	$167,513	$167,513
Outplacement Services	$—	$—	$10,000	$—	$37,500	$—
Tax Preparation Assistance	$—	$—	$—	$—	$15,000	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Gross Up	n/a	n/a	n/a	n/a	$—	$—
Life Insurance Proceeds	$370,923	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$671,993	$301,070	$691,104	$301,070	$2,183,228	$301,070

Thomas L. Aller	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$267,500	$—	$775,750	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$5,034	$—	$23,758	$—
Lump Sum SERP	$—	$—	$—	$—	$—	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$49,518	$49,518	$49,518	$49,518	$49,518	$49,518
Unearned Performance Shares	$62,153	$62,153	$62,153	$62,153	$62,153	$62,153
Outplacement Services	$—	$—	$10,000	$—	$26,750	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	$—	n/a
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$111,671	$111,671	$394,205	$111,671	$947,929	$111,671

Dundeana K. Doyle	Death	Disability	Involuntary Termination Without Cause	Retirement	Change In Control and Termination without Cause or for Good Reason	Change In Control without Termination
Triggered Payouts
Cash Termination Payment	$—	$—	$255,000	$—	$714,000	$—
Life, Medical, Dental Insurance Continuation	$—	$—	$—	$—	$20,628	$—
Lump Sum SERP	$—	$—	$—	$—	$1,111,000	$—
Unvested Stock Options	$—	$—	$—	$—	$—	$—
Unvested Restricted Stock	$—	$—	$—	$—	$—	$—
Unearned Performance Contingent Restricted Stock	$41,144	$41,144	$41,144	$41,144	$41,144	$41,144
Unearned Performance Shares	$51,726	$51,726	$51,726	$51,726	$51,726	$51,726
Outplacement Services	$—	$—	$10,000	$—	$25,500	$—
Tax Preparation Assistance	$—	$—	$—	$—	$—	$—
Legal and Accounting Advisor Services	$—	$—	$—	$—	$10,000	$—
Excise Tax Cut Back	n/a	n/a	n/a	n/a	$(52,028)	n/a
Life Insurance Proceeds	$299,308	$—	$—	$—	$—	$—
Total Pre-tax Benefit	$392,178	$92,870	$357,870	$92,870	$1,921,970	$92,870

Change in Control Agreements

Alliant Energy currently has in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including our named executive officers, and certain of our key employees. The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two years (in the case of Mr. Aller or Ms. Doyle) after a change in control of Alliant Energy (as defined below), the officer’s employment is ended through (a) termination by Alliant Energy, other than by reason of death or disability or for cause (as defined below) or (b) termination by the officer for good reason (as defined below).

The KEESAs provide the following benefits, each of which are reflected in the tables above assuming the maximum potential amounts payable pursuant to the terms of the KEESAs:

•	reimbursement for up to 10% of the officer’s annual base salary for outplacement services;

•	continuation of life, hospital, medical and dental insurance coverage for up to three years (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two years (in the case of Mr. Aller or Ms. Doyle);

•

full vesting of the officer’s accrued benefit under any supplemental executive retirement plan, or SERP, and in any defined contribution retirement plan and deemed satisfaction of any minimum years of service requirement under the SERP (the amounts shown in the tables above assume a lump sum form of payment under the SERP using the 2008 lump sum interest rate of 4.63% and a single life annuity or lump sum payment under Alliant Energy’s qualified Cash Balance Pension Plan and nonqualified Unfunded Excess Plan), provided that the SERP benefit will not be received until the executive officer reaches age 55;

•	full vesting of any time-based restricted stock and stock options;

•	payment at target of all performance plan awards pursuant to any long-term incentive plan on a pro rata basis unless the award cycle has been in effect less than six months;

•

a cash termination payment of up to three times (in the case of Mr. Harvey, Mr. Protsch and Ms. Swan) or two times (in the case of Mr. Aller and Ms. Doyle) the sum of the officer’s annual base salary and the greater of the officer’s target bonus for the year in which the termination date occurs or the officer’s bonus in the year prior to the change in control which is immediately payable up to $460,000 (the limit provided in Section 409A of the Internal Revenue Code), with any amounts over $460,000 payable in six months after the termination date; and

•	reimbursement for up to $10,000 in legal or accounting advisor fees.

In addition, the KEESAs for Mr. Harvey, Mr. Protsch and Ms. Swan provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment” for purposes of the Internal Revenue Code, then Alliant Energy will pay the officer the amount necessary to offset the 20% excise tax imposed by the Internal Revenue Code and any additional taxes on this payment. In determining the amount of the excise tax gross-up included in the tables above, we made the following material assumptions: a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 6.75% state income tax rate for Mr. Harvey and Ms. Swan and a 8.98% state income tax rate for Mr. Protsch; the calculation also assumes that Alliant Energy would pay 18 months of COBRA coverage, the performance period for outstanding performance contingent restricted stock would be two years and that Alliant Energy can prove that the awards of performance contingent restricted stock and performance shares in 2008 were not made in connection with or contemplation of a change of control of Alliant Energy. Furthermore, it was assumed that no value will be attributed to reasonable compensation under any non-competition agreement. At the time of any change in control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax. The KEESAs for Mr. Aller and Ms. Doyle provide that if the aggregate payments under the KEESA or otherwise are an “excess parachute payment,” then the payments will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which the officer could receive without becoming subject to the 20% excise tax or which we may pay without loss of deduction under the Internal Revenue Code. For Mr. Aller and Ms. Doyle, the potential payment and benefit amounts shown in the tables above reflect this cutback provision from their KEESAs.

In consideration of the KEESA benefits, the executive officer agrees not to compete with Alliant Energy and us for a period of one year after the executive officer leaves employment and to keep in confidence any proprietary information or confidential information for a period of five years after the executive officer leaves Alliant Energy. Both of these conditions can be waived in writing by our Board of Directors.

Under the KEESAs, a “change in control” is deemed to have occurred if:

•	any person is or becomes the beneficial owner of securities representing 20% or more of Alliant Energy’s outstanding shares of common stock or combined voting power;

•	there is a change in the composition of Alliant Energy’s Board of Directors that is not approved by at least two-thirds of the existing directors;

•

Alliant Energy’s shareowners approve a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) in which Alliant Energy’s shareowners control less than 50% of combined voting power after the merger, consolidation or share exchange;

•	Alliant Energy’s shareowners approve of a plan of complete liquidation or dissolution or an agreement for the sale or disposition by Alliant Energy of all or substantially all of its assets.

Under the KEESAs, the term “cause” means:

•	engaging in intentional conduct that causes Alliant Energy demonstrable and serious financial injury;

•	conviction of a felony that substantially impairs the officer’s ability to perform duties or responsibilities; or

•	continuing willful and unreasonable refusal by an officer to perform duties or responsibilities.

Under the KEESAs, the term “good reason” means:

•	a material breach of the agreement by Alliant Energy;

•	a material diminution in the officer’s base compensation;

•	a material diminution in the officer’s authority, duties, or responsibilities, including a material diminution in the budget over which he or she retains authority; or

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the officer is required to report, including a requirement that he or she report to a corporate officer or employee instead of reporting directly to the board of directors.

Stock Option Agreements

The agreements under which Alliant Energy has awarded stock options to our executive officers provide that:

•	if the officer’s employment is terminated by reason of death or disability, then the options will immediately vest and remain exercisable for twelve months after such termination;

•

if the officer’s employment is terminated by reason of retirement after satisfying the minimum requirements for early retirement under the Alliant Energy Cash Balance Pension Plan, then the options will immediately vest and may be exercised for three years after such termination; and

•

upon a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, the options will immediately vest and become exercisable.

The tables above include the amounts by which the closing price of Alliant Energy’s common stock on Dec. 31, 2008 exceeds the exercise price for unvested options held by our named executive officers.

Restricted Stock Agreements

The agreements under which Alliant Energy has awarded restricted stock to our executive officers provide that the forfeiture restrictions on such restricted stock will immediately lapse upon:

•	a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs;

•	the termination of the officer’s employment by reason of death or disability; and

•	the termination of the officer’s employment without cause, which is defined in the same manner as under the KEESAs.

The tables above include the amounts attributable to unvested restricted stock held by our named executive officers valued at the closing price of Alliant Energy’s common stock on Dec. 31, 2008.

Performance Contingent Restricted Stock Agreements and Performance Share Agreements

The agreements under which Alliant Energy has awarded performance contingent restricted stock and performance shares to our executive officers provide that:

•

if the performance contingency under the award is satisfied and if the officer’s employment is terminated by reason of death, disability, involuntary termination without cause (which means the admission by or conviction of the officer of an act of fraud, embezzlement, theft, or other criminal act constituting a felony involving moral turpitude) or retirement (which means after the officer has reached age 55 with 10 years of service), then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period to the total number of months in the performance period; and

•

if a change in control of Alliant Energy, which is defined in the same manner as under the KEESAs except that the trigger for a merger consolidation or share exchange will only be triggered upon consummation of such a transaction, at least 180 days after the date of the award, then the officer will be entitled to a prorated number of shares based on the ratio of the number of months the officer was employed during the performance period up to the change in control to 36 (unless the performance period was already into its fourth year, in which case the denominator would be 48).

The tables above include the amounts attributable to the pro rata shares that would be received by our named executive officers valued at the closing price of Alliant Energy’s common stock on Dec. 31, 2008 assuming, in the case of a termination by reason of death, disability, involuntary termination without cause or retirement, that the applicable performance contingency was satisfied.

Executive Severance Plan

Alliant Energy also maintains a general executive severance plan for our executive officers and general managers that applies when the officer’s or manager’s position is eliminated or significantly altered by Alliant Energy. The plan provides for a minimum level of severance equal to one times base salary, except that any amount over the Code Section 409A limit (currently about $460,000) will be delayed for six months, payment of pro-rated incentive compensation as within the discretion of the chief executive officer, up to 18 months of COBRA coverage, six months of which are paid by us, outplacement services and/or tuition reimbursement of up to $10,000, and access to our employee assistance program. Eligibility for benefits under this plan is conditioned upon the executive executing a severance agreement and release form. All executive officer severance packages are approved by the Compensation and Personnel Committee.

Life Insurance Proceeds

The amounts shown in the tables above reflect proceeds to be paid to the executive officer’s beneficiaries pursuant to life insurance policies Alliant Energy offers that are not otherwise available to all employees (i.e., split dollar and/or reverse split dollar policies, as applicable).

Pension Plans

The tables above do not include any amounts for the Alliant Energy Cash Balance Pension Plan or the unfunded Excess Retirement Plan because those plans are not impacted by the nature of the termination of employment nor whether or not there has been a change in control of Alliant Energy. The tables above also do not include any amounts for the Supplemental Executive Retirement Plan other than in the event of a termination after a change in control because that plan is not impacted by the nature of the termination of employment unless there has been a change in control of Alliant Energy, in which case the benefits under the Supplemental Executive Retirement Plan may be enhanced under the KEESA as described above under “Change in Control Agreements.”

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to, or earned by, our non-employee directors for all services rendered to us, Alliant Energy and Alliant Energy’s other subsidiaries during 2008.

Name(1)	Fees Earned or Paid in Cash ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael L. Bennett	$149,994	$12,462	$162,456
Darryl B. Hazel	$128,490	$0	$128,490
James A. Leach	$125,000	$1,081	$126,081
Singleton B. McAllister	$130,000	$18,750	$148,750
Ann K. Newhall	$128,495	$13,136	$141,631
Dean C. Oestreich	$130,000	$492	$130,492
David A. Perdue	$128,496	$21,892	$150,388
Judith D. Pyle	$125,000	$5,524	$130,524
Carol P. Sanders	$138,492	$0	$138,492

(1)

Directors who also are employees, such as Mr. Harvey, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation received by Mr. Harvey for other services rendered to us, Alliant Energy and Alliant Energy’s other subsidiaries during and for 2008 is shown in the Summary Compensation Table above.

(2)

The amounts shown in this column include the following aggregate dollar amounts deferred and the equivalent number of shares of common stock acquired by each of the following directors in Alliant Energy’s Deferred Compensation Plan Stock Account: Mr. Bennett $74,994 or 2,071 shares; Mr. Hazel $128,490 or 3,548 shares; Ms. Newhall $62,960 or 1,739 shares; Mr. Perdue $38,546 or 1,065 shares; and Ms. Sanders $103,867 or 2,868 shares. For Ms. McAllister the following aggregate amounts were used to purchase shares in Alliant Energy’s Shareowner Direct Plan: $52,500 or 1,424 shares.

(3)

The amounts in this column reflect the sum of amounts attributable to directors for director life insurance premiums, director charitable award premiums and other miscellaneous compensation attributable to the directors as set forth below:

Name	Charitable Award Premium Paid	All Other Compensation Paid	Total
Michael L. Bennett	$12,462	$0	$12,462
Darryl B. Hazel	$0	$0	$0
James A. Leach	$0	$1,081	$1,081
Singleton B. McAllister	$17,555	$1,195	$18,750
Ann K. Newhall	$12,462	$674	$13,136
Dean C. Oestreich	$0	$492	$492
David A. Perdue	$21,892	$0	$21,892
Judith D. Pyle	$5,437	$87	$5,524
Carol P. Sanders	$0	$0	$0

Retainer Fees — In 2008, all non-employee directors, each of whom served on the Boards of the Company, Alliant Energy, IPL, and Resources (for Resources until Nov. 25, 2008), received an annual retainer for service on all Boards consisting of $125,000 in cash. Also in 2008, the Chairperson of the Audit Committee received an additional $13,500 cash retainer and the Chairpersons of the Compensation and Personnel, Nominating and Governance, and Environmental, Nuclear, Health, and Safety Committees received an additional $5,000 cash retainer; other members of the Audit Committee received an additional $3,500 cash retainer; and the Lead Independent Director received an additional $20,000 cash retainer.

Effective in 2009, our Board of Directors adopted the Compensation and Personnel Committee and Nominating and Governance Committee recommendations to maintain the same retainer fees as paid in 2008. The Board of Directors through its Compensation and Personnel Committee and Nominating and Governance Committee expressed a philosophy to set appropriate levels of compensation for directors that will ensure we attract and retain highly qualified individuals. The Board of Directors determined that they would revisit the issue of an appropriate level of competitive compensation for directors at the Board Meeting in August 2009.

Other — Pursuant to the Alliant Energy directors’ expense reimbursement policy, we reimburse all directors for travel and other necessary business expenses incurred in the performance of their responsibilities for us. Committees are provided the opportunity to retain outside independent advisors, as needed. Alliant Energy also extends coverage to directors under our travel accident and directors’ and officers’ indemnity insurance policies.

Receipt of Fees in Stock — For fees paid in 2008, each director was encouraged to voluntarily elect to use not less than 50% of his or her cash retainer to purchase shares of Alliant Energy’s common stock pursuant to Alliant Energy’s Shareowner Direct Plan or to defer such amount through the Alliant Energy Stock Account in the Alliant Energy Deferred Compensation Plan. Alliant Energy’s 2002 Equity Incentive Plan was amended in 2006 to provide that, in the discretion of and subject to restrictions imposed by the Compensation and Personnel Committee, a non-employee director may elect to receive, or the Compensation and Personnel Committee may require that a non-employee director will be paid, all or any portion of his or her annual cash retainer payment or other cash fees for serving as a director in the form of shares of Alliant Energy’s common stock under the Plan. For fees paid in 2009, the Compensation and Personnel Committee recommended to the Nominating and Governance Committee that each non-employee director voluntarily elect to receive a portion of his or her cash retainer to purchase shares of Alliant Energy’s common stock.

Share Ownership Guidelines — Pursuant to Alliant Energy’s Articles of Incorporation, directors are required to be shareowners of Alliant Energy. For 2008, upon the recommendation of the Compensation and Personnel and Nominating and Governance Committees, Alliant Energy’s Board amended the target share ownership level to be the number of Alliant Energy shares equal to the value of two times the annual retainer amount received by each of the non-employee directors. The achievement of this ownership level is to be accomplished by each director within five years of joining the Board or as soon thereafter as practicable. Shares held by directors in the Shareowner Direct Plan and the Deferred Compensation Plan are included in the target goal. As of Dec. 31, 2008, all non-management directors with the exception of Ms. Sanders, who joined the Board in November 2005, Mr. Hazel, who joined the Board in 2006, and Mr. Leach, who joined the Board in 2007, had met the 2008 target ownership level. As of Feb. 27, 2009, given market conditions, only Mr. Bennett and Mses. McAllister and Pyle met the 2008 established target ownership levels. We will continue to monitor the status of achievement of the target ownership levels and review them with the Board of Directors.

Alliant Energy Deferred Compensation Plan — In 2008, under the Alliant Energy Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to the Interest Account receive an annual return based on the 10-year Treasury Bond Rate plus 1.50% as established by the Federal Reserve. Amounts deposited to the Equity Account are treated as invested in an S&P 500 index fund. Amounts deposited to an Alliant Energy Stock Account are treated as though invested in Alliant Energy’s common stock and will be credited with dividend equivalents, which will be treated as if reinvested. The director may elect that the Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years beginning in the year of or one, two or three tax years after retirement or resignation from the Board. Effective Jan. 1, 2008, the Director’s Deferred Compensation Plan was consolidated with the Alliant Energy Deferred Compensation Plan. See: “Nonqualified Deferred Compensation” above.

Directors’ Charitable Award Program — Alliant Energy maintains a Director’s Charitable Award Program applicable to certain members of our Board of Directors beginning after three years of service. The Board has terminated this Program for all directors who joined the Board after Jan. 1, 2005. The participants in this Program currently are Mr. Bennett, Ms. McAllister, Ms. Newhall, Mr. Perdue and Ms. Pyle. The purpose of the Program is to recognize our and our directors’ interest in supporting worthy charitable institutions. Under the Program, when a director dies, Alliant Energy will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the Program. We take all deductions for charitable contributions, and Alliant Energy funds the donations through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of Alliant Energy’s cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to Alliant Energy. The cost to Alliant Energy of the Program for the individual directors in 2008 is included in the Director Compensation table above.

Directors’ Life Insurance Program — Alliant Energy maintains a split-dollar Directors’ Life Insurance Program for non-employee directors. In November 2003, the Board of Directors terminated this insurance benefit for any director not already having the required vesting period of three years of service and for all new directors. The only active director participant in this Program is Ms. Pyle. The Program provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Program is structured to pay a portion of the total death benefit to Alliant Energy to reimburse Alliant Energy for all costs of the Program, including a return on its funds. The Program, over its life, will not result in any material cost to Alliant Energy. The cost to Alliant Energy of the Program for the individual directors in 2008 is included in the Director Compensation table above.

Alliant Energy Matching Gift Program — Directors are eligible to participate in the Alliant Energy Foundation, Inc. matching gift program, which is generally available to all employees and retirees. Under this program, the foundation matches 100% of charitable donations over $25 to eligible charities up to a maximum of $10,000 per year for each individual. These limits apply to active employees, retirees and directors.

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of our Board of Directors is composed of four directors, each of whom is independent under the NYSE listing standards and SEC rules. The Committee operates under a written charter adopted by the Board of Directors.

Our management is responsible for our internal controls and the financial reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing opinions on the conformity of our audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement of Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board, SEC regulations and NYSE requirements.

Our independent registered public accounting firm has provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Committee discussed with the independent registered public accounting firm its independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting. In accordance with the policy, the Committee pre-approved all audit, audit-related, tax and other permitted services performed by Deloitte & Touche LLP and its affiliates and related entities in 2008.

The fees that were billed to us by our independent registered public accounting firm for work performed on behalf of our company and our subsidiaries for 2007 and 2008 were as follows:

	2007	2008
Audit Fees	$1,093,000	$1,087,000
Audit-Related Fees	76,000	39,000
Tax Fees	82,000	11,000
All Other Fees	2,000	9,000

Audit Fees consisted of the fees billed for the audit of the consolidated financial statements of our company and our subsidiaries; for reviews of financial statements included in Form 10-Q filings; and for services normally provided in connection with statutory and regulatory filings such as financing transactions. Audit fees also included our company’s portion of fees for the audits of Alliant Energy’s consolidated financial statements and effectiveness of internal controls over financial reporting.

Audit-Related Fees consisted of the fees billed for services rendered related to employee benefits plan audits and attest services not required by statute or regulations.

Tax Fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the tax professional staff of affiliates of the independent registered public accounting firm, except those rendered in connection with the audit.

All Other Fees consisted of education programs, seminars and license fees for accounting research software products.

The Committee does not consider the provision of non-audit services by the independent registered public accounting firm described above to be incompatible with maintaining independence of the independent registered public accounting firm.

The Committee discussed with our internal auditor and independent registered public accounting firm the overall scopes and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of our internal controls and overall quality of our financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditor and the independent registered public accounting firm referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended Dec. 31, 2008 for filing with the SEC.

AUDIT COMMITTEE

Carol P. Sanders (Chairperson)

Michael L. Bennett

Darryl B. Hazel

David A. Perdue

PROPOSAL FOR THE RATIFICATION OF THE APPOINTMENT

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

In accordance with its charter, the Audit Committee of the Board of Directors appointed the firm of Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending Dec. 31, 2009 and is requesting that its shareowners ratify such appointment.

Representatives of Deloitte & Touche LLP are not expected to attend the annual meeting. Further information about the services of Deloitte & Touche LLP, including the fees paid in 2007 and 2008, is set forth in the “Report of the Audit Committee.”

Vote Required

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting (assuming a quorum is present) is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009. For purposes of determining the vote required for this proposal, abstentions and broker non-votes will have no impact on the vote. The votes represented by proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009, unless a vote against such approval or to abstain from voting is specifically indicated on the proxy. If the appointment is not ratified by a majority of the votes cast, the failure by the shareowners to ratify will be considered by the Audit Committee as an indication that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the shareowners ratify the appointment, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company.

The Board of Directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain officers to file reports of ownership and changes in ownership of the Company’s preferred stock with the SEC and furnish copies of those reports to us. As a matter of practice, Alliant Energy’s Shareowner Services Department assists the Company’s directors and executive officers in the preparation of initial reports of ownership and reports of changes in ownership and files those reports with the SEC on their behalf. Based on the written representations of the reporting persons and on copies of the reports filed with the SEC, the Company believes that all reporting persons of the Company satisfied the filing requirements in 2008.

We will furnish to any shareowner, without charge, a copy of our Annual Report on Form 10-K for the year ended Dec. 31, 2008. You may obtain a copy of the Form 10-K by writing Alliant Energy Shareowner Services at 4902 North Biltmore Lane, P.O. Box 14720, Madison, WI 53708-0720 or via email at shareownerservices@alliantenergy.com.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

APPENDIX A

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL REPORT

For the Year Ended December 31, 2008

Wisconsin Power and Light Company (WPL) filed a combined Form 10-K for 2008 with the Securities and Exchange Commission (SEC). Such document included the filings of WPL’s parent, Alliant Energy Corporation (Alliant Energy), Interstate Power and Light Company (IPL) and WPL. The primary first tier subsidiaries of Alliant Energy are WPL, IPL, Alliant Energy Resources, LLC (Resources) and Alliant Energy Corporate Services, Inc. (Corporate Services). Certain portions of Management’s Discussion and Analysis of Financial Condition and Results of Operations (MDA) and the Notes to Consolidated Financial Statements included in this WPL Annual Report represent excerpts from the combined Form 10-K. As a result, the disclosure included in this WPL Annual Report at times includes information relating to Alliant Energy, IPL, Resources and/or Corporate Services. All required disclosures for WPL are included in this Annual Report thus such additional disclosures represent supplemental information. The information contained in this Annual Report, with the exception of the section entitled “Shareowner Information,” was filed with the SEC on February 27, 2009 and was complete and accurate as of that date. WPL disclaims any responsibility to update that information in this Annual Report.

FORWARD-LOOKING STATEMENTS

Statements contained in this report that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of WPL’s risks and uncertainties include:

•	federal and state regulatory or governmental actions, including the impact of energy-related and tax legislation and regulatory agency orders;

•

its ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, capital expenditures and deferred expenditures, the earning of reasonable rates of return and the payment of expected levels of dividends;

•

developments that adversely impact its ability to implement its strategic plan including unanticipated issues in connection with construction of its new generating facilities and its potential purchases of the Riverside Energy Center (Riverside) and Resources’ electric generating facility in Neenah, Wisconsin;

•

issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover and retain purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact fuel and fuel-related prices and other economic conditions may have on its customers’ demand for utility services;

•	impacts that storms or natural disasters in its service territory may have on its operations;

•

issues associated with environmental remediation efforts and with environmental compliance generally, including changing environmental laws and regulations and the ability to recover through rates all environmental compliance costs;

•	potential impacts of any future laws or regulations regarding global climate change or carbon emissions reductions;

•	the state of the economy in its service territory and resulting implications on sales and ability to collect unpaid bills, in particular as a result of the current recession;

•	continued access to the capital markets under competitive terms and rates;

•	weather effects on results of operations;

•	financial impacts of hedging strategies, including the impact of weather hedges on earnings;

•	the growth rate of ethanol and biodiesel production in its service territory;

•

issues related to electric transmission, including operating in the Midwest Independent Transmission System Operator (MISO) energy and ancillary services markets, the impacts of potential future billing adjustments from MISO and recovery of costs incurred;

•	unplanned outages at generating facilities and risks related to recovery of incremental costs through rates;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•

Alliant Energy’s ability to successfully defend against, and any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by Alliant Energy’s Cash Balance Pension Plan;

•	the direct or indirect effects resulting from terrorist incidents or responses to such incidents;

•	employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages;

•	access to technological developments;

•	any material post-closing adjustments related to any of its past asset divestitures;

•	the impact of necessary accruals for the terms of incentive compensation plans;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	the ability to continue cost controls and operational efficiencies;

•	increased retirement plan costs due to decreases in market value of plan assets;

•	the ability to successfully complete ongoing tax audits and appeals with no material impact on earnings and cash flows;

•	inflation and interest rates; and

•	factors listed in “Other Matters - Other Future Considerations” in MDA.

WPL assumes no obligation, and disclaims any duty, to update the forward-looking statements in this report.

THE COMPANY

Overview - WPL was incorporated in 1917 in Wisconsin as Eastern Wisconsin Electric Company. WPL is a public utility engaged principally in the generation and distribution of electric energy and the distribution and transportation of natural gas in selective markets in south and central Wisconsin. WPL operates in municipalities pursuant to permits of indefinite duration and state statutes authorizing utility operation in areas annexed by a municipality. At Dec. 31, 2008, WPL supplied electric and gas service to 453,078 and 177,354 retail customers, respectively. WPL also provides various other energy-related products and services. In 2008, 2007 and 2006, WPL had no single customer for which electric, gas and/or other sales accounted for 10% or more of WPL’s consolidated revenues. WPL Transco LLC is a wholly-owned subsidiary of WPL and holds WPL’s investment in the American Transmission Company LLC (ATC).

Regulation - WPL is subject to regulation by the Public Service Commission of Wisconsin (PSCW) related to its operations in Wisconsin for various issues including, but not limited to, retail utility rates and standards of service, accounting requirements, issuance and use of proceeds of securities, approval of the location and construction of electric generating facilities and certain other additions and extensions to facilities. A Certificate of Authority (CA) application is required to be filed with the PSCW for construction approval of any new electric generating facility located in Wisconsin with a capacity of less than 100 megawatts (MW) and any new electric generating facility located outside of Wisconsin. A Certificate of Public Convenience and Necessity (CPCN) application is required to be filed with the PSCW for construction approval of any new electric generating facility located in Wisconsin with a capacity of 100 MW or more. In addition, WPL’s ownership and operation of electric generating facilities located outside of Wisconsin (including Minnesota) to serve Wisconsin customers is subject to retail utility rate regulation by the PSCW. WPL is required to file retail rate cases with the PSCW using a forward-looking test period. There is no statutory time limit for the PSCW to decide retail rate cases. However, the PSCW attempts to process all base retail rate cases in 10 months or less and the PSCW has the ability to approve interim retail rate relief, subject to refund, if necessary. For fuel-only retail rate case increases, the PSCW attempts to provide interim retail rate relief within 21 days of notice to customers, subject to refund. There is no statutory time limit for final fuel-only retail rate relief decisions. Wisconsin’s Act 7 provides Wisconsin utilities with the necessary rate making principles - and resulting, increased regulatory and investment certainty - prior to the purchase or construction of any nuclear or fossil-fueled electric generating facility or renewable generating resource, such as a wind facility, utilized to serve Wisconsin customers. WPL is not obligated to file for rate making principles under Act 7. WPL can proceed with an approved project under traditional rate making if the terms of the rate making principles issued under Act 7 are viewed as unsatisfactory by WPL.

WPL is also subject to regulation by the Federal Energy Regulatory Commission (FERC) and the United States of America (U.S.) Environmental Protection Agency (EPA), as well as various other federal, state and local agencies.

Electric Utility Operations - As of Dec. 31, 2008, WPL provided electric service to 453,078 retail, 22 wholesale and 2,131 other customers in 607 communities. 2008 electric utility operations accounted for 79% of operating revenues and 82% of operating income. Electric sales are seasonal to some extent with the annual peak normally occurring in the summer months due to air conditioning requirements. In 2008, the maximum peak hour demand for WPL was 2,583 MW on July 16, 2008.

Gas Utility Operations - As of Dec. 31, 2008, WPL provided natural gas service to 177,354 retail and 219 transportation and other customers in 236 communities. 2008 gas utility operations accounted for 20% of operating revenues and 17% of operating income. In addition to sales of natural gas to retail customers, WPL provides transportation service to commercial and industrial customers by moving customer-owned gas through WPL’s distribution system to the customers’ meters. Gas sales follow a seasonal pattern with an annual base-load of gas and a large heating peak occurring during the winter season. Natural gas obtained from producers, marketers and brokers, as well as gas in storage, is utilized to meet the peak heating season requirements.

SELECTED FINANCIAL DATA

	2008 (a)	2007 (a)	2006 (a)	2005	2004
	(in millions)
Operating revenues	$1,465.8	$1,416.8	$1,401.3	$1,409.6	$1,209.8
Earnings available for common stock	115.1	110.2	102.0	101.8	110.4
Cash dividends declared on common stock	91.3	191.1	92.2	89.8	89.0
Cash flows from operating activities	239.7	258.0	162.6	176.6	199.3
Total assets	3,265.5	2,788.6	2,699.1	2,667.6	2,656.1
Long-term obligations, net	899.0	715.7	524.5	526.4	491.3

(a)	Refer to “Results of Operations” in MDA for a discussion of the 2008, 2007 and 2006 results of operations.

Alliant Energy is the sole common shareowner of all 13,236,601 shares of WPL’s common stock outstanding. As such, earnings per share data is not disclosed herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

EXECUTIVE SUMMARY

Description of Business

General - WPL is a public utility engaged principally in the generation and distribution of electric energy and the distribution and transportation of natural gas in selective markets in Wisconsin. WPL owns an approximate 16% interest in ATC, a transmission-only utility operating in Wisconsin, Michigan, Illinois and Minnesota. WPL also owns a portfolio of electric generating facilities located in Wisconsin with a diversified fuel mix including coal, natural gas and renewable resources. The output from these generating facilities, supplemented with purchased power, is used to provide electric service to approximately 453,000 retail electric customers in Wisconsin. WPL also procures natural gas from various suppliers to provide service to approximately 177,000 retail gas customers in Wisconsin. WPL’s earnings and cash flows are sensitive to various external factors including, but not limited to, the impact of weather on electric and gas sales volumes, the amount and timing of rate relief approved by regulatory authorities and other factors listed in “Forward-looking Statements.”

Financial Results - In 2008, 2007 and 2006, WPL’s earnings available for common stock were $115.1 million, $110.2 million and $102.0 million, respectively. Refer to “Results of Operations” for details regarding the various factors impacting earnings during 2008, 2007 and 2006.

Strategic Plan Developments

The strategic plan for WPL centers on an infrastructure investment program, which includes significant capital expenditures for building new electric generation to meet customer demand and renewable portfolio standards and for implementing air pollution controls at its existing fleet of electric generating facilities to meet environmental regulations. Key strategic plan developments impacting WPL during 2008 include:

•	February 2008 - WPL received approval from the PSCW to begin implementing Advanced Metering Infrastructure (AMI) for its customers.

•	March 2008 - The U.S. Court of Appeals for the District of Columbia Circuit vacated and remanded the federal Clean Air Mercury Rule to the EPA for reconsideration.

•

June 2008 - Corporate Services, as agent for IPL and WPL, entered into a master supply agreement with Vestas-American Wind Technology, Inc. (Vestas) for the purchase of 500 MW of wind turbine generator sets and related equipment to support IPL’s and WPL’s wind generation plans.

•

September 2008 - WPL received approval from FERC to purchase Resources’ 300 MW, simple-cycle, dual-fueled (natural gas/diesel) electric generating facility in Neenah, Wisconsin. WPL previously received PSCW approval in April 2008.

•	December 2008 - The PSCW rejected WPL’s application to construct Nelson Dewey #3, a 300 MW hybrid coal-fired electric generating facility with a preferred location in Cassville, Wisconsin.

•	December 2008 - WPL’s first owned and operated wind project, the 68 MW Cedar Ridge wind project, began commercial operations.

•

December 2008 - The U.S. Court of Appeals for the District of Columbia Circuit reversed its July 2008 decision to vacate the Clean Air Interstate Rule (CAIR) and remanded CAIR to the EPA for reconsideration.

Refer to “Strategic Overview” and “Liquidity and Capital Resources - Environmental” for additional details regarding these and other strategic plan developments.

Regulatory Developments

WPL is subject to federal regulation by FERC, which has jurisdiction over wholesale electric rates, and state regulation in Wisconsin for retail utility rates and standards of service. Key regulatory developments impacting WPL during 2008 and early 2009 include:

•	February 2008 - The Economic Stimulus Act of 2008 (ESA) was enacted. The ESA allows a 50% bonus tax depreciation deduction for certain property that is acquired or constructed in 2008.

•

April 2008 - The PSCW approved WPL’s request to implement an interim electric retail rate increase (equivalent to an annual increase of $16 million) to recover anticipated increased electric fuel and purchased energy costs (fuel- related costs) for 2008. Actual WPL fuel-related costs in 2008 were lower than expected at the time interim rates were set therefore WPL anticipates refunding $23 million, including interest, to its retail electric customers in 2009.

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August 2008 - FERC approved WPL’s request to implement a formula rate structure for its wholesale electric customers effective June 1, 2007. FERC also approved a settlement reached between WPL and its wholesale customers resulting in a refund of $10 million to its wholesale customers in September 2008.

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December 2008 - The PSCW approved a stipulated agreement on electric and gas retail rate changes for 2009 reached by WPL and major intervenors in WPL’s 2009/2010 retail rate case. The parties agreed to hold retail electric rates flat and decrease retail gas rates by $4 million effective January 2009.

•

February 2009 - The Wisconsin Senate Bill 62 (SB 62) was enacted. SB 62 contains various provisions intended to reduce the state’s current budget gap. The most significant provision of SB 62 for WPL is combined reporting for corporate income taxation in Wisconsin.

•	February 2009 - The American Recovery and Reinvestment Bill of 2009 (ARRB) was enacted. The ARRB extends tax credits for wind generating facilities placed into service by Dec. 31, 2012.

Refer to “Rates and Regulatory Matters” for additional details regarding these and other regulatory developments including plans to file a retail rate case in Wisconsin in the first half of 2009.

Financing Developments

Based on its liquidity position and capital structure as of Dec. 31, 2008, WPL believes it will be able to secure the additional capital required to implement its strategic plan and to meet its long-term contractual obligations. Key financing developments impacting WPL during 2008 include:

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August 2008 - WPL’s shelf registration became effective, which provides it the flexibility to offer up to an aggregate of $450 million of preferred stock and unsecured debt securities through August 2011.

•	October 2008 - WPL issued $250 million of 7.60% debentures due 2038.

•	December 2008 - WPL finished 2008 with a liquidity position including $196 million of available capacity under its revolving credit facility.

Refer to “Liquidity and Capital Resources” for additional details regarding these and other financing developments.

STRATEGIC OVERVIEW

Summary - WPL’s corporate strategy focuses on the execution of its infrastructure investment program, while meeting or exceeding customers’ and regulators’ expectations regarding reliability, availability, customer service and community support. WPL’s strategic plan is concentrated on: 1) building and maintaining the generation and infrastructure necessary to provide its customers with safe, reliable and environmentally responsible energy service; 2) earning returns authorized by its regulators; and 3) controlling costs to mitigate potential rate increases. WPL utilizes a comprehensive Lean Six Sigma program to assist it in controlling costs through the generation of cost savings and operational efficiencies. The infrastructure investment program reflects a balanced approach to meeting the needs of its customers, shareowners and the environment and includes the following key components:

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New electric generating facilities - The infrastructure investment program includes building or acquiring several electric generating facilities to meet customer demand and renewable portfolio standards, reduce reliance on purchased power and mitigate any impacts of future plant retirements. WPL’s proposed new electric generating facilities have a diversified fuel mix and currently include several wind projects in the Midwest and two natural gas-fired generating facilities in Wisconsin. WPL believes a diversified fuel mix for new electric generating facilities is important to meeting the needs of its customers, shareowners and the environment while preparing for a potentially carbon constrained environment in the future. Additional details of new electric generating facilities are included in “Generation Plan” below.

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New air pollution controls - The infrastructure investment program also includes implementing air pollution controls at WPL’s existing fleet of electric generating facilities to meet current and proposed environmental regulations issued by the EPA and state environmental agencies. WPL’s new air pollution controls are expected to significantly reduce future emissions of nitrogen oxide (NOx), sulfur dioxide (SO2) and mercury at its generating facilities after they have been implemented. Additional details regarding proposed new air pollution controls are included in “Multi-emission Compliance Plan” below.

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Energy efficiency and conservation - Lastly, the infrastructure investment program includes installing AMI in WPL’s service territory and other initiatives to promote energy efficiency and conservation. AMI technology is expected to improve customer service, enhance energy management initiatives and provide operational savings through increased efficiencies. WPL has completed its initial limited AMI deployment by installing over 120,000 AMI electric meters and gas modules in its service territory as of Dec. 31, 2008. WPL currently plans to fully install AMI through a phased approach from 2008 through 2010 at total cost of approximately $95 million.

Financing the Infrastructure Investment Program - WPL is committed to maintaining sustained, long-term strong financial performance with strong balance sheets and credit ratings. WPL believes strong financial performance will help ensure access to capital markets at reasonable costs to finance the significant capital expenditures required for its infrastructure investment program. Refer to “Liquidity and Capital Resources - Cash Flows - Investing Activities - Construction and Acquisition Expenditures” for details of anticipated capital expenditures and financing plans for the infrastructure investment program.

Favorable Laws for New Electric Generation - Wisconsin law (Act 7) provides WPL with the ability to receive rate making principles - and resulting increased regulatory and investment certainty - prior to making certain significant investments in new generation. This law contributes towards the execution of the infrastructure investment program by enabling WPL to pursue additional generation investments to serve its customers that may provide shareowners with greater certainty regarding the returns on these investments. Refer to “Rates and Regulatory Matters - Rate Making Principles for New Electric Generating Facilities” for additional information.

Generation Plan - WPL reviews and updates, as deemed necessary and in accordance with regulatory requirements, its generation plan to address various external factors. Some of these external factors include regulatory decisions regarding proposed projects, availability and cost effectiveness of different generation technologies, market conditions for obtaining financing, developments related to federal and state renewable portfolio standards, environmental requirements for new generation, changes in long-term projections of customer demand and federal and state tax incentives. The following provides details of generation projects completed in 2008 and generation projects denied by regulators in 2008 and updates regarding various generation projects under construction or pending regulatory agency approvals.

Generation Projects Completed in 2008

Cedar Ridge - In December 2008, WPL’s 68 MW Cedar Ridge wind project located in Fond du Lac County, Wisconsin began commercial operation. Total project costs for Cedar Ridge were $149 million, excluding allowance for funds used during construction (AFUDC), as of Dec. 31, 2008. In May 2007, WPL received approval from the PSCW to construct the project, however, WPL did not accept the PSCW’s Act 7 decision, which included a return on common equity of 10.50% compared to WPL’s requested return on common equity of 12.90%. Instead, WPL is utilizing traditional rate making procedures for the recovery of and return on its capital costs for this wind project.

Generation Projects Denied in 2008

Nelson Dewey #3 - In February 2007, WPL filed a CPCN application with the PSCW for approval to proceed with construction of a new facility at a preferred site adjacent to the existing Nelson Dewey Generating Station (Nelson Dewey) in Cassville, Wisconsin. In December 2008, the PSCW issued a written order denying WPL’s Nelson Dewey #3 CPCN application. In its written order, the PSCW acknowledged WPL’s need for additional electric generating capacity and recommended WPL consider alternatives to its proposed facility in Cassville, Wisconsin. As a result of this order, WPL is currently evaluating alternatives for its long-term generation needs in Wisconsin. As of Dec. 31, 2008, WPL had $36 million of capitalized expenditures for Nelson Dewey #3 recorded in “Other assets - regulatory assets” on the Consolidated Balance Sheet. WPL will be pursuing rate recovery for these expenditures. Refer to “Rates and Regulatory Matters - Rate Making Principles for New Electric Generating Facilities - Preliminary Survey and Investigation Charges and Pre-construction Expenditures” for details of rate recovery for WPL’s capitalized expenditures for Nelson Dewey #3.

Generation Projects Under Construction or Pending Regulatory Agency Approvals

The current generation plan for WPL through 2013 is as follows (Not Applicable (N/A); To Be Determined (TBD)):

Primary Generation Type	Project Name / Location	Capacity (MW)	Expected Availability Date	Cost Estimate (a)	Current Capitalized Costs (b)	Actual / Expected Regulatory Decision Date
Natural gas/ diesel	Neenah Energy Facility Neenah, WI	300	2009	$95	N/A	September 2008
Wind	Bent Tree Freeborn County, MN	200	2010	425 - 475	$1	Second quarter of 2009
Wind	TBD	200	By 2013	TBD	—	TBD
Natural-gas	Riverside Energy Center Beloit, WI	600	2013	365 - 375	N/A	2012 - 2013

					$1

(a)	Cost estimates represent WPL’s estimated portion of the total escalated construction and acquisition expenditures in millions of dollars and exclude AFUDC, if applicable. WPL expects the purchase price for the Neenah facility to be based on the book value of the facility on the transfer date.

(b)	Costs represent capitalized expenditures in millions of dollars as of Dec. 31, 2008, including costs recorded in “Other assets - regulatory assets” on the Consolidated Balance Sheet and excluding AFUDC, if applicable. Refer to Note 1(b) of the “Notes to Consolidated Financial Statements” for additional details of costs recorded in “Other assets - regulatory assets.”

Neenah Energy Facility (NEF) - In September 2008 and April 2008, WPL received approval from FERC and the PSCW, respectively, to purchase Resources’ 300 MW, simple-cycle, dual-fueled (natural gas/diesel) electric generating facility in Neenah, Wisconsin. WPL intends to replace the output currently obtained under the RockGen Energy Center (RockGen) purchased power agreement (PPA) with output from NEF. WPL currently plans to acquire NEF effective June 1, 2009, which coincides with the expected termination of WPL’s RockGen PPA scheduled for May 31, 2009.

Bent Tree - In April 2008, WPL announced it entered into a letter of intent to purchase a 400 MW wind project site in Freeborn County, Minnesota. WPL currently anticipates the purchase of the site to be complete in the first half of 2009. In June 2008, WPL filed a CPCN application with the PSCW and a Certificate of Need application with the Minnesota Public Utilities Commission (MPUC) to develop 200 MW of this capacity beginning in 2009. In June 2008, WPL also filed a Site Permit application with the MPUC for a multi-phase 400 MW facility, with the first phase consisting of a 200 MW wind project beginning in 2009. In September 2008, the PSCW determined that the CPCN statute does not apply to out-of-state projects and that the Bent Tree wind project will be processed under the CA statute. WPL expects the PSCW to issue a ruling on its application in the second quarter of 2009. WPL also expects the MPUC to issue a decision on the Site Permit and Certificate of Need applications in the second quarter of 2009. In June 2008, Corporate Services, as agent for IPL and WPL, entered into a master supply agreement with Vestas for the purchase of 500 MW of wind turbine generator sets and related equipment. WPL anticipates utilizing 200 MW of wind turbine generator sets and related equipment under the master supply agreement for the initial phase of the Bent Tree wind project. WPL expects to use traditional rate making procedures for the recovery of and return on its capital costs for the 200 MW of capacity. The expected commercial operation date is subject to the timing of pending regulatory approvals, completion of the purchase of the site and execution of a transmission interconnect agreement. Future development of the balance of the wind project will depend on numerous factors such as renewable portfolio standards and availability of wind turbines.

Riverside Energy Center - WPL has a PPA with a subsidiary of Calpine Corporation related to Riverside that extends through May 31, 2013 and provides WPL the option to purchase Riverside at the end of the PPA term. For planning purposes, WPL is currently assuming it will exercise its option to purchase Riverside, a 600 MW natural-gas fired electric generating facility in Beloit, Wisconsin, to replace the output currently obtained under the PPA.

Multi-emission Compliance Plan - WPL has developed a multi-emission compliance plan to ensure cost effective compliance with current and proposed environmental regulations expected to significantly reduce future emissions of NOx, SO2 and mercury at its generating facilities. Details of these current and proposed environmental regulations are discussed in “Liquidity and Capital Resources - Environmental.” The current multi-emission compliance plan for WPL includes investments in air pollution controls for its electric generating facilities as well as purchases of emission allowances. WPL reviews and updates, as deemed necessary and in accordance with regulatory requirements, its multi-emission compliance plan to address various external factors. Some of these external factors include regulatory decisions regarding proposed air pollution control projects, developments related to environmental regulations, availability and cost effectiveness of different emission reduction technologies, market prices for emission allowances, market conditions for obtaining financings and federal and state tax incentives. The following provides details of capital expenditure estimates for air pollution control projects included in WPL’s current multi-emission compliance plan (in millions):

Emissions Controlled	Primary Technology (a)	Current Estimated Capital Expenditures
		2009	2010	2011	2012 - 2019	Total
Mercury	Baghouse/Carbon Injection	$10	$80	$135	$285-$325	$510-$550
NOx	Selective Catalytic Reduction	20	80	70	50-70	220-240
SO2	Scrubber	5	40	105	90-130	240-280

		$35	$200	$310	$425-$525	$970-$1,070

These capital expenditure estimates represent WPL’s portion of the total escalated capital expenditures and exclude AFUDC, if applicable. Capital expenditure estimates are subject to change based on future changes to plant specific costs of air pollution control technologies and air quality rules.

(a)	Baghouse/Carbon Injection is a post-combustion process that injects carbon particles into the stream of gases leaving the generating facility boiler to facilitate the capture of mercury in filters or bags. A baghouse / carbon injection process can remove more than 85% of mercury emissions.

Selective Catalytic Reduction (SCR) is a post-combustion process that injects ammonia or urea into the stream of gases leaving the generating facility boiler to convert NOx emissions into nitrogen and water. The use of a catalyst enhances the effectiveness of the conversion enabling NOx emissions reductions of up to 90%.

Scrubber is a post-combustion process that injects lime or lime slurry into the stream of gases leaving the generating facility boiler to remove SO2 and capture it in a solid or liquid waste by-product. A scrubber typically removes more than 90% of the SO2 emissions regardless of generating facility boiler type or design.

Air Pollution Control Projects Submitted for PSCW Approval

Nelson Dewey - In 2007, WPL filed a construction application with the PSCW to install a scrubber and baghouse at the two existing units at Nelson Dewey to reduce SO2 and mercury emissions, respectively, at the generating facility. Total capital expenditures, excluding AFUDC, for the Nelson Dewey air pollution controls are currently estimated to be $200 million ($80 million for controls to reduce SO2 and $120 million for controls to reduce mercury) and are included in the above estimates for WPL’s multi-emission compliance plan.

Edgewater Generating Station Unit 5 (Edgewater Unit 5) - In the fourth quarter of 2008, WPL filed a construction application with the PSCW to install a SCR system at Edgewater Unit 5 to reduce NOx emissions at the facility. Total capital expenditures, excluding AFUDC, for the SCR at Edgewater Unit 5 are currently estimated to be $115 million and are included in the above estimates for WPL’s multi-emission compliance plan.

RATES AND REGULATORY MATTERS

Overview - WPL is subject to federal regulation by FERC, which has jurisdiction over wholesale electric rates, electric transmission and certain natural gas facilities, and state regulation in Wisconsin for retail utility rates and standards of service. Such regulatory oversight also covers WPL’s plans for construction and financing of new generation facilities and related activities.

Utility Rate Cases - Details of WPL’s rate cases impacting its historical and future results of operations are as follows (dollars in millions; Electric (E); Gas (G); Not Applicable (N/A); Fuel-related (F-R); Fourth Quarter (Q4)):

Rate Case	Utility Type	Filing Date	Increase Requested		Interim Increase Granted (a)		Interim Effective Date		Final Increase (Decrease) Granted (a)		Final Effective Date	Return on Common Equity
2008 Retail (F-R)	E	Mar-08	$16		$16		Apr-08		N/A		N/A	N/A
2009/2010 Retail	E/G	Feb-08	92		N/A		N/A		($4)		Jan-09	N/A
2008 Retail	E	Apr-07	26		N/A		N/A		26		Jan-08	N/A
2007 Wholesale	E	Sep-06		(b)		(b)		(b)		(b)	Jun-07	10.90%
2007 Retail	E/G	Mar-06	96		N/A		N/A		34		Jan-07	10.80%
2005 Retail (F-R)	E	Aug-05	96		96		Q4 ‘05		54		Sep-06	N/A

(a)	Interim rate relief is implemented, subject to refund, pending determination of final rates. The final rate relief granted replaces the amount of interim rate relief granted.

(b)	Refer to “2007 Wholesale Rate Case” below for additional information.

2008 Fuel-related Retail Rate Case - In March 2008, WPL filed a request with the PSCW to increase annual retail electric rates by $16 million to recover anticipated increased electric fuel and purchased energy costs (fuel-related costs). Actual fuel-related costs through February 2008, combined with projections of continued higher fuel-related costs for the remainder of 2008, significantly exceeded the amounts being recovered in retail electric rates at the time of the filing. In the second quarter of 2008, WPL received an order from the PSCW authorizing the requested $16 million interim increase, subject to refund, effective in April 2008.

Fuel-related costs incurred by WPL in 2008 subsequent to the implementation of the interim rate increase were significantly lower than anticipated resulting in refunds owed to its retail electric customers. In January 2009, WPL received approval from the PSCW to pay an $18 million interim refund to retail electric customers in the first quarter of 2009. In February 2009, WPL also filed a final fuel refund report, including interest less the interim refund amount, resulting in a final residual refund of $5 million in addition to the interim refund. Pending PSCW approval, WPL will refund the remaining $5 million, including interest, in the second quarter of 2009. As of Dec. 31, 2008, WPL reserved $23 million, including interest, for refunds anticipated to be paid to its retail electric customers based upon its estimate of the final order. WPL anticipates receiving the final order from the PSCW in the first quarter of 2009 and completing any remaining refunds in the second quarter of 2009.

2009/2010 Retail Rate Case - In February 2008, WPL filed a request with the PSCW to increase current retail electric rates by $93 million, or approximately 9%, and reduce current retail gas rates by $1 million, or approximately 1%, effective Jan. 1, 2009. The electric request was based on a 2009 test year with approval to reopen the case to address limited cost drivers for 2010. The electric request reflected recovery for increased projected spending on electric generation infrastructure, environmental compliance and stewardship, enhanced investment in renewable energy projects, stepped-up customer energy efficiency and conservation efforts, and related electric transmission and distribution costs. The gas request was based on an average of 2009 and 2010 projected costs. The request was based on the previously authorized return on common equity of 10.80%.

Through the course of the PSCW audit, the 2009 request was updated for various new cost estimates and removal of capital projects that had not yet been approved by the PSCW. These projects include Bent Tree, Nelson Dewey #3 (subsequently rejected by the PSCW in December 2008) and various environmental compliance projects. Any projects that receive approval in 2009 are expected to be included in a planned 2010 test year base rate case. In December 2008, WPL and major intervenors in the case reached a stipulated agreement on electric and gas rate changes for 2009. The parties agreed to hold retail electric rates flat and decrease retail gas rates by $4 million. The stipulated agreement also included a provision that authorizes WPL to defer, and record carrying costs on, the retail portion of pension and benefit costs in excess of $4 million, any change in the retail portion of network wheeling costs charged by ATC that is different than $82 million and any change in the retail portion of emission allowance expense that is different than $2 million. In addition, the stipulated agreement included the recovery of $9 million over a two-year period for pre-certification costs related to the Nelson Dewey #3 project that had been incurred through December 2007. Lastly, the stipulated agreement provides an option for WPL to file for a full 2010 test year rate case, instead of the limited reopener that was part of the original rate case filing. The PSCW approved the stipulations in December 2008.

2008 Retail Rate Case - In April 2007, WPL filed a request with the PSCW to reopen its 2007 retail rate case for the limited purpose of increasing electric retail rates in an amount equal to deferral credits that were fully amortized on Dec. 31, 2007. WPL also requested clarification that it is authorized to record AFUDC on all CWIP balances in excess of the CWIP balance included in the 2007 test year. In November 2007, the PSCW issued a final written order approving an annual electric retail rate increase of $26 million effective Jan. 1, 2008 and approving WPL’s requested clarification regarding AFUDC and CWIP.

2007 Wholesale Rate Case - In December 2006, WPL received an order from FERC authorizing an interim rate increase, subject to refund, effective June 1, 2007 related to WPL’s request to implement a formula rate structure for its wholesale electric customers. In February 2008, final written agreements were filed with FERC that contained a settlement between WPL and its wholesale customers, of the issues identified in WPL’s filing requesting the formula rate structure. In August 2008, FERC approved the settlement and the implementation of settlement rates effective June 1, 2008. During the period the interim rate increase was effective from June 1, 2007 to May 31, 2008, WPL over-recovered $10 million, including interest, from its wholesale customers. In September 2008, WPL refunded the $10 million to its wholesale electric customers.

2007 Retail Rate Case - In January 2007, WPL received an order from the PSCW approving a net increase in electric and gas retail rates of $34 million effective in January 2007. The final increase granted was lower than the increase requested largely due to a decrease in forecasted fuel and purchased energy costs for the 2007 test period. The PSCW approval included a regulatory capital structure with 54% equity (compared to 59% requested), a return on common equity of 10.80% (compared to 11.20% requested) and lengthened certain regulatory asset amortization periods. The regulatory capital structure approved by the PSCW was determined by adjusting WPL’s financial capital structure by approximately $200 million (compared to $330 million requested) of imputed debt largely from the Kewaunee Nuclear Power Plant (Kewaunee) and Riverside PPAs. The lower imputed debt adjustment than requested was primarily the result of the PSCW denying WPL’s request to include the Sheboygan Falls Energy Facility (SFEF) lease in the regulatory capital structure calculation. In addition, as a result of a PSCW audit of plant costs, the PSCW determined that WPL should have used an after-tax AFUDC rate instead of a pre-tax AFUDC rate. WPL has made the required entries in 2007 to reflect this change and will record AFUDC at the after-tax rate for future retail jurisdiction construction projects.

Pursuant to the January 2007 order, WPL was allowed recovery of a portion of the previously deferred loss associated with the sale of Kewaunee in July 2005 and recovery of previously deferred costs associated with the extension of the unplanned outage at Kewaunee prior to the sale. The PSCW order included recovery of $23 million of these deferred costs through increased retail electric rates charged by WPL over a two-year recovery period ending December 2008.

The January 2007 PSCW order also approved modifications to WPL’s gas performance incentive sharing mechanism. Beginning in 2007, 35% of all gains and losses from WPL’s gas performance incentive sharing mechanism were to be retained by WPL, with the remaining 65% refunded to or recovered from customers. The January 2007 PSCW order also directed WPL to work with PSCW staff to help the PSCW determine if it may be necessary to reevaluate the current benchmarks for WPL’s gas performance incentive sharing mechanism or explore a modified one-for-one pass through of gas costs to retail customers. In October 2007, the PSCW issued an order providing WPL the option to choose to utilize a modified gas performance incentive sharing mechanism or switch to a modified one-for-one pass through of gas costs to retail customers using benchmarks. WPL evaluated the alternatives and chose to implement the modified one-for-one pass through of gas costs, which became effective Nov. 1, 2007.

In May 2007, WPL notified the PSCW that its actual average fuel-related costs for the month of March 2007 had fallen below the monthly fuel monitoring range set in WPL’s 2007 retail rate case and that projected average fuel-related costs for 2007 could be below the annual monitoring range to an extent that would warrant a decrease in retail electric rates. WPL’s notification also included a request for the PSCW to set WPL’s retail electric rates subject to refund. In June 2007, the PSCW issued an order approving WPL’s request to set retail electric rates subject to refund effective June 1, 2007. In August 2007, WPL received approval from the PSCW to refund to its retail electric customers any over-recovery of retail fuel-related costs during the period June 1, 2007 through Dec. 31, 2007. As of Dec. 31, 2008, WPL estimated the over-recovery of retail fuel-related costs during this period to be $22 million, including interest. WPL refunded to its retail electric customers $4 million in 2007 and $16 million in 2008. As of Dec. 31, 2008, WPL reserved $2 million for the remaining refund amounts, including interest, anticipated to be paid to its retail electric customers in the second quarter of 2009. WPL expects to receive the PSCW’s decision on the remaining refund amount in the first quarter of 2009.

2005 Fuel-related Retail Rate Case - In September 2006, the PSCW approved a settlement agreement submitted by WPL and intervenors that established final fuel-related retail rates at a level reflective of actual fuel costs incurred from July 1, 2005 through June 30, 2006. The approval also allowed previously deferred, incremental purchased power energy costs associated with coal conservation efforts at WPL due to coal delivery disruptions to be included in the actual fuel costs and resolved all issues in the rate case regarding risk management activities and forecasting methodologies. WPL refunded $36 million to customers in October 2006 related to amounts collected in excess of final rates through June 2006. As part of the settlement, WPL also agreed to refund any over-collection of fuel costs in the second half of 2006. In June 2007, the PSCW approved a $3 million refund, including interest, to WPL’s retail customers related to the over-collection of retail fuel-related costs during the second half of 2006. WPL completed the refund in August 2007.

Planned Utility Rate Case in 2009 - WPL expects to file a retail electric and gas rate case in April 2009 based on a 2010 forward-looking test period. The key drivers for the filing include recovery of investments in reliability and emissions controls, deferred retirement plan costs and changes in retail electric demand forecasts as a result of the economy. WPL also expects the rate case to address various policy initiatives such as electric and gas decoupling for residential and small commercial customers, expanded energy efficiency initiatives and incentive mechanisms for managing gas commodity costs. Any rate changes granted are expected to be effective in January 2010. WPL does not plan to request emergency rate relief for 2009.

Other Utility Rate Case Information - With the exception of recovering a return on additions to WPL’s infrastructure, a significant portion of the rate increases included in the above table reflect a reduction in the amortization of deferred credits or the recovery of increased costs incurred or expected to be incurred by WPL. Thus, increases in revenues from rate increases are not expected to result in a significant increase in net income.

Authorized Return on Equity - At Dec. 31, 2008, WPL’s most recently authorized return on common equity for each of its key jurisdictions were as follows:

Jurisdictions	Authorized Return on Common Equity
Wisconsin retail (PSCW):
Electric	10.80%
Gas	10.80%
Wholesale (FERC):
Electric	10.90%

Rate Making Principles for New Electric Generating Facilities - Wisconsin has a law (Act 7) that allows a public utility that proposes to purchase or construct an electric generating facility in Wisconsin to apply to the PSCW for an order that specifies in advance the rate making principles that the PSCW will apply to certain electric generating facility costs in future rate making proceedings. This law is designed to give utilities in Wisconsin more regulatory certainty, including providing utilities with a fixed rate of return and recovery period for these investments, when financing electric generation projects. WPL may utilize the rate making principles included in Act 7 for some of the electric generating facilities included in its generation plan. Refer to “Strategic Overview - Generation Plan” for additional details of WPL’s generation plan including discussion of the PSCW’s May 2007 decision regarding WPL’s application for advance rate making principles for its Cedar Ridge wind project (WPL subsequently did not accept the PSCW’s decision). WPL expects to use traditional rate making procedures for the recovery of and return on its capital costs for the 200 MW Bent Tree wind project.

Under Act 7 in Wisconsin, a utility seeking to construct an electric generating facility has the option to seek advance rate making treatment for that facility. A Wisconsin utility therefore is not obligated to file for advance rate making principles. Also, under Act 7 a utility can proceed with an approved project under traditional rate making if the terms of the PSCW order on the advance rate making principles are viewed as unsatisfactory to the utility. A CA application is required to be filed with the PSCW for the construction approval of any new electric generating facility located in Wisconsin with a capacity of less than 100 MW or any new electric generating facility located outside of Wisconsin. A CPCN application is required to be filed with the PSCW for construction approval of any new electric generating facility located in Wisconsin with a capacity of 100 MW or more. In both situations, construction may not commence until the PSCW has granted approval based on a finding that the project is in the public interest. In addition, WPL’s ownership and operation of electric generating facilities located outside of Wisconsin to serve Wisconsin customers is subject to retail utility rate regulation by the PSCW.

AFUDC - New electric generating facilities require large outlays of capital and long periods of time to construct resulting in significant financing costs. Financing costs incurred by utilities during construction are generally included as part of the CWIP cost of the new generating facility through AFUDC rates as approved by the applicable regulatory commission. In

December 2008, the PSCW issued its written order for WPL’s 2009/2010 retail electric rate case which authorizes WPL to record AFUDC on all CWIP balances in excess of the CWIP balances used to determine settlement rates in the 2009 test year. General rate making principles provide WPL the ability to recover AFUDC as depreciation expense after the asset is placed in service.

Preliminary Survey and Investigation Charges and Pre-construction Expenditures - New electric generating facilities require material expenditures for planning, siting, engineering studies and other activities, which must be undertaken prior to receiving approval from regulatory commissions to begin construction. These expenditures commonly called preliminary survey and investigation charges are generally recorded as “Regulatory assets” on the Consolidated Balance Sheet for large generating facility projects in accordance with FERC regulations. In Wisconsin, the retail portion of these amounts is expensed immediately, unless otherwise authorized by the PSCW. However, since these amounts are material for WPL’s Cedar Ridge wind project, WPL’s proposed Nelson Dewey #3 generating unit and WPL’s Clean Air Compliance Program (CACP) projects, WPL requested and received deferral accounting approval to record the retail portion of these costs as “Regulatory assets” on the Consolidated Balance Sheet. In the fourth quarter of 2008, the PSCW denied continuation of the Nelson Dewey #3 generating unit project. As a result, no material additional costs for this project are expected to be deferred.

In addition to the expenditures noted above, certain projects needing regulatory approval may also require that payments for long-lead materials be incurred prior to project approval in order to meet anticipated completion schedules. These expenditures have been identified as pre-construction expenditures by WPL. For WPL, the retail portion of pre-construction expenditures for the projects described in the previous paragraph has also been approved for deferral as regulatory assets. All remaining pre-construction expenditures for WPL are recorded as “Regulatory assets” on the Consolidated Balance Sheet.

For WPL, the wholesale portion of amounts deferred and recorded as preliminary survey and investigation charges do not include any accrual of carrying costs or AFUDC. WPL’s retail portion of deferred preliminary survey and investigation charges (commonly referred to as pre-certification expenditures) and pre-construction expenditures include accrual of carrying costs as prescribed in the approved deferral order. Upon regulatory approval of the project, the wholesale portion of deferred preliminary survey and investigation charges as well as all pre-construction expenditures are transferred to CWIP and begin to accrue AFUDC. The retail portion of deferred preliminary survey and investigation charges or pre-certification expenditures remain as regulatory assets until they are approved for inclusion in revenue requirements and amortized to expense. WPL believes amounts currently deferred as either preliminary survey and investigation expenditures or pre-construction expenditures are probable of recovery from customers through changes in future rates. WPL is currently recovering through retail rates the amounts for the Cedar Ridge wind project and a portion of the Nelson Dewey #3 pre-certification expenditures. Remaining deferred amounts for Nelson Dewey #3 and the CACP projects have not yet been included in rates charged to customers.

Refer to “Strategic Overview - Generation Plan” and Note 1(b) of the “Notes to Consolidated Financial Statements” for additional details on these costs.

Utility Fuel Cost Recovery - WPL’s wholesale electric and retail gas tariffs provide for subsequent adjustments to its rates for changes in commodity costs thereby mitigating price risk for prudently incurred commodity costs. Such rate mechanisms significantly reduce commodity price risk associated with WPL’s wholesale electric margins and WPL’s retail gas margins. WPL’s retail electric margins, however, are more exposed to the impact of changes in commodity prices due largely to the current retail recovery mechanism in place in Wisconsin for fuel-related costs as discussed below.

Retail Electric Fuel-related Cost Recovery Mechanism - WPL’s retail electric rates are based on forecasts of forward-looking test periods and include estimates of future monthly fuel-related costs (includes fuel and purchased power energy costs) anticipated during the test period. During each electric retail rate proceeding, the PSCW sets fuel monitoring ranges based on the forecasted fuel-related costs used to determine rates in such proceeding. If WPL’s actual fuel-related costs fall outside these fuel monitoring ranges, the PSCW can authorize an adjustment to future retail electric rates.

The fuel monitoring ranges set by the PSCW include three different ranges based on monthly costs, cumulative costs and annual costs during the test period. In order for WPL to be authorized to file for a proceeding to change rates related to fuel-related costs during the test period, WPL must demonstrate: a) that either 1) any actual monthly costs during the test period exceeded the monthly ranges or 2) the actual cumulative costs to date during the test period exceeded the cumulative ranges; and b) that the annual projected costs (that include cumulative actual costs) for the test period also exceed the annual ranges. WPL, the PSCW or any other affected party may initiate a proceeding to change rates due to changes in fuel-related costs during the monitoring period based on the above criteria. In December 2008, the PSCW approved an order continuing WPL’s fuel cost monitoring ranges of plus or minus 8% for the monthly range; for the cumulative range, plus or minus 8% for the first month, plus or minus 5% for the second month, and plus or minus 2% for the remaining months of the monitoring period; and plus or minus 2% for the annual range.

The PSCW attempts to authorize, after a required hearing, interim fuel-related rate increases within 21 days of notice to customers. Any such change in rates would be effective prospectively and would require a refund with interest at the authorized return on common equity if final rates are determined to be lower than interim rates approved. Rate decreases due to reductions in fuel-related costs can be implemented without a hearing. The rules also include a process whereby Wisconsin utilities can seek deferral treatment of emergency changes in fuel-related costs between fuel-related or base rate cases. Such deferrals would be subject to review, approval and recovery in future fuel-related or base retail rate cases.

Potential Changes to Electric Fuel-related Cost Recovery Mechanism - In February 2007, WPL and certain other investor-owned utilities jointly filed with the PSCW proposed changes to the current retail electric fuel-related cost recovery rules in Wisconsin. The proposal recommends each utility annually file a forecast of total fuel-related costs and sales for the upcoming 12-month period, which will be used to determine fuel-related rates for such period. Any under- or over-collection of actual fuel-related costs, in excess of plus or minus 1%, for a utility during such 12-month period would be reflected in an escrow account, with interest for that utility. The balance of the escrow account at the end of each year would be included in the forecast of total fuel-related costs for the following 12-month period allowing recovery of under-collected costs or refund of over-collected costs in each subsequent year. The proposal also provides the PSCW an opportunity to review the actual fuel-related costs for each 12-month period to ensure the fuel-related costs were prudent. The definition of fuel-related costs would also be expanded to specifically include MISO market costs and revenues, emission allowance and trading costs and revenues, renewable resource credit costs and revenues and other variable operation and maintenance costs.

In May 2007, PSCW Commissioners directed PSCW staff to draft proposed new retail electric fuel-related cost recovery rules in Wisconsin similar to the joint utility proposal filed with the PSCW in February 2007. The major differences between the joint utility proposal and the current PSCW staff draft rules include: 1) the PSCW staff draft rules include a plus or minus 2% threshold for changes in rate recovery compared to the 1% level included in the joint utility proposal; 2) the PSCW staff draft rules propose an annual deferral accounting process instead of the monthly escrow accounting proposed by the joint utilities; and 3) the PSCW staff draft rules include an earnings test such that future collection of under collected amounts deferred under these rules may be limited if the individual utility is earning in excess of its authorized return on equity.

In July 2008, PSCW Commissioners voted to formally proceed with the promulgation of new retail electric fuel-related cost recovery rules in Wisconsin that were developed by PSCW staff in 2007. A public hearing and comment period, as well as subsequent legislative committee review, are required before any changes to the current rules could become effective. More recently the PSCW has indicated some desire for statutory changes prior to promulgating revised fuel rules. WPL expects the fuel cost recovery process will be a subject of both legislative and administrative interest in 2009. WPL is currently unable to predict the final outcome of this initiative.

Recent Regulatory-related Legislative Developments -

Greenhouse Gas (GHG) Emissions Legislative Developments:

Midwestern GHG Accord (GHG Accord) - In November 2007, several Midwest state Governors (including the Governor of Wisconsin) signed the GHG Accord to be carried out through the Midwest Governor’s Association (MGA). Under the GHG Accord, a working group is discussing implementation of a Midwestern GHG Reduction Program that will: 1) establish GHG reduction targets and timeframes consistent with member state targets; 2) develop a market-based and multi-sector cap and trade program to help achieve GHG reductions; 3) establish a system to enable tracking, management, and crediting for entities that reduce GHG emissions; and 4) develop and implement additional steps as needed to achieve the reduction targets, such as a low-carbon fuel standards and regional incentives and funding mechanisms. A proposed cap and trade agreement and comprehensive set of GHG proposals from the MGA will not be available until some time later in 2009. Further legislative and/or regulatory action in each participating state will be necessary to adopt any model rule or to implement other provisions that may be proposed under this GHG Accord. WPL is currently unable to determine what impacts the GHG Accord will have on its future financial condition, results of operations or cash flows.

Other - In April 2007, Governor Doyle signed Executive Order 191 which created the Wisconsin Task Force on Global Warming. In July 2008, the task force issued its final report containing policy recommendations for state action on climate change. The report contains a series of short- and long-term goals and action items Wisconsin might undertake. Some of these items require legislative action before they can take effect, while others can be implemented by administrative action.

Specifically, the final report recommends that Wisconsin GHG emissions return to 2005 levels no later than 2014, a 22% reduction from 2005 levels by 2022 and a 75% reduction from 2005 levels by 2050. The report also includes recommendations for aggressive energy efficiency and conservation policies across the Wisconsin economy, recommended exploration of innovative rate design and demand response programs, and calls for the removal of financial disincentives for utilities to promote and invest in conservation and efficiency. The task force report also recommended increased funding for the Wisconsin efficiency program, Focus on Energy, which is funded by a recoverable percentage of utility gross revenues. In addition, the Wisconsin task force final report recommended that utilities be required to produce 25% of the electricity they generate from renewable energy sources by 2025 (current state law is approximately 10% by 2015). These topics continue to be studied by way of various generic dockets which are currently on going. Regarding the cap and trade policy, the task force concluded that a broadly based, multi-sector, mandatory federal level cap and trade program is strongly preferred. However, it also recommended that Wisconsin work with the MGA to develop a regional cap and trade program. Recommendations from these efforts would likely require legislative action before implementation approaches can be determined. In addition, state efforts may be influenced by the outcomes of the GHG Accord. WPL is currently unable to determine what impacts these initiatives will have on its future financial condition, results of operations or cash flows.

Renewable Energy Standards Legislative Developments:

In March 2006, a law (Act 141) governing renewable energy was enacted in Wisconsin. Act 141 commits Wisconsin utilities to a Renewable Portfolio Standard (RPS) using a benchmark of average retail sales of renewable electricity in 2001, 2002 and 2003, which was approximately 3% for WPL. WPL must increase renewable retail electric sales as a percentage of total retail electric sales by two percentage points above this benchmark by 2010 and by six percentage points above this benchmark by 2015. Wisconsin utilities may meet the renewable energy requirements of the RPS with renewable energy generated by the utility, renewable energy acquired under PPAs or the use of renewable resource credits.

Refer to “Strategic Overview - Generation Plan” for discussion of WPL’s generation plan, which includes additional supply from wind generation that will contribute towards WPL meeting the RPS in Wisconsin discussed above. The wind generation proposed by WPL was selected as an economic source of energy as part of a resource planning process. WPL will need to add approximately 50 MW of incremental renewable electric supply to its current electric supply portfolio to increase by 1% its sales from renewable energy sources as a percentage of its total retail electric sales.

Income Tax Legislative Developments:

American Recovery and Reinvestment Bill of 2009 - In February 2009, the ARRB was enacted. The ARRB contains various provisions that are intended to stimulate the economy and provide tax relief to individuals and employers. The most significant provisions of the ARRB for WPL are related to credits available for wind facilities placed in service by Dec. 31, 2012. The bill provides for a choice of the renewable production tax credit over a 10-year period or a 30% investment tax credit based on the qualifying cost of the plant in the year the facility is placed in service. The ARRB also provides a one year extension of 50% bonus depreciation for certain expenditures for property that is acquired or constructed in 2009. WPL is currently evaluating the impacts of ARRB on its financial condition and results of operations. Refer to “Other Matters - Other Future Considerations - Production Tax Credits” for additional details of potential tax credits for WPL’s proposed wind projects.

Wisconsin Senate Bill 62 - In February 2009, SB 62 was enacted. SB 62 contains various provisions intended to reduce the state’s current budget gap. The most significant provision of SB 62 for WPL is combined reporting for corporate income taxation in Wisconsin. WPL is currently evaluating the impacts of SB 62 on its financial condition, results of operations and cash flows from operations.

Emergency Economic Stabilization Act of 2008 (EESA) - In October 2008, the EESA was enacted. The EESA contains various provisions intended to improve the U.S. economy by restoring confidence in the credit markets and providing tax relief to individuals and businesses. One of the tax law changes included in the EESA that may provide benefits to WPL is an extension of tax credits for research and development activities. In January 2009, the PSCW issued an order requiring WPL to defer, with carrying costs at the authorized pre-tax weighted average costs of capital, the revenue requirement impacts resulting from the EESA until future rate proceedings when the impacts are discernable. WPL is currently unable to predict the complete impacts the EESA will have on its financial condition, results of operations and cash flows.

Economic Stimulus Act of 2008 - In February 2008, the ESA was enacted. The ESA contains various provisions that are intended to provide tax relief to individuals and employers. The most significant provision of the ESA for WPL is a 50% bonus tax depreciation deduction for certain expenditures for property that is acquired or constructed in 2008. At Dec. 31, 2008, WPL estimated its related 2008 bonus tax depreciation deduction to be approximately $65 million.

Other Legislative Developments:

Worker, Retiree and Employer Recovery Act of 2008 (WRERA) - In December 2008, the WRERA was enacted. The WRERA contains various provisions that are intended to provide relief to individuals and retirement plan sponsors impacted by material losses to their retirement plan assets in 2008. The most significant provision of the WRERA that may impact WPL relates to pension plan funding relief. The WRERA permits pension plan asset values to be smoothed over a 24-month period and eliminates the cliff effect for companies that do not achieve their annual funding targets. Refer to “Liquidity and Capital Resources - Cash Flows - Operating Activities - Pension Plan Contributions” for discussion of anticipated retirement plan contributions by WPL that are expected to meet or exceed the new pension plan funding requirements under WRERA.

Other Recent Regulatory Developments -

Clean Air Compliance Projects - WPL must file a construction application and receive authorization from the PSCW to proceed with any individual clean air compliance project containing estimated project costs of $8 million or more. In March 2007, the PSCW approved the deferral of the retail portion of WPL’s incremental pre-certification and pre-construction costs for current or future clean air compliance rule projects requiring PSCW approval, effective with the request date of November 2006. WPL currently anticipates that such deferred costs will be recovered in future rates and therefore does not expect these costs to have an adverse impact on its financial condition or results of operations. Refer to “Strategic Overview - Multi-emission Compliance Plan” for discussion of WPL’s construction applications filed with the PSCW in 2007 to install air pollution controls to reduce SO2 and mercury emissions at Nelson Dewey and in 2008 to install air pollution controls to reduce NOx at Edgewater Unit 5.

Advanced Metering Infrastructure - AMI technology is expected to improve customer service, enhance energy management initiatives and provide operational savings through increased efficiencies. WPL currently plans to fully install AMI through a phased approach from 2008 through 2010. In February 2008, the PSCW issued an order approving WPL’s CA application for construction authority for the installation of AMI in Wisconsin. WPL’s capital expenditures for AMI are currently estimated to be $95 million ($75 million for the electric portion and $20 million for the gas portion).

MISO Market - In August 2007, the PSCW issued an order requiring WPL to discontinue, effective Dec. 31, 2007, the deferral of the retail portion of certain costs incurred by WPL to participate in the MISO market. Beginning Jan. 1, 2008, these MISO costs are subject to recovery through WPL’s retail electric fuel-related cost recovery mechanism. At Dec. 31, 2008, WPL had $10 million of deferred retail costs incurred prior to 2008 to participate in the MISO market that were recognized in “Regulatory assets” on the Consolidated Balance Sheet. In December 2008, WPL received approval from the PSCW, as part of the stipulated agreement reached regarding the 2009/2010 retail rate case, to recover the $10 million of deferred retail costs over a two-year period ending Dec. 31, 2010.

Depreciation Study - In February 2008, the PSCW issued an order approving the implementation of updated depreciation rates for WPL effective July 1, 2008 as a result of a new depreciation study. In June 2008, FERC accepted the updated depreciation rates for use in WPL’s wholesale formula rates. Refer to Note 1(e) of the “Notes to Consolidated Financial Statements” for details of the depreciation study.

Electric Demand Planning Reserve Margin (PRM) - The PSCW requires WPL to maintain a PRM above its projected annual peak demand forecast to help ensure reliability of electric service to its customers. In October 2008, the PSCW issued an order lowering the PRM requirement from 18.0% to 14.5% for long-term planning (planning years two through 10). The PSCW also determined that the short-term (planning year one) PRM for Wisconsin utilities will follow the PRM established by MISO under Module E - Resource Adequacy Requirements of its Open Access Transmission and Energy Markets Tariff. WPL does not expect the reduction in the PRM to change its current generation plan.

Electric Risk Management Plan (ERMP) - In October 2008, the PSCW issued an order approving an ERMP for WPL that expires in December 2010. The ERMP determines hedging options for WPL’s electric operations and which costs of hedging transactions can be included in fuel costs for purposes of cost recovery. The ERMP was developed with the involvement of individuals representing key customer groups as well as PSCW staff, and as proposed, included a number of new elements which would expand WPL’s hedging options, including longer time horizons and greater protections for decisions made to take advantage of unusual market conditions. However, in approving the ERMP, the PSCW added a new limitation that WPL may not hedge more than a cumulative 75% of a future month’s expected open position (expected electric system demand less expected generation and firm purchases) although this limitation may be waived for the month immediately preceding the future month in order to assure reliable provision of service.

RESULTS OF OPERATIONS

Overview - WPL’s earnings available for common stock increased $5 million in 2008 and $8 million in 2007. The 2008 increase was primarily due to lower purchased power capacity costs and higher AFUDC related to the construction of WPL’s Cedar Ridge wind project. These items were partially offset by higher interest expense resulting from the issuance of WPL’s 7.6% debentures in October 2008 and gains in 2007 from WPL’s performance-based gas commodity cost recovery program. The 2007 increase was primarily due to improved retail electric fuel-related cost recoveries and lower retirement plan and incentive expenses. These items were partially offset by lower gains in 2007 from WPL’s performance-based gas commodity cost recovery program.

Electric Margins - Electric margins are defined as electric operating revenues less electric production fuel and purchased power expenses. Management believes that electric margins provide a more meaningful basis for evaluating utility operations than electric operating revenues since electric production fuel and purchased power expenses are generally passed through to customers, and therefore, result in changes to electric operating revenues that are comparable to changes in electric production fuel and purchased power expenses. Electric margins and megawatt-hour (MWh) sales for WPL were as follows:

	Revenues and Costs (dollars in millions)					MWhs Sold (MWhs in thousands)
	2008	2007	(a)	2006	(b)	2008	2007	(a)	2006	(b)
Residential	$389.5	$396.3	(2%)	$385.9	3%	3,446	3,549	(3%)	3,513	1%
Commercial	218.1	219.0	—	212.4	3%	2,270	2,310	(2%)	2,277	1%
Industrial	327.7	329.9	(1%)	323.0	2%	4,748	4,942	(4%)	4,948	—

Retail subtotal	935.3	945.2	(1%)	921.3	3%	10,464	10,801	(3%)	10,738	1%
Sales for resale:
Wholesale	178.5	158.5	13%	143.3	11%	3,364	3,141	7%	3,029	4%
Bulk power and other	10.0	14.5	(31%)	20.7	(30%)	301	969	(69%)	1,082	(10%)
Other	29.2	22.5	30%	26.1	(14%)	74	74	—	72	3%

Total revenues/sales	1,153.0	1,140.7	1%	1,111.4	3%	14,203	14,985	(5%)	14,921	—

Electric production fuel	174.6	170.0	3%	151.0	13%
Purchased power expense:
Energy	259.6	247.5	5%	271.9	(9%)
Capacity	145.1	166.6	(13%)	155.6	7%

Total electric production fuel and purchased power expense	579.3	584.1	(1%)	578.5	1%

Margins	$573.7	$556.6	3%	$532.9	4%

(a)	Reflects the % change from 2007 to 2008. (b) Reflects the % change from 2006 to 2007.

2008 vs. 2007 Summary - Electric margins increased $17 million, or 3%, in 2008, primarily due to $16 million of purchased power capacity costs in 2007 related to a contract that ended in December 2007, $8 million of lower purchased power capacity costs in 2008 from the Kewaunee PPA and a $4 million impact from changes in WPL’s annual adjustments to unbilled revenue estimates. These items were partially offset by an $11 million reduction in electric margins from the impact of fuel and purchased power energy cost recoveries and lower industrial sales volumes due to the negative impact the slowing economy in 2008 had on WPL’s large industrial customer demand during such period.

2007 vs. 2006 Summary - Electric margins increased $24 million, or 4%, in 2007, primarily due to the impact of WPL’s 2007 retail base rate increase, which began in January 2007, an increase in weather-normalized retail sales volumes, and the net impacts of weather conditions and WPL’s weather hedging activities. These increases were partially offset by the impact of annual adjustments to WPL’s unbilled revenue estimates during the second quarter and the impact of WPL’s sale of its electric distribution properties in Illinois in February 2007. The impact of WPL’s 2007 retail base rate increase resulted in retail fuel-related rates exceeding retail fuel-related costs by approximately $16 million in 2007. The increase in weather-normalized retail sales volumes was primarily due to the negative impact high electric prices during 2006 had on customer usage during that period.

Fuel and Purchased Power Energy (Fuel-related) Cost Recoveries - WPL’s electric production fuel and purchased power energy expense increased $17 million, or 4%, and decreased $5 million, or 1%, in 2008 and 2007, respectively, primarily due to changes in commodity prices. WPL’s rate recovery mechanism for wholesale fuel-related costs provides for subsequent adjustments to its wholesale electric rates for changes in commodity costs, thereby mitigating impacts of changes to commodity costs on its electric margins.

WPL’s retail fuel-related costs incurred in both 2008 and 2007 were lower than the forecasted fuel-related costs used to set retail rates during such periods. WPL estimates the lower than forecasted retail fuel-related costs increased electric margins by approximately $5 million and $16 million in 2008 and 2007, respectively. WPL’s recovery of fuel-related costs during 2006 did not have a significant impact on its electric margins. The 2008 and 2007 increases in electric margins relate to fuel-related fuel cost recoveries during January 2008 through March 2008 and January 2007 through May 2007, respectively. In accordance with orders received from the PSCW, WPL established reserves for rate refund of $23 million in 2008 and $20 million in 2007 for the estimated refunds related to the over-recovery of retail fuel-related costs during the months of April 2008 through December 2008 and June 2007 through December 2007, respectively. WPL refunded approximately $4 million of these rate refunds to its retail electric customers in 2007 and $16 million in 2008.

Refer to “Other Matters - Market Risk Sensitive Instruments and Positions - Commodity Price Risk” for discussion of risks associated with increased fuel and purchased power energy costs on WPL’s electric margins. Refer to “Rates and Regulatory Matters - Utility Fuel Cost Recovery” and Note 1(h) of the “Notes to Consolidated Financial Statements” for additional information relating to recovery mechanisms for electric fuel and purchased power energy costs including proposed changes to the retail rate recovery mechanism in place in Wisconsin for fuel-related costs.

Impacts of Weather Conditions - Estimated increases (decreases) to WPL’s electric margins from the net impacts of weather and WPL’s weather hedging activities were as follows (in millions):

	2008	2007	2006
Weather impacts on demand compared to normal weather	($1)	$5	$—
Gains (losses) from weather derivatives (a)	1	(3)	(2)

Net weather impact	$—	$2	($2)

(a)	Recorded in “Other” revenues in the above table.

WPL’s electric sales demand is seasonal to some extent with the annual peak normally occurring in the summer months due to air conditioning usage by its residential and commercial customers. Cooling degree days (CDD) data is used to measure the variability of temperatures during summer months and is correlated with electric sales demand. Heating degree days (HDD) data is used to measure the variability of temperatures during winter months and is correlated with electric and gas sales demand. Refer to “Gas Margins - Impacts of Weather Conditions” for details regarding HDD in WPL’s service territory. CDD in WPL’s service territory were as follows:

	Actual
	2008	2007	2006	Normal (a)
CDD (a):
Madison, Wisconsin	538	781	637	642

(a)	CDD are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical CDD.

WPL utilizes weather derivatives based on CDD and HDD to reduce the potential volatility on its margins during the summer months of June through August and the winter months of November through March, respectively. WPL estimated the impact on demand compared to normal weather during September 2008, 2007 and 2006 (such months were not covered by weather derivatives) was $0, $1 million and ($2) million, respectively.

Purchased Power Capacity Costs - WPL enters into PPAs to help meet the electricity demand of its customers. Certain of these PPAs include minimum payments for WPL’s rights to electric generating capacity. Details of purchased power capacity costs included in the electric margin table above were as follows (in millions):

	2008	2007	2006
Kewaunee PPA	$62	$70	$68
Riverside PPA	56	57	53
RockGen PPA	16	16	15
Minnesota Power PPA - Expired December 2007	—	16	15
Other	11	8	5

	$145	$167	$156

At Dec. 31, 2008, the future estimated purchased power capacity costs related to the Kewaunee (expires in 2013), Riverside (expires in 2013) and RockGen (expires in 2009) PPAs were as follows (in millions):

	2009	2010	2011	2012	2013
Kewaunee PPA	$74	$73	$52	$60	$63
Riverside PPA	57	57	58	59	17
RockGen PPA	7	—	—	—	—

Unbilled Revenue Estimates - In the second quarter of each year, when weather impacts on electric sales volumes are historically minimal, WPL refines its estimates of unbilled electric revenues. Adjustments resulting from these refined estimates can increase (e.g. 2006) or decrease (e.g. 2007) electric margins reported in the second quarter. Estimated increases (decreases) in WPL’s electric margins from the annual adjustments to unbilled revenue estimates recorded in the second quarter of 2008, 2007 and 2007 were $0, ($4) million and $4 million, respectively.

Sales Trends - Wholesale and retail sales volumes in 2008 and 2007 were impacted by WPL’s sales of its electric distribution properties in Illinois in February 2007. Prior to these asset sales, electric revenues and MWhs sold to retail customers in Illinois were included in residential, commercial and industrial sales in the electric margin table above. Upon completion of these asset sales, WPL entered into separate wholesale agreements to continue to provide electric service to its former retail customers in Illinois. Electric revenues and MWhs sold under these wholesale agreements are included in wholesale sales in the electric margin table above. The lower pricing for wholesale customers as compared to retail customers resulted in a decrease to electric margins following the sale of the electric distribution properties in Illinois.

Bulk power and other revenue changes were largely due to changes in revenues from sales in the wholesale energy market operated by MISO. These changes are impacted by several factors including the availability of WPL’s generating facilities and electricity demand within MISO. Changes in bulk power and other sales revenues were largely offset by changes in electric production fuel and purchased power expense and therefore did not have a significant impact on electric margins.

Refer to “Other Matters - Other Future Considerations - Electric Sales Projections” for discussion of retail electric sales projections expected to be influenced by the current economic conditions.

Gas Margins - Gas margins are defined as gas operating revenues less cost of gas sold. Management believes that gas margins provide a more meaningful basis for evaluating utility operations than gas operating revenues since cost of gas sold are generally passed through to customers, and therefore, result in changes to gas operating revenues that are comparable to changes in cost of gas sold. Gas margins and dekatherm (Dth) sales for WPL were as follows:

	Revenues and Costs (dollars in millions)					Dths Sold (Dths in thousands)
	2008	2007	(a)	2006	(b)	2008	2007	(a)	2006	(b)
Residential	$165.7	$145.2	14%	$144.9	—	12,520	11,596	8%	11,270	3%
Commercial	103.2	84.0	23%	84.4	—	9,362	8,337	12%	8,155	2%
Industrial	10.7	8.2	30%	8.3	(1%)	1,019	883	15%	876	1%

Retail subtotal	279.6	237.4	18%	237.6	—	22,901	20,816	10%	20,301	3%
Interdepartmental	5.6	14.8	(62%)	17.0	(13%)	1,156	2,264	(49%)	2,116	7%
Transportation/other	14.8	13.5	10%	19.3	(30%)	24,477	24,478	—	21,094	16%

Total revenues/sales	300.0	265.7	13%	273.9	(3%)	48,534	47,558	2%	43,511	9%

Cost of gas sold	213.6	175.0	22%	174.8	—

Margins	$86.4	$90.7	(5%)	$99.1	(8%)

(a)	Reflects the % change from 2007 to 2008. (b) Reflects the % change from 2006 to 2007.

2008 vs. 2007 Summary - Gas margins decreased $4 million, or 5% in 2008, primarily due to $5 million of gains in 2007 from WPL’s performance-based gas commodity cost recovery program (benefits were allocated between ratepayers and WPL) and a decrease in weather-normalized retail residential sales largely due to the negative impacts high natural gas prices and the slowing economy in 2008 had on customer demand during such period. These items were partially offset by an estimated $5 million increase in gas margins from changes in the net impacts of weather conditions and WPL’s weather hedging activities.

2007 vs. 2006 Summary - Gas margins decreased $8 million, or 8%, in 2007, primarily due to $8 million of lower gains from WPL’s performance-based gas commodity cost recovery program (benefits were allocated between ratepayers and WPL) and the net impacts of weather conditions and WPL’s weather hedging activities. These items were partially offset by an increase in weather-normalized retail sales volumes largely caused by the negative impact high natural gas prices in the first quarter of 2006 had on customer usage during that period.

Natural Gas Cost Recoveries - In 2008 and 2007, WPL’s cost of gas sold increased $39 million, or 22%, primarily due to an increase in natural gas prices and an increase in Dths sold to retail customers. Due to WPL’s rate recovery mechanisms for natural gas costs, these changes in cost of gas sold resulted in comparable changes in gas revenues and, therefore, did not have a significant impact on gas margins. Refer to Note 1(h) of the “Notes to Consolidated Financial Statements” for additional information relating to natural gas cost recoveries.

Impacts of Weather Conditions - Estimated increases (decreases) to WPL’s gas margins from the net impacts of weather and WPL’s weather hedging activities were as follows (in millions):

	2008	2007	2006
Weather impacts on demand compared to normal weather	$4	($1)	($5)
Gains (losses) from weather derivatives (a)	(2)	(2)	4

Net weather impact	$2	($3)	($1)

(a)	Recorded in “Transportation/other” revenues in the above table.

WPL’s gas sales demand follows a seasonal pattern with an annual base load of gas and a large heating peak occurring during the winter season. HDD data is used to measure the variability of temperatures during winter months and is correlated with gas sales demand. HDD in WPL’s service territory were as follows:

	Actual
	2008	2007	2006	Normal (a)
HDD (a):
Madison, Wisconsin	7,714	6,935	6,520	7,095

(a)	HDD are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDD.

WPL utilizes weather derivatives based on HDD to reduce the potential volatility on its gas margins during the winter months of November through March.

Performance-based Gas Commodity Recovery Program - During 2006, WPL had a gas performance incentive which included a sharing mechanism whereby 50% of gains and losses relative to current commodity prices, as well as other benchmarks, were retained by WPL, with the remainder refunded or recovered from customers. Starting in 2007, the program was modified such that 35% of all gains and losses from WPL’s gas performance incentive sharing mechanism were retained by WPL, with 65% refunded to or recovered from customers. Effective Nov. 1, 2007, WPL’s gas performance incentive sharing mechanism was terminated and replaced with a modified one-for-one pass through of gas costs. WPL’s performance-based gas commodity recovery program resulted in gains which increased gas margins by $5 million and $13 million in 2007 and 2006, respectively. Refer to Note 1(h) of the “Notes to Consolidated Financial Statements” for additional details of the gas commodity recovery program implemented in the fourth quarter of 2007.

Sales Trends - Transportation/other sales volumes were higher in 2008 and 2007 as compared to 2006 largely due to the impact of WPL’s sales of its gas distribution properties in Illinois in February 2007. Prior to these asset sales, gas revenues and Dths sold to retail customers in Illinois were included in residential, commercial and industrial sales in the gas margin table above. Upon completion of these asset sales, WPL entered into agreements to continue to provide services for this Illinois demand. Gas revenues and Dths sold under these agreements were included in transportation/other sales in the gas margin table above. The lower pricing for transportation/other customers as compared to retail customers resulted in a decrease to gas margins following the sale of the gas distribution properties in Illinois.

WPL supplies natural gas to the natural gas-fired generating facilities it owns and operates and accounts for these sales as interdepartmental gas sales. Interdepartmental gas sales volumes were lower in 2008 as compared to 2007 and 2006 due largely to decreased usage of natural gas-fired generating facilities in 2008 to meet electric demand partially due to cool summer weather conditions in 2008.

Refer to “Rates and Regulatory Matters - Utility Rate Cases” for discussion of WPL’s electric and gas rate filings. Refer to Note 11(b) of the “Notes to Consolidated Financial Statements” for additional information regarding weather derivatives entered into by WPL in the fourth quarter of 2008 to reduce potential volatility on its margins from Jan. 1, 2009 through March 31, 2009.

Other Revenues -

2007 vs. 2006 Summary - Other revenues decreased $6 million in 2007, primarily due to lower coal sales. Changes in other revenues were largely offset by related changes in other operation and maintenance expenses.

Electric Transmission Service Expenses -

2008 vs. 2007 Summary - Electric transmission service expenses increased $12 million in 2008, largely due to increased transmission rates billed to WPL by ATC.

2007 vs. 2006 Summary - Electric transmission service expenses increased $10 million in 2007, largely due to increased transmission rates billed to WPL by ATC.

Other Operation and Maintenance Expenses -

2008 vs. 2007 Summary - Other operation and maintenance expenses decreased $4 million primarily due to $7 million of lower pension and other postretirement benefits expenses, $7 million of lower incentive-related compensation expenses and a $4 million regulatory-related charge in the first quarter of 2007. These items were partially offset by $5 million of higher employee health care costs, a $4 million regulatory-related charge in the fourth quarter of 2008, $3 million of lower regulatory liability amortizations and $1 million of higher bad debt expenses primarily due to the current economic conditions.

2007 vs. 2006 Summary - Other operation and maintenance expenses decreased $9 million in 2007, primarily due to $7 million of lower pension and other postretirement benefits expenses largely due to the impact of benefit plan contributions in 2006, $5 million of lower incentive-related compensation expense and lower expenses related to coal sales. These decreases were partially offset by a $4 million regulatory-related charge in 2007.

Refer to “Other Matters - Other Future Considerations - Pension and Other Postretirement Benefits Costs for 2009” for discussion of anticipated material increases in pension and other postretirement benefits expenses in 2009 resulting from decreases in retirement plans’ assets during 2008.

Depreciation and Amortization -

2008 vs. 2007 Summary - Depreciation and amortization expenses decreased $8 million in 2008, primarily due to a $9 million decrease from the implementation of lower depreciation rates on July 1, 2008 as a result of a new depreciation study and lower amortization expenses from enterprise resource planning software that became fully amortized in the third quarter of 2007. These items were partially offset by additional depreciation expense from the impact of utility property additions including WPL’s Cedar Ridge wind project that was placed in service in the fourth quarter of 2008.

2007 vs. 2006 Summary - Depreciation and amortization expense increased $3 million in 2007, primarily due to additional depreciation expense from the impact of property additions, partially offset by lower software amortization.

Refer to “Rates and Regulatory Matters” for discussion of the interplay between utility operating expenses and utility margins given their impact on WPL’s utility rate activities.

Interest Expense -

2008 vs. 2007 Summary - Interest expense increased $13 million in 2008, primarily due to higher interest expense from WPL’s 6.375% debentures issued in August 2007 and 7.6% debentures issued in October 2008. These items were partially offset by lower interest expense as a result of WPL’s 7% debentures retired in June 2007 and 5.7% debentures retired in October 2008.

2007 vs. 2006 Summary - Interest expense increased $1 million in 2007, primarily due to the impact of WPL’s 6.375% debentures issued in 2007, substantially offset by the impact of WPL’s 7% debentures retired in 2007 and interest expense accrued in 2006 on the regulatory liability related to the reserve for rate refund associated with WPL’s fuel-related rate case.

Equity Income from Unconsolidated Investments - 2008 vs. 2007 Summary - Equity income from unconsolidated investments increased $6 million in 2008, primarily due to $5 million of higher equity income from ATC.

AFUDC - 2008 vs. 2007 Summary - AFUDC increased $7 million in 2008, primarily due to AFUDC recognized in 2008 related to the construction of WPL’s Cedar Ridge wind project.

Income Taxes - The effective income tax rates were 36.6%, 34.3%, and 37.1% in 2008, 2007 and 2006, respectively.

2008 vs. 2007 Summary - The increased effective tax rate for 2008 compared to 2007 was primarily due to a reserve recorded in 2008 for a tax-related regulatory asset and deferred tax rate changes as a result of estimated higher state income tax rates from apportionment changes anticipated in the future.

2007 vs. 2006 Summary - The decreased effective income tax rate for 2007 compared to 2006 was primarily due to lower state taxes, amortization of prior years deferred manufacturing production deduction tax benefits and increased current year manufacturing production deductions.

Refer to Note 5 of the “Notes to Consolidated Financial Statements” for additional information. Refer to “Other Matters - Other Future Considerations - Production Tax Credits” for discussion of tax credits for wind projects, which are expected to decrease future effective income tax rates.

LIQUIDITY AND CAPITAL RESOURCES

Overview - WPL believes it has, and expects to maintain, an adequate liquidity position to operate its business as a result of available capacity under its revolving credit facility and operating cash flows. Based on its liquidity position and capital structure, WPL believes it will be able to secure the additional capital required to implement its strategic plan and to meet its long-term contractual obligations. Access by WPL to capital markets to fund its future capital requirements is largely dependent on its credit quality and on developments in those capital markets.

Liquidity Position - At Dec. 31, 2008, WPL had $196 million of available capacity under its revolving credit facility. Refer to “Cash Flows - Financing Activities - Short-term Debt” for further discussion of the credit facility.

Capital Structure - WPL plans to maintain consolidated debt-to-total capitalization ratios that are consistent with investment-grade credit ratings to facilitate access to capital markets on reasonable terms and conditions. WPL’s capital structure at Dec. 31, 2008 was as follows (dollars in millions):

Common equity	$1,159.5	56.7%
Preferred equity	60.0	2.9%
Long-term debt (incl. current maturities)	782.9	38.3%
Short-term debt	43.7	2.1%

	$2,046.1	100.0%

In addition to capital structure, other important financial considerations used to determine the characteristics of future financings include financial coverage ratios, flexibility for WPL’s generation plan, state regulations and the levels of debt imputed by rating agencies. The most significant debt imputations include a portion of the Kewaunee, Riverside and RockGen PPAs. Refer to “Rates and Regulatory Matters - Utility Rate Cases - 2007 Retail Rate Case” for details of imputed debt adjustments approved by the PSCW in WPL’s 2007 retail rate case, which was not changed in the recent stipulated agreement approved by the PSCW in December 2008.

WPL intends to manage its capital structure in such a way that it does not compromise its ability to raise the necessary funding required to enable it to continue to provide utility services reliably and at reasonable costs. Key considerations include maintaining access to the financial markets on the terms, in the amounts and within the timeframes required to fund WPL’s strategic plan, retaining a prudent level of financial flexibility and maintaining its investment-grade credit ratings. The capital structure is only one of a number of components that needs to be actively managed in order to achieve these objectives. WPL currently expects to maintain a capital structure in which total debt would not exceed 40% to 45%, and preferred stock would not exceed 5% to 10%, of total capital. These targets may be adjusted depending on subsequent developments and their potential impact on WPL’s investment-grade credit ratings.

Credit and Capital Market Developments - Financial markets have come under considerable strain over the past year, resulting in adverse impacts on the availability and terms of credit for businesses. A number of initiatives are underway by the U.S. Treasury Department and the Federal Reserve System intended to contain the contraction of credit in the economy and of liquidity in the various capital markets. However, financial market conditions remain highly sensitive to the evolving economic outlook. Liquidity in the various markets has fluctuated unpredictably, as investment flows into the safety of U.S. Treasury obligations have led to historically low yields in shorter-dated Treasury bills, inducing funds to be re-invested in higher-yielding instruments and/or longer-dated instruments at the beginning of 2009.

WPL is aware of the potential implications these credit and capital market developments might have on its ability to raise the external funding required for its operations and capital expenditure plan. WPL had already taken measures over the past several years to improve its financial strength including: securing a multi-year committed revolving credit facility to provide backstop liquidity to its commercial paper programs and a committed source of alternative liquidity in the event the commercial paper market becomes disrupted; extending WPL’s long-term debt maturity profile and avoiding undue concentrations of maturities over the next few years; and converting WPL’s pollution control revenue bonds from variable interest rates to fixed interest rates. As discussed below, WPL retains flexibility in undertaking its capital expenditure program, particularly with respect to capital expenditures to fund the infrastructure investment program within its strategic plan.

Primary Sources and Uses of Cash - WPL’s most significant source of cash is electric and gas sales to its customers. Cash from these sales reimburses WPL for prudently incurred expenses to provide service to its customers and provides WPL a return on rate base assets required to provide such services. Operating cash flows are expected to cover the majority of WPL’s capital expenditures required to maintain its current infrastructure and dividends paid to Alliant Energy. Capital requirements needed to retire debt and fund capital expenditures for utility rate base growth related to new generating facilities and environmental compliance programs, are expected to be financed primarily through external financings. Ongoing monitoring of credit and capital market conditions allows management to monitor the availability of funding and the terms and conditions attached to such financing. In order to maintain debt-to-total capitalization ratios that are consistent with investment-grade ratings, WPL may periodically fund such capital requirements with additional debt and equity.

Cash Flows - Selected information from the Consolidated Statements of Cash Flows is as follows (in millions):

	2008	2007	2006
Cash flows from (used for):
Operating activities	$239.7	$258.0	$162.6
Investing activities	(376.0)	(207.0)	(149.0)
Financing activities	140.4	(52.2)	(12.0)

Operating Activities -

2008 vs. 2007 - WPL’s cash flows from operating activities decreased $18 million primarily due to $22 million of collateral payments received from counterparties of derivative contracts in 2007, $16 million of refunds paid to retail electric customers in 2008 for over-recovered fuel-related costs in 2007 and other changes in working capital. These items were partially offset by $32 million of lower income tax payments.

2007 vs. 2006 - WPL’s cash flows from operating activities increased $95 million primarily due to lower pension plan contributions, changes in collateral paid to and received from counterparties of derivative contracts, the impact of improved retail fuel-related cost recoveries and other changes in working capital. These items were partially offset by higher income tax payments.

Pension Plan Contributions - In 2006, the Pension Protection Act of 2006 was enacted. This legislation included changes to minimum funding level requirements of pension plans beginning in 2008. In December 2008, the Worker, Retiree and Employer Recovery Act of 2008 was enacted. This legislation provides pension plan funding relief to retirement plan sponsors impacted by material losses to their retirement plan assets in 2008. WPL is currently in compliance with these two acts and expects to maintain compliance with these acts as a result of future expected pension plan contributions. Pension plan contributions for WPL include contributions to its qualified pension plan as well as an allocated portion of the contributions to pension plans sponsored by Corporate Services and were $0, $0 and $43 million for 2008, 2007 and 2006, respectively. Estimates of pension plan contributions expected to be made in 2009, 2010 and 2011 are $20 million, $15 million and $15 million, respectively, which are based on the funded status and assumed return on assets as of the Dec. 31, 2008 measurement date for WPL’s plans. Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for discussion of the current funded levels of WPL’s pension plan.

Investing Activities -

2008 vs. 2007 - WPL’s cash flows used for investing activities increased $169 million primarily due to $160 million of higher construction expenditures including expenditures for its Cedar Ridge wind project in 2008 and $24 million of net proceeds from the sale of its Illinois properties in 2007.

2007 vs. 2006 - WPL’s cash flows used for investing activities increased $58 million primarily due to construction expenditures related to the Cedar Ridge wind project in 2007 and proceeds from the liquidation of nuclear decommissioning trust fund assets in 2006. These items were partially offset by proceeds from the sale of its Illinois properties in 2007.

Construction and Acquisition Expenditures - Capital expenditures, investments and financing plans are reviewed, approved and updated as part of WPL’s strategic planning and budgeting processes. In addition, significant capital expenditures and investments are subject to a cross-functional review prior to approval. Changes in WPL’s anticipated construction and acquisition expenditures may result from a number of reasons including economic conditions, regulatory requirements, ability to obtain adequate and timely rate relief, changing market conditions and new opportunities. WPL currently anticipates construction and acquisition expenditures during 2009, 2010 and 2011 as follows (in millions):

	2009	2010	2011
Generation - new facilities:
Wind - Bent Tree	$165	$285	$—
Wind - Other	20	90	135
Gas - NEF (a)	95	—	—

Total generation - new facilities	280	375	135
Environmental	35	200	310
Advanced metering infrastructure	55	5	—
Other capital expenditures	175	175	175

	$545	$755	$620

(a)	WPL currently plans to purchase NEF from Resources effective June 1, 2009.

Cost estimates represent WPL’s estimated portion of total escalated construction and acquisition expenditures in millions of dollars and exclude AFUDC, if applicable. WPL has not yet entered into contractual commitments relating to the majority of its anticipated future capital expenditures. As a result, it has discretion with regard to the level of capital expenditures eventually incurred and closely monitors and frequently updates such estimates based on numerous economic and other factors. WPL has capital purchase obligations under a master supply agreement executed in the second quarter of 2008 with Vestas for the purchase of 500 MW of wind turbine generator sets and related equipment to support its wind generation plans. Refer to “Certain Financial Commitments - Contractual Obligations” for long-term contractual obligations related to wind projects and “Strategic Overview” for further discussion of WPL’s generation plan and multi-emission compliance plan.

WPL expects to finance its 2009 to 2011 capital expenditure plan in a manner that allows it to adhere to the capital structure targets discussed in the “Capital Structure” section above. 2009 capital expenditures are expected to be funded with a combination of short-term debt and internally generated cash. Such short-term debt is expected to be refinanced with approximately $250 million of long-term debt issuances and capital contributions from WPL’s parent in the second half of 2009. The precise characteristics of the financing for the 2010 and 2011 capital expenditures will be determined closer to the time that the financing is required. Flexibility will be required in implementing the long-term financing for capital expenditure plans to allow for scheduling variations in the required authorization and construction work, changing market conditions and any adjustments that might be required to ensure there are no material adverse impacts to WPL’s capital structure.

Proceeds from Asset Sales - Net proceeds from asset sales have been used for general corporate purposes. Proceeds from assets sales for WPL during 2008, 2007 and 2006 were as follows (in millions):

	2008	2007	2006
Assets Sold:
Electric and gas utility assets in Illinois	$—	$24	$—
Other	3	—	4

	$3	$24	$4

Financing Activities -

2008 vs. 2007 - WPL’s cash flows from financing activities increased $193 million primarily due to $100 million of lower common stock dividends and a $100 million capital contribution from its parent, Alliant Energy, in 2008. These items were partially offset by changes in the amount of long-term debt issued and retired during 2008 and 2007 discussed below.

2007 vs. 2006 - WPL’s cash flows used for financing activities increased $40 million primarily due to higher common stock dividends and a capital contribution from Alliant Energy in 2006. These items were partially offset by changes in the amount of debt issued and retired.

State Regulatory Financing Authorization - In September 2008, WPL received authorization from the PSCW to issue up to $350 million of unsecured indebtedness through March 31, 2009 with terms not to exceed 31 years, among other conditions. As of Dec. 31, 2008, WPL had $100 million remaining under the authorization issued by the PSCW.

Shelf Registration - In the third quarter of 2008, WPL filed a shelf registration statement with the SEC. WPL’s shelf registration became effective in August 2008 and provides WPL flexibility to offer up to an aggregate of $450 million of its preferred stock and unsecured debt securities from August 2008 through August 2011. As of Dec. 31, 2008, WPL had $200 million remaining available under its shelf registration.

Common Stock Dividends - Refer to Note 7(a) of the “Notes to Consolidated Financial Statements” for discussion of WPL’s dividend payment restrictions based on the terms of its outstanding preferred stock and applicable regulatory limitations.

Common Stock Issuances - Refer to Note 7(a) of the “Notes to Consolidated Financial Statements” for discussion of capital contributions made by Alliant Energy to WPL during 2008.

Short-term Debt - In October 2007, WPL extended the terms of its revolving credit facility to November 2012. This credit facility backstops commercial paper issuances used to finance short-term borrowing requirements, which fluctuate based on seasonal corporate needs, the timing of long-term financings and capital market conditions. At Dec. 31, 2008, WPL’s short-term borrowing arrangements included a revolving credit facility of $240 million. During the fourth quarter of 2008, WPL became aware that Lehman Brothers Bank (Lehman) may not be able to fund its portion of the commitments under the WPL credit facility agreement. Therefore, Lehman’s total commitment to WPL’s credit facility of $10 million is excluded from the amount above. There are currently 14 lenders that participate in WPL’s credit facility, with aggregate commitments ranging from $8 million to $26 million. At Dec. 31, 2008, additional credit facility information was as follows (dollars in millions):

Commercial paper:
Amount outstanding	$44
Weighted average maturity	6 days
Weighted average interest rates	1.4%
Available credit facility capacity	$196

During 2008, WPL issued commercial paper to meet short-term financing requirements and did not borrow directly under its credit facility.

The credit facility agreement contains a covenant which requires WPL to maintain a debt-to-capital ratio of less than 58%. At Dec. 31, 2008, WPL’s actual debt-to-capital ratio was 44%. The debt component of the capital ratio includes long- and short-term debt (excluding non-recourse debt and hybrid securities to the extent such hybrid securities do not exceed 15% of consolidated capital of the borrower), capital lease obligations, letters of credit, guarantees of the foregoing and new synthetic leases. The equity component excludes accumulated other comprehensive income (loss).

The credit facility agreement contains negative pledge provisions, which generally prohibit placing liens on any of WPL’s property with certain exceptions. Exceptions include among others, securing obligations of up to 5% of the consolidated assets of the borrower, non-recourse project financing and purchase money liens.

The credit facility agreement contains provisions that require, during its term, any proceeds from asset sales, with certain exclusions, in excess of 20% of WPL’s consolidated assets to be used to reduce commitments under its facility. Exclusions include, among others, certain sale and lease-back transactions.

The credit facility agreement contains customary events of default. If an event of default under the credit facility agreement occurs and is continuing, the lenders may declare any outstanding obligations under the credit facility agreement immediately due and payable and could terminate such agreement. In addition, if any order for relief is entered under bankruptcy laws with respect to WPL, then any outstanding obligations under the credit facility agreement would be immediately due and payable. At Dec. 31, 2008, WPL did not have any borrowings outstanding under its credit facility agreement. A default by either Alliant Energy, IPL or Resources would not trigger a cross default event for WPL.

A material adverse change representation is not required for borrowings under the credit facility agreement.

At Dec. 31, 2008, WPL was in compliance with all covenants and other provisions of the credit facility agreement. Refer to Note 8(a) of the “Notes to Consolidated Financial Statements” for additional information on short-term debt.

Long-term Debt - In 2008 and 2007, significant issuances of long-term debt were as follows (dollars in millions):

Year	Amount	Type	Interest Rate	Due Date	Use of Proceeds
2008	$250.0	Debentures	7.6%	Oct-38	Invest in short-term assets, repay short-term debt, and repay at maturity its $60 million 5.7% debentures
2007	$300.0	Debentures	6.375%	Aug-37	Repay short-term debt, pay a $100 million common stock dividend to Alliant Energy to realign WPL’s capital structure, and for working capital purposes

In 2008 and 2007, significant retirements of long-term debt were as follows (dollars in millions):

Year	Amount	Type	Interest Rate	Original Due Date
2008	$60.0	Debentures	5.7%	Oct-08
2007	$105.0	Debentures	7%	Jun-07

In addition, in 2008, WPL converted pollution control revenue bonds from variable interest rates to fixed interest rates as follows (dollars in millions):

Amount Converted	Due Dates	Fixed Interest Rate
$24.5	2014 and 2015	5%
$14.6	2015	5.375%

Refer to Note 8(b) of the “Notes to Consolidated Financial Statements” for additional information on long-term debt.

Creditworthiness -

Credit Ratings - Access to the capital markets and the costs of obtaining external financing are dependent on creditworthiness. WPL is committed to taking the necessary steps required to maintain investment-grade credit ratings. WPL’s current credit ratings and outlooks are as follows:

	Standard & Poor’s Ratings Services (S&P)	Moody’s Investors Service (Moody’s)
Senior unsecured long-term debt	A-	A2
Commercial paper	A-2	P-1
Preferred stock	BBB	Baa1
Corporate/issuer	A-	A2
Outlook	Stable	Stable

Ratings Triggers - The long-term debt of WPL is not subject to any repayment requirements as a result of explicit credit rating downgrades or so-called “ratings triggers.” However, WPL is party to various agreements, including PPAs and fuel contracts that are dependent on maintaining investment-grade credit ratings. In the event of a downgrade below investment-grade level, WPL may need to provide credit support, such as letters of credit or cash collateral equal to the amount of the exposure, or may need to unwind the contract or pay the underlying obligation. In the event of a downgrade below investment-grade level, management believes WPL has sufficient liquidity to cover counterparty credit support or collateral requirements under the various agreements with ratings triggers.

Off-Balance Sheet Arrangements -

Synthetic Leases - WPL utilizes off-balance sheet synthetic operating leases related to the financing of certain utility railcars. Synthetic leases provide favorable financing rates to WPL while allowing it to maintain operating control of its leased assets. Refer to Note 3(a) of the “Notes to Consolidated Financial Statements” for future minimum lease payments and residual value guarantees associated with these synthetic leases.

Special Purpose Entities - Refer to Note 18 of the “Notes to Consolidated Financial Statements” for information regarding Financial Accounting Standards Board Interpretation No. (FIN) 46R, “Consolidation of Variable Interest Entities.”

Certain Financial Commitments -

Contractual Obligations - WPL’s long-term contractual obligations as of Dec. 31, 2008 were as follows (in millions):

	2009	2010	2011	2012	2013	Thereafter	Total
Operating expense purchase obligations (Note 12(b)):
Purchased power and fuel commitments (a)	$375	$209	$103	$101	$111	$46	$945
Other (b)	5	3	1	—	—	—	9
Long-term debt maturities (Note 8(b))	—	100	—	—	—	689	789
Interest - long-term debt obligations	54	50	46	46	46	1,069	1,311
Wind generation projects (Note 12(a)) (c)	132	301	43	—	—	—	476
Neenah Energy Facility (Note 12(a)) (d)	95	—	—	—	—	—	95
Operating leases (Note 3(a))	68	68	61	61	19	7	284
Capital lease (Note 3(b))	15	15	15	15	15	173	248

	$744	$746	$269	$223	$191	$1,984	$4,157

(a)	Purchased power and fuel commitments represent normal business contracts used to ensure adequate purchased power, coal and natural gas supplies and to minimize exposure to market price fluctuations. Alliant Energy, through its subsidiary Corporate Services, has entered into various coal commitments that have not yet been directly assigned to WPL. Such commitments are not included in WPL’s purchased power and fuel commitments.

(b)	Other operating expense purchase obligations represent individual commitments incurred during the normal course of business that exceeded $1 million at Dec. 31, 2008.

(c)	In the second quarter of 2008, Corporate Services, as agent for IPL and WPL, entered into a master supply agreement with Vestas for the purchase of 500 MW of wind turbine generator sets and related equipment to support IPL’s and WPL’s wind generation plans. WPL’s wind generation plan is described in more detail in “Strategic Overview - Generation Plan.” WPL’s minimum future commitments for capital purchase obligations related to this agreement are based on currency exchange rates and steel prices at Dec. 31, 2008. Refer to “Other Matters - Market Risk Sensitive Instruments and Positions” for further discussion of potential impacts of changes in currency exchange rates and steel prices on the minimum future commitments related to this agreement.

(d)	In September 2008 and April 2008, WPL received approval from FERC and the PSCW, respectively, to purchase Resources’ 300 MW, simple-cycle, dual-fueled (natural gas/diesel) electric generating facility in Neenah, Wisconsin. WPL currently plans to acquire NEF effective June 1, 2009.

At Dec. 31, 2008, WPL had $2.5 million of unrecognized tax benefits recorded as liabilities in accordance with FIN 48, “Accounting for Uncertainty in Income Taxes,” which are not included in the above table. It is uncertain if, and when, such amounts may be settled with the respective taxing authorities. Related to these unrecognized tax benefits, WPL also recorded liabilities for potential interest of $0.3 million at Dec. 31, 2008, which are also not included in the above table.

Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for anticipated pension and other postretirement benefits funding amounts, which are not included in the above table. Refer to “Cash Flows - Investing Activities - Construction and Acquisition Expenditures” for additional information on WPL’s construction and acquisition program. In addition, at Dec. 31, 2008, there were various other long-term liabilities and deferred credits included on the Consolidated Balance Sheet that, due to the nature of the liabilities, the timing of payments cannot be estimated and are therefore excluded from the above table.

Environmental -

Overview - WPL is subject to regulation of environmental matters by various federal, state and local authorities as a result of its current and past operations. WPL addresses these environmental matters with pollution abatement programs, which are subject to continuing review and are periodically revised due to various factors, including changes in environmental regulations, construction plans and compliance costs. Given the dynamic nature of environmental regulations and other related regulatory requirements, WPL has established an integrated planning process that is used for environmental compliance of its future anticipated operations. WPL anticipates future expenditures for environmental compliance will be material and will require significant capital investments. WPL anticipates that prudent expenditures incurred to comply with environmental requirements likely would be recovered in rates from its customers. Refer to “Strategic Overview - Multi-emission Compliance Plan” for details of WPL’s multi-emission compliance plan, including estimated capital expenditures. The following are major environmental matters that could potentially have a significant impact on WPL’s financial condition, results of operations and cash flows.

Air Quality - The Clean Air Act (CAA) and its amendments mandate preservation of air quality through existing regulations and periodic reviews to ensure adequacy of these provisions based on scientific data. As part of the basic framework under the CAA, the EPA is required to establish National Ambient Air Quality Standards (NAAQS), which serve to protect public health and welfare. These standards address six “criteria” pollutants, four of which are particularly relevant to WPL’s electric utility operations, including NOx, SO2, particulate matter (PM), and ozone. Ozone is not directly emitted from WPL’s generating facilities; however, NOx emissions may contribute to its formation in the atmosphere.

State implementation plans (SIPs) document the collection of regulations that individual state agencies will apply to maintain NAAQS and related CAA requirements. The EPA must approve each SIP and if a SIP is not acceptable to the EPA or if a state chooses not to issue separate state rules, then the EPA can assume enforcement of the CAA in that state by issuing a federal implementation plan (FIP). Areas that comply with NAAQS are considered to be in attainment, whereas routinely monitored locations that do not comply with these standards may be classified by the EPA as non-attainment and require further actions to reduce emissions. Additional emissions standards may also be applied under the CAA regulatory framework beyond the NAAQS. The specific federal and state regulations that may affect WPL’s operations include: Clear Air Interstate Rule, Clean Air Visibility Rule, Clean Air Mercury Rule, Wisconsin Reasonably Available Control Technology Rule, Wisconsin State Mercury Rule, Ozone National Ambient Air Quality Standards Rule and Fine Particle National Ambient Air Quality Standards Rule and Industrial Boiler and Process Heater Case-by-Case Maximum Achievable Control Technology Rule. WPL also monitors various other potential environmental matters related to air quality, including: litigation of various federal rules issued under the CAA statutory authority; revisions to the New Source Review/Prevention of Significant Deterioration permitting programs and New Source Performance Standards; and proposed legislation or other regulatory actions to regulate the emission of GHG.

Clean Air Interstate Rule - CAIR was issued by the EPA in 2005 to reduce emissions of SO2 and NOx from electric generating units with greater than 25 MW of capacity. CAIR established new SO2 and NOx (both annual and ozone season) emission caps beginning in 2010 and 2009, respectively, with further reductions in SO2 and NOx emission caps effective in 2015. CAIR included a national cap-and-trade system, where compliance may be achieved by either adding air pollution controls and/or purchasing emission allowances. In July 2008, the U.S. Court of Appeals for the D.C. Circuit (D.C. Circuit Court) vacated CAIR in its entirety. In September 2008, the EPA and other affected parties filed petitions requesting the D.C. Circuit Court review this decision, including a request that CAIR be remanded to the EPA for reconsideration and not vacated in its entirety. In October 2008, the D.C. Circuit Court requested the petitioners to file briefs as to whether any party is seeking vacatur of CAIR and whether the D.C. Circuit Court should stay its mandate until the EPA promulgates a revised rule. In December 2008, the D.C. Circuit Court issued an order that denied rehearing of the original court decision and also remanded (rather than vacated) CAIR to the EPA for revision to address flaws identified in the July 2008 opinion in the case. The impact of the court’s remand of CAIR to the EPA is that CAIR obligations became effective Jan. 1, 2009 and require EPA issuance of NOx emission allowances to regulated sources in the first quarter of 2009. In addition, the EPA must undertake additional rule making to revise CAIR in accordance with the remand.

The court ruling in July 2008 did not impact other air quality regulations of the EPA which currently remain in effect including the Acid Rain Program regulations, which utilize a cap and trade program to reduce SO2 emissions. The ruling also does not impact the regulatory requirements for Reasonable Available Control Technology to reduce NOx emissions imposed in the Wisconsin counties that are currently non-attainment areas under the national ambient air quality standard for ozone. The 2008 court ruling may have an indirect impact on the Clean Air Visibility Rule (CAVR) issued by the EPA in 1999 and related Best Available Retrofit Technology Rule (BART) determination guidance in 2005 to address regional haze as discussed below. The EPA’s response to this court decision and associated implications to WPL are uncertain at this time. There are also uncertainties regarding the applicability of state regulations in Wisconsin that were adopted to implement CAIR and state responses in the interim until the uncertainties are resolved.

WPL is currently unable to predict the final outcome of the 2008 court ruling, but expects that capital investments and/or modifications resulting from the reconsidered air quality rules that address SO2 and NOx emissions could be significant. Until CAIR is resolved through further action by the EPA, WPL plans to continue to implement its current multi-emissions compliance plan, which includes investments in air pollution controls for electric generating facilities as well as purchases of emission allowances. WPL will closely monitor the future developments of these regulations and update its multi-emission compliance plan as needed.

Clean Air Visibility Rule - CAVR requires states to develop and implement SIPs to address visibility impairment in designated national parks and wilderness areas across the country with a national goal of no impairment by 2064. Affected states, including Wisconsin, were required to submit a CAVR SIP to the EPA by December 2007 to include BART air pollution controls and other additional measures needed for reducing state contributions to regional haze. Wisconsin has not yet submitted a CAVR SIP for EPA review. In January 2009, the EPA found Wisconsin to be deficient regarding the CAVR SIP submittal. The EPA is now required to promulgate a FIP within two years. However, the FIP requirement is void if a state submits a regional haze SIP, and the EPA approves that SIP within the two-year period. Electric generating facility emissions of primary concern for BART and regional haze regulation include SO2, NOx and PM. There are pending obligations under the EPA’s CAVR to complete BART determinations that would evaluate control options to reduce these emissions at certain WPL units that were in existence on Aug. 7, 1977 and began operation after Aug. 7, 1962. The D.C. Circuit Court CAIR ruling in 2008 may have an indirect impact on the CAVR and BART SIP implementation approach because the EPA allowed for BART obligations for SO2 and NOx emissions to be fulfilled by the CAIR program and this compliance approach was adopted by Wisconsin. As a result of the D.C. Circuit Court CAIR ruling in December 2008 to revise CAIR, there are uncertainties in the applicability of and compliance outcomes of BART control approaches that will be approved for inclusion in Wisconsin CAVR SIPs. In addition, there are uncertainties whether additional emissions reductions could be required to address regional haze impacts beyond BART. WPL is unable to predict the impact that CAVR might have on the operations of its existing coal-fired generating facilities until Wisconsin has received final EPA approvals of CAVR SIP submittals, which is currently expected in 2010.

Clean Air Mercury Rule (CAMR) - CAMR was issued by the EPA in 2005 to reduce mercury emissions from existing and new U.S. coal-fired electric generating units with greater than 25 MW of capacity in a two-phased approach. The first phase of compliance was required by Jan. 1, 2010 and the second phase by Jan. 1, 2018. Similar to the CAIR program, CAMR would use a national cap-and-trade system, where compliance may be achieved by either adding mercury pollution controls and/or purchasing emission allowances. In March 2008, the D.C. Circuit Court vacated the federal CAMR rule. In October 2008, the EPA petitioned the U.S. Supreme Court to review the D.C. Circuit Court’s decision. In February 2009, the EPA notified the court that it is no longer seeking review of the CAMR vacatur decision and the Supreme Court subsequently denied a remaining petitioner’s request to reconsider the lower court ruling in this case. The EPA will now propose new federal mercury regulations for coal-fired electric generating units. The EPA’s federal mercury rules and associated implications to WPL are uncertain at this time. Wisconsin proposed rules to implement the federal CAMR but these rules were never finalized as a result of the vacatur of CAMR. The Wisconsin Department of Natural Resources (DNR) has subsequently issued a revised state-only mercury rule that is discussed in “Wisconsin State Mercury Rule” below. WPL is currently unable to predict the final outcome of federal mercury emission regulations, but expects that capital investments and/or modifications resulting from mercury emission regulations could be significant.

Wisconsin Reasonably Available Control Technology (RACT) Rule - In 2004, the EPA designated 10 counties in Southeastern Wisconsin as non-attainment areas for the ozone NAAQS. This designation includes Sheboygan County, where WPL operates SFEF and the Edgewater Generating Station (Edgewater). In 2007, the Wisconsin DNR approved the RACT rule for NOx as part of the federal ozone SIP submittal to address non-attainment areas in Wisconsin. Facility modifications are not necessary at SFEF to comply with this rule. As part of its air emissions compliance plan, WPL has invested in installation of low NOx combustion control technologies and will continue to evaluate its compliance approach to meet the 2009 and 2013 compliance deadlines for NOx emissions reductions at Edgewater. However, final compliance requirements cannot be certain until final EPA approval of the RACT rule has been received, which is currently expected in 2009. Refer to “Strategic Overview - Multi-emission Compliance Plan - Air Pollution Control Projects Submitted for PSCW Approval” for discussion of proposed air pollution controls for NOx emission reductions at Edgewater.

Wisconsin State Mercury Rule - In 2004, the Wisconsin DNR independently issued a state-only mercury emission control rule that affects electric utility companies in Wisconsin. The rule explicitly recognizes an underlying state statutory restriction that state regulations cannot be more stringent than those included in any federal mercury program unless there is a demonstration that more stringent requirements are necessary to provide adequate protection for public health or welfare. The rule states that the Wisconsin DNR must adopt state rule changes within 18 months of publication of any federal rules. In March 2008, the Wisconsin DNR issued a mercury public health and welfare finding and related notice of proposed revisions to Wisconsin’s current state mercury rule. The current and revised rules apply to coal-fired generating units with greater than 25 MW of capacity. Under the revised rule, WPL must reduce mercury emissions by 40% by Jan. 1, 2010 from a baseline established in the current state mercury rule. In addition, large coal-fired electric generating units with greater than 150 MW of capacity must either achieve a 90% mercury emissions reduction standard by Jan. 1, 2015 or choose a multi-pollutant alternative that requires the affected facilities to achieve NOx and SO2 reductions beyond those currently required by federal and state regulations. If the multi-pollutant approach is elected, an additional six years is allowed to achieve the 90% mercury emission reduction standard for the affected facilities. Other coal-fired electric generating units between 25 MW and 150 MW of capacity must install Best Available Control Technology by Jan. 1, 2015 to reduce mercury emissions. The Wisconsin mercury rule revisions were adopted by the Natural Resources Board in June 2008, approved by the Wisconsin legislature in October 2008 and became effective in December 2008. WPL continues to evaluate the impact of these rule revisions and believes its current multi-emission compliance plan includes sufficient controls to achieve compliance.

Ozone NAAQS Rule - In March 2008, the EPA announced reductions in the primary NAAQS for 8-hour ozone to a level of 0.075 parts per million (ppm) from the previous standard of 0.08 ppm. The EPA’s final designations of non-attainment areas for this new ozone standard are to be issued in 2010 with SIPs required in 2013. WPL is currently unable to predict the potential impact of this new ozone standard on its operations. Depending on the level and location of non-attainment areas, WPL may be subject to additional NOx emissions reduction requirements to meet the new ozone standard. WPL continues to monitor regulatory developments related to the new ozone standard issuance and the associated uncertainties to its current multi-emission compliance plan.

Fine Particle NAAQS Rule - The EPA lowered the 24-hour fine particle primary NAAQS (PM2.5 NAAQS) from 65 micrograms per cubic meter (ug/m3) to 35 ug/m3 in 2006. In December 2008, the EPA issued its decision on non-attainment areas designated as not achieving the 2006 PM2.5 NAAQS. The non-attainment areas for Wisconsin include the location of WPL’s Columbia Energy Center (Columbia). The EPA’s designation of areas in non-attainment of the new PM2.5 standard is based on the three most recent years of air monitoring data (2005 through 2007). The EPA’s official designations remain pending until publication in the Federal Register. In February 2009, Wisconsin DNR submitted complete, quality assured, and certified monitoring data for 2008, which may be used with two previous years of data (2006 and 2007) to have an area changed back to attainment status provided the three years of data show the area is now in compliance with the standard. Wisconsin DNR concluded that the 2006 through 2008 data supports a designation of attainment for some areas including the location of Columbia; however, final status requires EPA approval. The effective date of final designations will be 90 days after publication in the Federal Register. Therefore, the anticipated future timeline for action is as follows: the EPA publishes final 2006 PM2.5 designations in the Federal Register, which will take effect within 90 days of publication; SIPs filed with the EPA that demonstrate actions to be taken to achieve attainment are due three years from the effective date of the designations; and attainment deadline to meet the 2006 PM2.5 NAAQS required five years from effective date of designations.

In February 2009, the D.C. Circuit Court of Appeals issued a decision for litigation regarding the EPA’s determination not to lower the annual PM2.5 NAAQS in 2006. In response to the litigation decision, the EPA must re-evaluate its justification for not tightening the annual standard related to adverse effects on health and visibility. WPL is currently unable to predict the potential impact of the 2006 PM2.5 NAAQS on its operations, but WPL may be subject to additional emission reduction requirements including SO2, NOx and PM. WPL continues to monitor regulatory developments related to the PM2.5 NAAQS and the associated uncertainties to its current multi-emission compliance plan.

Industrial Boiler and Process Heater Case-by-Case Maximum Achievable Control Technology (MACT) Rule - In 2004, the EPA’s Industrial Boiler and Process Heater Case-by-Case MACT rule became effective, and compliance with these new emission requirements for hazardous air pollutants was required by September 2007. This rule applies to fossil fuel electric generating units with less than 25 MW capacity as well as certain auxiliary boilers and process heaters operated at electric generating facilities. In June 2007, a court decision vacated this rule. The EPA will be revising the Industrial Boiler and Process Heater Case-by-Case MACT rule in response to this court decision and the implications to WPL are uncertain at this time. Until the EPA issues a revised Industrial Boiler and Process Heater Case-by-Case MACT rule, the federal CAA generally requires affected facilities to submit a permit application for a case-by-case MACT determination to state permitting authorities for all potentially affected units under this rule. Case-by-case MACT determinations are effective compliance measures until revised final federal regulations can replace these interim requirements. WPL anticipates submittal of case-by-case permit applications in the first quarter of 2009. The outcome of the case-by-case MACT determinations by the Wisconsin DNR is uncertain at this time.

Third Party Excess Emission Claims - WPL is aware that certain citizen groups have begun pursuing claims against owners of utility generating facilities regarding excess emissions, including opacity emissions. In addition, WPL is aware that certain public comments have been submitted to the Wisconsin DNR regarding excess emission reports for WPL’s generating facilities. WPL is unable to predict what actions, if any, the Wisconsin DNR or the public commenters may take in response to these public comments. WPL continues to monitor its emissions closely to determine whether additional controls will be required. The anticipated additional capital investments for compliance with air quality rules discussed in “Strategic Overview - Multi-emission Compliance Plan” are expected to contribute to improvements in opacity emissions. WPL has received several renewed air operating permits for its generating facilities and will continue to evaluate the timing of investments and control equipment options to comply with any new permit requirements.

Third Party Alleged Air Permitting Violation Claims - Citizen groups have pursued claims against utilities and permitting agencies for alleged air permitting violations. WPL is aware of certain public comments or petitions from citizen groups that have been submitted to the Wisconsin DNR regarding the renewal of air operating permits at certain of its facilities. WPL has since received renewal air permits for two facilities that contain changes to permit conditions that resulted from the Wisconsin DNR’s review of the comments or petitions. In December 2008, a citizen group submitted a notice of intent to sue the EPA for failure to respond to its petition encouraging EPA to challenge one of these permits. WPL is unable to predict what actions, if any, the Wisconsin DNR or the public commenters may take in response to any public comments, petitions for existing permits or draft renewal permits.

In December 2008, WPL received the EPA Region V’s request under Section 114 of the CAA for certain information relating to the historical operation of WPL’s Columbia, Edgewater and Nelson Dewey coal-fired generating units in Wisconsin. WPL is in the process of responding to this data request. WPL cannot presently predict the impact of the EPA’s request on its financial condition or results of operations.

GHG Emissions - Climate change continues to garner public attention along with support for policymakers to take action to mitigate global warming. There is considerable debate regarding the public policy response that the U.S. should adopt, involving both domestic actions and international efforts. Several members of Congress have proposed legislation to regulate GHG emissions, primarily targeting reductions of carbon dioxide (CO2) emissions. In addition, efforts are underway by the EPA to respond to a court ruling that could require rules to reduce GHG emissions, including assessment of whether or how the agency should regulate GHG emissions. State and regional initiatives to address GHG emissions are also underway in Wisconsin. Specifically, governors from nine Midwest states, including Wisconsin, signed the Midwestern GHG Accord in November 2007. The participants were expected to develop a proposed cap-and-trade agreement and a model rule within 12 months of the date of this accord. However, the Midwestern GHG Accord recently released a revised timeline indicating a proposed cap and trade agreement and model rule will not be available until mid-2009. The accord also provides for an 18-month implementation period following completion of the cap-and-trade agreement and model rule. Refer to “Rates and Regulatory Matters - Recent Regulatory-related Legislative Developments” for state initiatives to address GHG emissions.

WPL continues to take voluntary measures to reduce its emissions including CO2 and other GHG as prudent steps to address potential climate change regulation. In the third quarter of 2008, WPL completed the formal application process and third party audit for participation in the Phase I period of the Chicago Climate Exchange (CCX). CCX is a voluntary market-based emissions cap and trade program for reducing GHG emissions including CO2. Strategically, WPL focuses on the following areas to reduce GHG: 1) installation of commercially proven controls for air emissions and continued operational excellence to achieve further generating facility efficiency improvements; 2) demand-side management including energy conservation programs; 3) expansion of company-owned renewable energy sources; 4) continued use of PPAs and investments that focus on lower or non-emitting generation resources; and 5) development of technology solutions through funding of collaborative research programs for advanced clean coal generation as well as potential options for carbon sequestration.

WPL’s Board of Directors has assigned oversight of environmental policy and planning issues, including climate change, to the Environmental, Nuclear, Health and Safety (ENHS) Committee. The ENHS committee is comprised solely of independent directors. The ENHS Committee reports on its reviews and, as appropriate, makes recommendations to WPL’s Board of Directors.

Given the highly uncertain outcome and timing of future regulations regarding the control of GHG emissions, WPL currently cannot predict the financial impact of any future climate change regulations on its operations but the capital expenditures to comply with any new emissions controls could be significant.

Water Quality -

Federal Clean Water Act - The Federal Clean Water Act requires the EPA to regulate cooling water intake structures to assure that these structures reflect the “best technology available” for minimizing adverse environmental impacts to fish and other aquatic life. In 2004, the second phase of this EPA rule became effective and is generally referred to as Section 316(b) of the Clean Water Act (316(b)). 316(b) applies to existing cooling water intake structures at large steam-electric generating facilities. WPL has identified three generating facilities that are believed to be impacted by 316(b). In January 2007, a court opinion invalidated aspects of the 316(b) rule that allowed for consideration of cost-effectiveness when determining the appropriate compliance measures. In July 2007, the EPA formally suspended the Phase II 316(b) rule. In December 2008, the U.S. Supreme Court heard arguments on whether the EPA may compare costs to benefits when setting technology-based requirements to minimize environmental impacts at cooling water intake structures. A decision in this case is anticipated in the first half of 2009. WPL is currently unable to predict the final requirements, but expects that capital investments and/or modifications resulting from the regulation could be significant.

Proposed Wisconsin State Thermal Rule - In February 2008, WPL submitted comments to the Wisconsin DNR on the proposed rule regarding the amount of heat that WPL’s generating facilities can discharge into Wisconsin waters. The Wisconsin DNR has reviewed all comments and is completing its revision of the proposed rule. A final rule may be approved by the Wisconsin Natural Resources Board as early as the first half of 2009. At this time, WPL is unable to predict the final outcome of the proposed rule, but believes that required capital investments and/or modifications resulting from this rule could be significant.

Hydroelectric Fish Passages and Fish Protective Devices - In 2004, FERC issued an order requiring WPL to take the following actions regarding one of WPL’s hydroelectric generating facilities: 1) develop a detailed engineering and biological evaluation of potential fish passages for the facility; 2) install an agency-approved fish-protective device at the facility within one year and 3) install an agency-approved fish passage at the facility within three years. In 2005, WPL filed an extension request with FERC for the detailed engineering and biological evaluation of potential fish passages and installation of an agency-approved fish-protective device. In 2006, FERC approved extending the evaluation and installation for the downstream fish passage to April 2008 and upstream fish passage to April 2009. In January 2007, the U.S. Fish and Wildlife Service and Wisconsin DNR requested additional changes and further analysis on the fish passage design, delaying the construction plan. The fish protection equipment construction and installation plans were approved by the U.S. Fish and Wildlife Service and Wisconsin DNR in December 2007. In March 2008, FERC approved a request to extend the deadlines to complete the construction and installation of a fish protective device to the end of 2008. Due to unforeseen additional work for the installation of the fish protective device, WPL has submitted a request to FERC for approval for an additional extension to complete the construction and installation of the fish protective device by the end of 2010. The design, construction and installation of the fish passages are expected to be completed by the end of 2012. WPL believes that required capital investments and/or modifications resulting from these issues could be significant.

Land and Solid Waste -

Manufactured Gas Plant (MGP) Sites - WPL has current or previous ownership interests in 14 MGP sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WPL is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment. Refer to Note 12(e) of the “Notes to Consolidated Financial Statements” for estimates of the range of remaining costs to be incurred for the investigation, remediation and monitoring of WPL’s MGP sites.

Ash Ponds - WPL is monitoring potential regulatory changes that may affect the rules for operation and maintenance of ash ponds and/or landfills, in the wake of recent ash pond failures at another utility. WPL is currently unable to predict the outcome of any potential regulatory changes at this time.

Land and Solid Waste Regulatory Issues - WPL is also monitoring various other land and solid waste regulatory changes. This includes a potential EPA regulation for management of coal combustion product in landfills and surface impoundments that could require installation of monitoring wells at some facilities and an ongoing expanded groundwater monitoring program. Compliance with the polychlorinated biphenyls (PCB) Fix-it Rule/Persistent Organic Pollutants Treaty could possibly require replacement of all electrical equipment containing PCB insulating fluid which is a substance known to be harmful to human health. The Wisconsin Department of Commerce has drafted a new rule related to flammable, combustible and hazardous liquids stored in above ground storage tanks. This draft rule has not yet been finalized. The primary financial impact of this new rule would be from a secondary containment requirement for all new hazardous materials tanks and for new hazardous material unloading areas. WPL is unable to predict the outcome of these possible regulatory changes at this time, but currently believes that the required capital investment and/or modifications resulting from these potential regulations could be significant.

Refer to Note 12(e) of the “Notes to Consolidated Financial Statements,” “Strategic Overview” and “Cash Flows - Investing Activities - Construction and Acquisition Expenditures” for further discussion of environmental matters.

OTHER MATTERS

Market Risk Sensitive Instruments and Positions - WPL’s primary market risk exposures are associated with commodity prices, investment prices, currency exchange rates and interest rates. WPL has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures. Refer to Notes 1(i) and 11 of the “Notes to Consolidated Financial Statements” for further discussion of WPL’s derivative instruments.

Commodity Price Risk - WPL is exposed to the impact of market fluctuations in the commodity price and transportation costs of electric, coal and natural gas products it procures and markets. WPL employs established policies and procedures to mitigate its risks associated with these market fluctuations including the use of various commodity derivatives and contracts of various durations for the forward sale and purchase of these commodities. Specifically, WPL has entered into several commodity derivative instruments and physical fixed-price commodity purchases to substantially hedge its open positions related to electric supply in 2009. However, WPL still has some exposure to commodity risk as a result of changes in its forecasted electric demand and expected availability of its generating units, among other issues. WPL’s exposure to commodity price risks is also significantly mitigated by current rate making structures in place for recovery of its electric fuel and purchased energy costs (fuel-related costs) as well as its cost of natural gas purchased for resale. WPL’s gas and wholesale electric tariffs provide for subsequent adjustments to its rates for changes in prudently incurred commodity costs. WPL’s rate mechanisms, combined with commodity derivatives, significantly reduce commodity risk associated with its electric and gas margins.

WPL’s retail electric margins have the most exposure to the impact of changes in commodity prices due largely to the current retail recovery mechanism in place in Wisconsin for fuel-related costs. WPL’s retail electric rates are based on forecasts of forward-looking test year periods and include estimates of future fuel-related costs per MWh anticipated during the test periods. During each electric retail rate proceeding for WPL that includes fuel costs, the rate orders approved by the PSCW set cost per MWh fuel monitoring ranges. If WPL’s actual fuel-related costs fall outside these fuel monitoring ranges during the test period, WPL can request and the PSCW can authorize an adjustment to future retail electric rates. As part of this process, the PSCW may authorize an interim fuel-related rate increase or decrease until final rates are approved. However, if an interim rate increase is granted and the final rate increase is less than the interim rate increase, WPL would refund the excess collection to customers, including interest, at the current authorized return on equity rate. As part of WPL’s 2009/2010 retail rate case order effective Jan. 1, 2009, the PSCW approved annual forecasted fuel-related costs per MWh of $30.97 based on $465 million of variable fuel costs for WPL’s 2009 test period and left unchanged the annual fuel monitoring range of plus or minus 2%.

Based on the current retail recovery mechanism, WPL has exposure to its retail electric margins from increases in fuel-related costs above the forecasted fuel-related costs per MWh used to determine electric rates to the extent such increases are not recovered through prospective fuel only retail rate changes. WPL has additional commodity price risk resulting from the lag inherent in obtaining any approved retail rate relief for potential increases in fuel-related costs above the fuel monitoring ranges and the prospective nature of any retail rate relief, which precludes it from recovering under-recovered costs from ratepayers in the future. WPL is unable to determine the anticipated impact of changes in commodity prices on its future retail electric margins given the uncertainty of how future fuel-related costs will correlate with the retail electric rates in place and the outcome of the proposed changes to the current retail electric fuel-related cost recovery rules in Wisconsin. Refer to “Rates and Regulatory Matters” for additional details of the retail rate recovery mechanism in Wisconsin for electric fuel-related costs including potential changes to WPL’s electric fuel-related cost recovery mechanism and the PSCW’s approval of WPL’s electric risk management plan in October 2008.

WPL also has exposure to market fluctuations in commodity prices of certain materials procured for its infrastructure investment program. In 2008, Corporate Services, as agent for IPL and WPL, entered into a master supply agreement with Vestas to purchase 500 MW of wind turbine generator sets and related equipment. The master supply agreement includes pricing terms which are subject to change if steel prices change by more than 10% between measurement dates defined in the master supply agreement. Assuming changes in steel prices are sufficient to warrant a change in the pricing terms, the impact of each incremental 10% increase (decrease) in steel prices will increase (decrease) WPL’s anticipated purchase price of its portion of the wind turbine generator sets and related equipment as of Dec. 31, 2008 by approximately $2.4 million.

Investment Price Risk - WPL is exposed to investment price risk as a result of its investments in debt and equity securities, largely related to securities held by its pension and other postretirement benefits plans.

Currency Exchange Rate Risk - WPL is exposed to risk resulting from changes in currency exchange rates as a result of Corporate Services’ master supply agreement with Vestas to purchase wind turbine generator sets and related equipment. A portion of the future payments under the master supply agreement are denominated in Euros, and therefore, are subject to currency exchange risk with fluctuations in currency exchange rates. The impact of a hypothetical 10% increase (decrease) in currency exchange rates on the future Euro-denominated payments under the master supply agreement would increase (decrease) WPL’s anticipated purchase price of its portion of the wind turbine generator sets and related equipment as of Dec. 31, 2008 by approximately $8.2 million.

Interest Rate Risk - WPL is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate short-term borrowings. Assuming the impact of a hypothetical 100 basis point increase (decrease) in interest rates on consolidated variable-rate short-term borrowings held at Dec. 31, 2008, WPL’s annual pre-tax expense would increase (decrease) by approximately $0.4 million.

New Accounting Pronouncements - Refer to Note 1(q) of the “Notes to Consolidated Financial Statements” for discussion of new accounting pronouncements impacting WPL.

Critical Accounting Policies and Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. (GAAP) requires that management apply accounting policies and make estimates that affect results of operations and the amounts of assets and liabilities reported in the financial statements. Based on historical experience and various other factors, WPL believes the following accounting policies and estimates are critical to its business and the understanding of its financial results as they require critical assumptions and judgments by management. The results of these assumptions and judgments form the basis for making estimates regarding the results of operations and the amounts of assets and liabilities that are not readily apparent from other sources. Actual financial results may differ materially from these estimates. WPL’s management has discussed these critical accounting policies and estimates with the Audit Committee of its Board of Directors. Refer to Note 1 of the “Notes to Consolidated Financial Statements” for additional discussion of WPL’s accounting policies and the estimates used in the preparation of the consolidated financial statements.

Accounting for Contingencies - WPL makes judgments regarding the future outcome of contingent events and records loss contingency amounts for any contingent events that are probable and reasonably estimatable based upon available information. The amounts recorded may differ from the actual income or expense that occurs when the uncertainty is resolved. The estimates that WPL makes in accounting for contingencies, and the gains and losses that it records upon the ultimate resolution of these uncertainties, could have a significant effect on the results of operations and the amount of assets and liabilities in its financial statements. Refer to Note 12 of the “Notes to Consolidated Financial Statements” for discussion of current contingencies that may have a material impact on WPL’s financial condition, results of operations, or cash flows.

Regulatory Assets and Liabilities - WPL is regulated by various federal and state regulatory agencies. As a result, it qualifies for the application of Statement of Financial Accounting Standards (SFAS) 71, “Accounting for the Effects of Certain Types of Regulation.” SFAS 71 recognizes that the actions of a regulator can provide reasonable assurance of the existence of an asset or liability. Regulatory assets or liabilities arise as a result of a difference between GAAP and the accounting principles imposed by the regulatory agencies. Regulatory assets generally represent incurred costs that have been deferred as they are probable of recovery in future customer rates. Regulatory liabilities generally represent obligations to make refunds to customers and amounts collected in rates for which the related costs have not yet been incurred.

WPL recognizes regulatory assets and liabilities in accordance with the rulings of its federal and state regulators and future regulatory rulings may impact the carrying value and accounting treatment of WPL’s regulatory assets and liabilities. Management periodically assesses whether the regulatory assets are probable of future recovery and the regulatory liabilities are probable of future obligations by considering factors such as regulatory environment changes and recent rate orders issued by the applicable regulatory agencies. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate of return on invested capital and the timing and amount of assets to be recovered by rates. A change in these assumptions may result in a material impact on WPL’s results of operations and the amount of assets and liabilities in its financial statements. Refer to Note 1(b) of the “Notes to Consolidated Financial Statements” for details of the nature and amounts of WPL’s regulatory assets and liabilities as of Dec. 31, 2008 and 2007.

Asset Valuations of Long-Lived Assets to be Held and Used - The Consolidated Balance Sheets include significant long-lived assets, which are not subject to recovery under SFAS 71. As a result, WPL must generate future cash flows from such assets in a non-regulated environment to ensure the carrying value is not impaired. WPL assesses the carrying amount and potential impairment of these assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered in determining if an impairment review is necessary include a significant underperformance of the assets relative to historical or projected future operating results, a significant change in the use of the acquired assets or business strategy related to such assets, and significant negative industry or economic trends. When an impairment review is deemed necessary, a comparison is made between the expected undiscounted future cash flows and the carrying amount of the asset. If the carrying amount of the asset is the larger of the two balances, an impairment loss is recognized equal to the amount the carrying amount of the asset exceeds the fair value of the asset. The fair value is determined by the use of quoted market prices, appraisals, or the use of valuation techniques such as expected discounted future cash flows. WPL must make assumptions regarding these estimated future cash flows and other factors to determine the fair value of the assets.

Unbilled Revenues - Energy sales to individual customers are based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding estimated unbilled revenue is recorded. The unbilled revenue estimate is based on daily system demand volumes, estimated customer usage by class, weather impacts, line losses and the most recent customer rates. Such process involves the use of various estimates, thus significant changes in the estimates could have a material impact on WPL’s results of operations. At Dec. 31, 2008 and 2007, WPL’s unbilled revenues were $92 million and $86 million, respectively. Refer to “Results of Operations - Electric Margins - Unbilled Revenue Estimates” for discussion of annual adjustments to unbilled electric revenue estimates in the second quarters of 2008, 2007 and 2006.

Accounting for Pensions and Other Postretirement Benefits - WPL accounts for pensions and other postretirement benefits under SFAS 87, “Employers’ Accounting for Pensions,” SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R).” Under these rules, certain assumptions are made which represent significant estimates. There are many factors involved in determining an entity’s pension and other postretirement liabilities and costs each period including assumptions regarding employee demographics (including age, life expectancies, and compensation levels), discount rates, assumed rate of returns and funding. Changes made to the plan provisions may also impact current and future pension and other postretirement benefits costs. Assumptions are supported by historical data and reasonable projections and are reviewed annually. As of Dec. 31, 2008 (WPL’s most recent measurement date), future assumptions included a 6.15% discount rate to calculate benefit obligations and a 8.5% annual expected rate of return on investments. In selecting an assumed discount rate, management reviews various corporate Aa bond indices. The 8.5% annual expected rate of return is based on projected long-term equity and bond returns, maturities and asset allocations.

Refer to Notes 1(j) and 6(a) of the “Notes to Consolidated Financial Statements” for additional discussion of the accounting for pensions and other postretirement benefits. Refer to “Other Future Considerations - Pension and Other Postretirement Benefits Costs for 2009” for discussion of anticipated material increases in pension and other postretirement benefits expenses in 2009 resulting from decreases in retirement plans’ assets during 2008.

Income Taxes - WPL accounts for income taxes under FIN 48 and SFAS 109, “Accounting for Income Taxes.” Under these rules, certain assumptions are made which represent significant estimates used to determine an entity’s income tax assets, liabilities, benefits and expenses each period. These assumptions include projections of the impacts from the completion of audits of the tax treatment of certain transactions. WPL’s assumptions are supported by reasonable projections and are reviewed quarterly by management. Significant changes in these assumptions could have a material impact on WPL’s financial condition and results of operations. Refer to Note 5 of the “Notes to Consolidated Financial Statements” for additional details regarding unrecognized tax benefits for WPL.

Other Future Considerations - In addition to items discussed earlier in MDA and in the “Notes to Consolidated Financial Statements,” the following items could impact WPL’s future financial condition, results of operations or cash flows:

Pension and Other Postretirement Benefits Costs for 2009 - WPL’s pension and other postretirement benefits costs for 2009 are currently expected to be higher than 2008 costs by approximately $30 million. The higher pension and other postretirement benefits costs are primarily due to significant decreases in plan assets resulting from financial market conditions during 2008. Refer to Note 6(a) of the “Notes to Consolidated Financial Statements” for information on the funded status of WPL’s pension and other postretirement benefits plans.

In December 2008, WPL received approval from the PSCW to defer, and record carrying costs on, the retail portion of 2009 pension and other postretirement benefits costs in excess of the $4 million used to set retail rates for 2009. WPL will seek recovery of any deferred costs in its next retail base rate case. WPL’s wholesale portion of 2009 pension and other postretirement benefits costs will be pursued for recovery under established formulaic ratemaking procedures.

Electric Sales Projections - WPL is expecting lower retail electric sales demand in 2009 compared to 2008 partially due to economic conditions in its service territory. Electric sales demand from industrial customers in 2009 is expected to be impacted the most by economic conditions as a result of bankruptcies, plant closures and shift reductions at several manufacturing customers in WPL’s service territory that were announced in 2008 and early 2009. WPL is currently unable to estimate the impacts of economic conditions on its future electric sales demand and electric margins.

Incentive Compensation Plans - Alliant Energy’s total compensation program includes an incentive compensation program (ICP) which provides substantially all of its non-bargaining employees (including WPL employees) an opportunity to receive annual short-term incentive cash payments based on the achievement of specific annual corporate goals for Alliant Energy including, among others, earnings per share from continuing operations and cash flows from operations. Funding of the ICP is designed so that Alliant Energy retains all earnings up to a pre-established earnings target. After achieving such target, there is a sharing mechanism of earnings between Alliant Energy and employees up to an established maximum funding amount for the ICP. In addition, the total compensation program for certain key employees includes long-term incentive awards issued under an Equity Incentive Plan (EIP). Refer to Note 6(b) of the “Notes to Consolidated Financial Statements” for additional discussion of outstanding awards issued under the EIP. WPL is currently unable to determine what impacts these incentive compensation plans will have on its future financial condition or results of operations.

Production Tax Credits - WPL’s corporate strategy includes building or acquiring several wind projects to produce electricity to meet customer demand and renewable portfolio standards. In addition to producing electricity, these wind projects may also generate material production tax credits depending on when they begin commercial operations and the electricity output generated by the wind projects. The American Recovery and Reinvestment Bill of 2009 (ARRB) enacted in February 2009 provides production tax credits to owners of wind projects placed into service by Dec. 31, 2012. WPL’s generation plan has two wind projects which currently qualify, or are expected to qualify, for production tax credits based on the provisions of ARRB.

WPL’s Cedar Ridge wind project (68 MW capacity) began commercial operations in December 2008. Based on current electricity production levels anticipated from the project, WPL expects production tax credits from its Cedar Ridge wind project of approximately $3 million to $5 million per year for 10 years following the project’s commercial operation date.

WPL’s Bent Tree wind project (200 MW capacity) is expected to begin commercial operation in 2010 pending regulatory approvals for the project. Based on electricity production levels anticipated from the project, WPL estimates potential production tax credits from its Bent Tree wind project of approximately $10 million to $15 million per year for 10 years following the project’s commercial operation date.

Any production tax credits generated by WPL’s wind projects are expected to be utilized in determining customers’ rates.

MISO Market - In January 2009, MISO launched the ancillary services market, which includes systems and business processes, to complement the existing wholesale energy market that MISO implemented in April 2005. WPL has monitored the development of the market to ensure that the rules associated with the market are reasonable and that costs and revenues associated with the market receive appropriate regulatory cost recovery treatment. Given the changing allocation of generation assets among a fluctuating set of MISO reserve zones, WPL is currently unable to determine what impacts this new market will have on its future financial condition, results of operations or cash flows.

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Wisconsin Power and Light Company and subsidiaries (WPL) is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. WPL’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of the inherent limitations of internal control over financial reporting, misstatements may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

WPL’s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2008 using the criteria set forth in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, WPL’s management believes that, as of December 31, 2008, its internal control over financial reporting was effective based on those criteria.

William D. Harvey
Chairman and Chief Executive Officer

Patricia L. Kampling
Vice President-Chief Financial Officer and Treasurer

Thomas L. Hanson
Vice President-Controller and Chief Accounting Officer

February 27, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareowners of Wisconsin Power and Light Company

Madison, Wisconsin

We have audited the accompanying consolidated balance sheets and statements of capitalization of Wisconsin Power and Light Company and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in common equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1(q) and 5 to the consolidated financial statements, as a result of the adoption of new accounting standards the Company changed its method of accounting for defined benefit pension and postretirement plans on December 31, 2006 and for uncertainty in income taxes on January 1, 2007.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 27, 2009

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Operating revenues:
Electric utility	$1,153.0	$1,140.7	$1,111.4
Gas utility	300.0	265.7	273.9
Other	12.8	10.4	16.0

	1,465.8	1,416.8	1,401.3

Operating expenses:
Electric production fuel and purchased power	579.3	584.1	578.5
Electric transmission service	93.2	81.0	71.0
Cost of gas sold	213.6	175.0	174.8
Other operation and maintenance	232.3	236.2	245.3
Depreciation and amortization	101.7	109.9	107.3
Taxes other than income taxes	40.8	39.9	39.5

	1,260.9	1,226.1	1,216.4

Operating income	204.9	190.7	184.9

Interest expense and other:
Interest expense	62.2	49.6	48.3
Equity income from unconsolidated investments	(33.9)	(28.4)	(27.0)
Allowance for funds used during construction	(9.6)	(2.6)	(2.6)
Interest income and other	(0.6)	(0.7)	(1.3)

	18.1	17.9	17.4

Income before income taxes	186.8	172.8	167.5

Income taxes	68.4	59.3	62.2

Net income	118.4	113.5	105.3

Preferred dividend requirements	3.3	3.3	3.3

Earnings available for common stock	$115.1	$110.2	$102.0

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(in millions)
ASSETS
Property, plant and equipment:
Electric plant in service	$2,500.3	$2,214.4
Gas plant in service	370.1	347.6
Other plant in service	198.1	184.8
Accumulated depreciation	(1,165.9)	(1,108.2)

Net plant	1,902.6	1,638.6
Leased Sheboygan Falls Energy Facility, less accumulated amortization of $22.1 and $15.9	101.7	107.9
Construction work in progress	88.4	102.6
Other, less accumulated depreciation of $1.1 and $0.8	3.8	2.6

	2,096.5	1,851.7

Current assets:
Cash and cash equivalents	4.5	0.4
Accounts receivable:
Customer, less allowance for doubtful accounts of $1.8 and $1.3	83.4	82.4
Unbilled utility revenues	92.5	86.2
Other, less allowance for doubtful accounts of $- and $0.1	75.9	14.5
Production fuel, at weighted average cost	40.4	37.0
Materials and supplies, at weighted average cost	22.8	21.5
Gas stored underground, at weighted average cost	47.9	37.9
Regulatory assets	21.8	27.3
Prepaid gross receipts tax	37.8	36.7
Derivative assets	10.7	14.9
Other	34.0	24.5

	471.7	383.3

Investments:
Investment in American Transmission Company LLC	195.1	172.2
Other	22.2	23.1

	217.3	195.3

Other assets:
Regulatory assets	378.6	196.9
Deferred charges and other	101.4	161.4

	480.0	358.3

Total assets	$3,265.5	$2,788.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
	2008	2007
	(in millions, except per share and share amounts)
CAPITALIZATION AND LIABILITIES
Capitalization (Refer to Consolidated Statements of Capitalization):
Common stock - $5 par value - authorized 18,000,000 shares; 13,236,601 shares outstanding	$66.2	$66.2
Additional paid-in capital	668.9	568.8
Retained earnings	424.4	401.8

Total common equity	1,159.5	1,036.8

Cumulative preferred stock	60.0	60.0
Long-term debt, net (excluding current portion)	782.9	537.0

	2,002.4	1,633.8

Current liabilities:
Current maturities of long-term debt	—	60.0
Commercial paper	43.7	81.8
Accounts payable	130.9	109.6
Accounts payable to associated companies	26.1	38.3
Accrued interest	17.9	13.5
Regulatory liabilities	50.9	49.2
Derivative liabilities	8.6	7.7
Other	26.4	20.9

	304.5	381.0

Other long-term liabilities and deferred credits:
Deferred income taxes	329.3	269.9
Regulatory liabilities	174.1	173.9
Capital lease obligations - Sheboygan Falls Energy Facility	113.4	116.1
Pension and other benefit obligations	185.1	71.0
Other	156.7	142.9

	958.6	773.8

Commitments and contingencies (Note 12)
Total capitalization and liabilities	$3,265.5	$2,788.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Cash flows from operating activities:
Net income	$118.4	$113.5	$105.3
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	101.7	109.9	107.3
Other amortizations	38.4	38.7	33.5
Deferred tax expense (benefit) and investment tax credits	36.1	(6.9)	41.6
Equity income from unconsolidated investments	(33.9)	(28.4)	(27.0)
Distributions from equity method investments	27.8	21.7	23.2
Other	(6.6)	(1.6)	(1.4)
Other changes in assets and liabilities:
Accounts receivable	(68.7)	19.6	4.8
Prepaid pension costs	37.2	(24.2)	(11.1)
Regulatory assets	(192.3)	44.3	(39.7)
Accounts payable	27.2	2.6	(17.6)
Regulatory liabilities	2.3	3.7	(58.1)
Derivative liabilities	7.1	(38.8)	26.0
Pension and other benefit obligations	112.3	0.4	(15.3)
Other	32.7	3.5	(8.9)

Net cash flows from operating activities	239.7	258.0	162.6

Cash flows used for investing activities:
Utility construction and acquisition expenditures	(363.1)	(203.1)	(162.5)
Proceeds from asset sales	2.6	23.6	4.1
Advances for customer energy efficiency projects	(34.5)	(44.9)	(36.7)
Collections of advances for customer energy efficiency projects	33.1	30.7	40.3
Changes in restricted cash within nuclear decommissioning trusts	—	—	23.5
Other	(14.1)	(13.3)	(17.7)

Net cash flows used for investing activities	(376.0)	(207.0)	(149.0)

Cash flows from (used for) financing activities:
Common stock dividends	(91.3)	(191.1)	(92.2)
Preferred stock dividends	(3.3)	(3.3)	(3.3)
Capital contribution from parent	100.0	—	42.6
Proceeds from issuance of long-term debt	250.0	300.0	39.1
Reductions in long-term debt	(60.0)	(105.0)	(39.1)
Net change in short-term borrowings	(38.1)	(53.1)	41.4
Other	(16.9)	0.3	(0.5)

Net cash flows from (used for) financing activities	140.4	(52.2)	(12.0)

Net increase (decrease) in cash and cash equivalents	4.1	(1.2)	1.6

Cash and cash equivalents at beginning of period	0.4	1.6	—

Cash and cash equivalents at end of period	$4.5	$0.4	$1.6

Supplemental cash flows information:
Cash paid during the period for:
Interest	$57.6	$42.5	$48.7

Income taxes, net of refunds	$30.7	$62.5	$31.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CAPITALIZATION

	December 31,
	2008	2007
	(dollars in millions, except per share amounts)
Common equity (Refer to Consolidated Balance Sheets)	$1,159.5	$1,036.8

Cumulative preferred stock:
Cumulative, without par value, not mandatorily redeemable - authorized 3,750,000 shares, maximum aggregate stated value $150, redeemable any time:
$100 stated value - 4.50% series, 99,970 shares outstanding	10.0	10.0
$100 stated value - 4.80% series, 74,912 shares outstanding	7.5	7.5
$100 stated value - 4.96% series, 64,979 shares outstanding	6.5	6.5
$100 stated value - 4.40% series, 29,957 shares outstanding	3.0	3.0
$100 stated value - 4.76% series, 29,947 shares outstanding	3.0	3.0
$100 stated value - 6.20% series, 150,000 shares outstanding	15.0	15.0
$25 stated value - 6.50% series, 599,460 shares outstanding	15.0	15.0

	60.0	60.0

Long-term debt, net:
Debentures:
7.625%, due 2010	100.0	100.0
6.25%, due 2034	100.0	100.0
6.375%, due 2037	300.0	300.0
7.6%, due 2038	250.0	—
5.7%, matured in 2008	—	60.0

	750.0	560.0
Pollution Control Revenue Bonds:
5%, due 2014 and 2015	24.5	24.5
5.375%, due 2015	14.6	14.6

	39.1	39.1

Total, gross	789.1	599.1
Less:
Current maturities	—	(60.0)
Unamortized debt discount, net	(6.2)	(2.1)

Total long-term debt, net	782.9	537.0

Total capitalization	$2,002.4	$1,633.8

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Common Equity
	(in millions)
2006:
Beginning balance (a)	$66.2	$525.8	$473.7	($3.1)	$1,062.6
Earnings available for common stock			102.0		102.0
Minimum pension liability adjustment, net of tax of $0.7				0.8	0.8

Total comprehensive income					102.8
Common stock dividends			(92.2)		(92.2)
Capital contribution from parent		42.6			42.6
SFAS 158 transition adjustment, net of tax of ($4.2) (Note 1(q))				(5.2)	(5.2)
Other		0.2			0.2

Ending balance	66.2	568.6	483.5	(7.5)	1,110.8
2007:
Earnings available for common stock			110.2		110.2
Pension and other postretirement benefits amortizations and reclassification to regulatory assets, net of tax of $5.7				7.5	7.5

Total comprehensive income					117.7
Common stock dividends			(191.1)		(191.1)
Adoption of FIN 48 (Note 5)			(0.8)		(0.8)
Other		0.2			0.2

Ending balance	66.2	568.8	401.8	—	1,036.8
2008:
Earnings available for common stock and total comprehensive income			115.1		115.1
Common stock dividends			(91.3)		(91.3)
Capital contribution from parent		100.0			100.0
SFAS 158 measurement date adjustment, net of tax of ($1.2) (Note 1(q))			(1.2)		(1.2)
Other		0.1			0.1

Ending balance	$66.2	$668.9	$424.4	$—	$1,159.5

(a)	Accumulated other comprehensive loss at Jan. 1, 2006 consisted entirely of minimum pension liability adjustments.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General -

Description of Business - The consolidated financial statements include the accounts of Wisconsin Power and Light Company (WPL) and its primary consolidated subsidiary, WPL Transco LLC. WPL is a direct subsidiary of Alliant Energy Corporation (Alliant Energy) and is engaged principally in the generation and distribution of electric energy, the distribution and transportation of natural gas, and various other energy-related services. WPL’s service territories are located in south and central Wisconsin.

Basis of Presentation - The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis and WPL’s proportionate share of jointly owned utility facilities. Unconsolidated investments, which WPL does not control, but does have the ability to exercise significant influence over operating and financial policies (generally, 20% to 50% voting interest), are accounted for under the equity method of accounting. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method.

All significant intercompany balances and transactions have been eliminated from the consolidated financial statements. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (U.S.) (GAAP), which give recognition to the rate making and accounting practices of the Federal Energy Regulatory Commission (FERC) and state commissions having regulatory jurisdiction. Certain prior period amounts have been reclassified on a basis consistent with the current period financial statement presentation.

Use of Estimates - The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Regulatory Assets and Liabilities - WPL is subject to regulation by FERC and the Public Service Commission of Wisconsin (PSCW). As a result, WPL is subject to the provisions of Statement of Financial Accounting Standards (SFAS) 71, “Accounting for the Effects of Certain Types of Regulation,” which provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or accrued as regulatory liabilities and are generally recognized in the Consolidated Statements of Income at the time they are reflected in rates.

Regulatory Assets - At Dec. 31, regulatory assets were comprised of the following items (in millions):

	2008	2007
Pension and other postretirement benefits (Note 6(a))	$266.8	$91.8
Costs for proposed base-load, clean air compliance and wind projects	45.2	23.4
Asset retirement obligations (Note 17)	13.4	12.6
Derivatives (Note 11(a))	13.0	7.7
Tax-related (Note 1(c))	10.6	10.9
Midwest Independent Transmission System Operator (MISO)-related	10.0	11.1
Debt redemption costs (Note 1(p))	8.2	8.6
Environmental-related (Note 12(e))	8.1	8.4
Kewaunee Nuclear Power Plant (Kewaunee) sale	4.1	9.5
Kewaunee outage in 2005	—	10.6
Other	21.0	29.6

	$400.4	$224.2

A portion of the regulatory assets in the above table are not earning a return. These regulatory assets are expected to be recovered from customers in future rates, however the carrying costs of these assets are borne by WPL. At Dec. 31, 2008, WPL had $17 million of regulatory assets representing past expenditures that were not earning a return, consisting primarily of the wholesale portion of costs for proposed base-load, clean air compliance and wind projects and debt redemption costs. The recovery period for costs of proposed base-load, clean air compliance and wind projects will generally be determined by regulators in future rate proceedings. Debt redemption costs are recovered over the applicable lives of the debt. All other regulatory assets reported in the above table either earn a return or the cash has not yet been expended, in which case the assets are offset by liabilities that also do not incur a carrying cost.

Costs for Proposed Base-load, Clean Air Compliance and Wind Projects - New electric generating facilities and Clear Air Compliance Program (CACP) projects require material expenditures for activities related to determining the feasibility of utility projects under consideration. These expenditures commonly called preliminary survey and investigation charges are generally recorded as “Regulatory assets” on the Consolidated Balance Sheets in accordance with FERC regulations. The retail portion of these amounts is expensed immediately unless otherwise authorized by the PSCW. However, since these amounts are material for WPL’s Cedar Ridge wind project, WPL’s proposed Nelson Dewey #3 generating unit and WPL’s CACP projects, WPL requested and received deferral accounting approval to record the retail portion of these costs as “Regulatory assets” on the Consolidated Balance Sheet. In the fourth quarter of 2008, the PSCW denied continuation of the Nelson Dewey #3 generating unit project. As a result, no material additional costs for this project are expected to be deferred.

In addition to the expenditures noted above, certain projects needing regulatory approval may also require that payments for long-lead materials be incurred prior to project approval in order to meet anticipated completion schedules. These expenditures have been identified as pre-construction expenditures by WPL. The retail portion of pre-construction expenditures for the projects described in the previous paragraph has also been approved for deferral as regulatory assets. All remaining pre-construction expenditures are recorded as “Regulatory assets” on the Consolidated Balance Sheets.

The wholesale portion of amounts deferred and recorded as preliminary survey and investigation charges do not include any accrual of carrying costs or allowance for funds used during construction (AFUDC). The retail portion of deferred preliminary survey and investigation charges (commonly referred to as pre-certification expenditures) and pre-construction expenditures include accrual of carrying costs as prescribed in the approved deferral order. Upon regulatory approval of the project, the wholesale portion of deferred preliminary survey and investigation charges as well as all pre-construction expenditures are transferred to construction work in progress and begin to accrue AFUDC. The retail portion of deferred preliminary survey and investigation charges or pre-certification expenditures remain as regulatory assets until they are approved for inclusion in revenue requirements and amortized to expense. WPL believes amounts currently deferred as either preliminary survey and investigation expenditures or pre-construction expenditures are probable of recovery from customers through changes in future rates. WPL is currently recovering through retail rates the amounts for the Cedar Ridge wind project and a portion of the Nelson Dewey #3 pre-certification expenditures. Remaining deferred amounts for Nelson Dewey #3 and the CACP projects are expected to be included in rates charged to customers in the future.

At Dec. 31, the cumulative costs for these projects were as follows (in millions):

	2008	2007
Base-load project (a)	$35.6	$17.3
Clean air compliance projects	8.2	4.7
Wind projects	1.4	1.4

	$45.2	$23.4

(a)	In December 2008, the PSCW issued a written order denying WPL’s Nelson Dewey #3 application for approval to proceed with construction of a new facility at a preferred site adjacent to the existing Nelson Dewey Generating Facility in Cassville, Wisconsin. Costs included in the above table reflect the retail and wholesale portions of costs related to this project. The stipulated agreement related to WPL’s 2009/2010 retail rate case, which was approved by the PSCW in December 2008, included the recovery of $9 million of pre-certification costs that had been incurred through December 2007. These costs will be recovered from WPL’s retail customers over a two-year period ending December 2010. WPL will seek recovery of the remaining costs from its retail and wholesale customers in future rate case proceedings and recognized these remaining costs in “Regulatory assets” on the Consolidated Balance Sheet pending these future rate proceedings.

MISO-related - In August 2007, the PSCW issued an order requiring WPL to discontinue, effective Dec. 31, 2007, the deferral of the retail portion of certain costs incurred by WPL to participate in the MISO market. Beginning Jan. 1, 2008, these MISO costs are subject to recovery through WPL’s retail electric fuel-related cost recovery mechanism. At Dec. 31, 2008, WPL had $10 million of deferred retail costs incurred prior to 2008 to participate in the MISO market that were recognized in “Regulatory assets” on the Consolidated Balance Sheet. In December 2008, WPL received approval from the PSCW as part of the stipulated agreement reached regarding the 2009/2010 retail rate case to recover the $10 million of deferred retail costs over a two-year period ending December 2010.

Kewaunee Sale - WPL received approval from the PSCW to defer the retail portion of any gains, losses, and transaction costs associated with the sale of Kewaunee. In 2005, WPL completed the sale of its interest in Kewaunee and incurred a loss (including transaction costs but excluding the benefits of the non-qualified decommissioning trust assets returned to customers) of $16 million from the sale. WPL expensed a portion of the loss and recognized a “Regulatory asset” for $9 million of the loss based on a PSCW order issued in December 2005 regarding the recovery of losses incurred by a co-owner of the Kewaunee facility. In 2006, WPL reached a settlement with its wholesale customers allowing recovery of $2 million of the loss. In January 2007, WPL received approval from the PSCW to recover $3 million of the loss from retail customers over a two-year period ending December 2008. In December 2008, WPL received approval from the PSCW to recover another $2 million of the loss from retail customers over a six-year period ending December 2014. WPL will seek recovery of the remaining $2 million loss from its retail customers in a future rate case.

Kewaunee Outage in 2005 - WPL received approval from the PSCW to defer, beginning April 15, 2005, incremental fuel-related costs associated with the extension of an unplanned outage at Kewaunee, which occurred from Feb. 2005 to early July 2005. The PSCW also approved deferral of incremental operation and maintenance costs related to the unplanned outage. In January 2007, WPL received approval from the PSCW to recover $20 million of these costs over a two-year period ending December 2008.

Other - WPL periodically assesses whether its regulatory assets are probable of future recovery by considering factors such as regulatory environment changes, previous orders issued by the applicable regulatory agencies and the status of any pending or potential deregulation legislation. WPL recognizes an expense for regulatory assets that are no longer determined to be probable of future recovery in the period of such determination. While WPL feels its remaining regulatory assets are probable of future recovery, no assurance can be made that WPL will recover these regulatory assets in future rates.

Regulatory Liabilities - At Dec. 31, regulatory liabilities were comprised of the following items (in millions):

	2008	2007
Cost of removal obligations	$150.6	$149.8
Fuel cost recovery (Note 1(h) and 2)	38.2	16.9
Tax-related	12.0	13.5
Derivatives (Note 11(a))	8.9	14.9
Emission allowances (Note 15)	7.3	8.1
Gas performance incentive (Notes 1(h))	4.5	12.3
Other	3.5	7.6

	$225.0	$223.1

Regulatory liabilities related to cost of removal obligations, to the extent expensed through depreciation rates, reduce rate base. A significant portion of the remaining regulatory liabilities are not used to reduce rate base in the revenue requirement calculations utilized in WPL’s rate proceedings.

Cost of Removal Obligations - WPL collects in rates future removal costs for many assets that do not have an associated legal asset retirement obligation. WPL records a regulatory liability for the estimated amounts it has collected in rates for these future removal costs less amounts spent on removal activities.

Refer to Note 2 for discussion of certain utility rate refund reserves recorded as regulatory liabilities on the Consolidated Balance Sheets.

(c) Income Taxes - WPL is subject to the provisions of SFAS 109, “Accounting for Income Taxes,” and follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred income tax assets and liabilities, as appropriate, for temporary differences between the tax basis of assets and liabilities and the amounts reported in the consolidated financial statements. Deferred income taxes are recorded using currently enacted tax rates. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property. Other tax credits reduce income tax expense in the year claimed. The PSCW has allowed rate recovery of deferred taxes on all temporary differences since August 1991.

WPL is also subject to the provisions of Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 establishes standards for measurement and recognition in financial statements of tax positions taken or expected to be taken in a tax return. WPL recognizes net interest and penalties related to unrecognized tax benefits in “Income taxes” in the Consolidated Statements of Income. Refer to Note 5 for discussion of WPL’s adoption of FIN 48.

WPL has elected the alternative transition method described in FASB Staff Position (FSP) 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards,” to calculate its beginning pool of excess tax benefits available to absorb any tax deficiencies associated with share-based payment awards recognized in accordance with SFAS 123(R), “Share-Based Payment.”

(d) Cash and Cash Equivalents - Cash and cash equivalents include short-term liquid investments that have original maturities of less than 90 days.

(e) Utility Property, Plant and Equipment -

General - Plant in service recorded at the original cost of construction, which includes material, labor, contractor services, AFUDC and allocable overheads, such as supervision, engineering, benefits, certain taxes and transportation. Repairs, replacements and renewals of items of property determined to be less than a unit of property or that do not increase the property’s life or functionality are charged to maintenance expense. Ordinary retirements of plant in service and salvage value are netted and charged to accumulated depreciation upon removal from plant in service accounts and no gain or loss is recognized. Removal costs incurred are charged to a regulatory liability.

Electric plant in service - Electric plant in service by functional category at Dec. 31 was as follows (in millions):

	2008	2007
Distribution	$1,402.2	$1,297.4
Generation (a)	1,043.7	882.2
Other	54.4	34.8

	$2,500.3	$2,214.4

(a)	The increase during 2008 was largely due to $156 million, including AFUDC, of plant placed in service in the fourth quarter of 2008 for WPL’s Cedar Ridge wind project.

Depreciation - WPL uses a combination of remaining life and straight-line depreciation methods as approved by the PSCW. The composite or group method of depreciation is used, in which a single depreciation rate is applied to the gross investment in a particular class of property. This method pools similar assets and then depreciates each group as a whole. Periodic depreciation studies are performed to determine the appropriate group lives, net salvage and group deprecation rates. These depreciation studies are subject to review and approval by the PSCW. Depreciation expense is included within the recoverable cost of service component of rates charged to customers. The average rates of depreciation for electric and gas properties, consistent with current rate making practices, were as follows:

	2008(a)	2007	2006
Electric	3.2%	3.5%	3.5%
Gas	3.1%	3.6%	3.7%

(a)	Effective July 1, 2008, WPL implemented updated depreciation rates as a result of a new depreciation study. These updated depreciation rates increased WPL’s earnings available for common stock in 2008 as compared to 2007 by approximately $5.3 million.

AFUDC - AFUDC represents costs to finance construction additions including a return on equity component and cost of debt component as required by regulatory accounting. The concurrent credit for the amount of AFUDC capitalized is recorded as “Allowance for funds used during construction” in the Consolidated Statements of Income. The amount of AFUDC generated by equity and debt components was as follows (in millions):

	2008	2007	2006
Equity	$6.4	$1.5	$2.0
Debt	3.2	1.1	0.6

	$9.6	$2.6	$2.6

The increase in AFUDC in 2008 was largely due to construction of WPL’s Cedar Ridge wind project.

AFUDC for WPL’s retail and wholesale jurisdiction construction projects is calculated in accordance with PSCW and FERC guidelines, respectively. The AFUDC recovery rates, computed in accordance with the prescribed regulatory formula, were as follows:

	2008	2007	2006
PSCW formula - retail jurisdiction	9.0%	9.0%	15.1%
FERC formula - wholesale jurisdiction	6.8%	5.5%	5.0%

(f) Other Property, Plant and Equipment - Other property, plant and equipment is recorded at the original cost of construction, which includes material, labor and contractor services. Repairs, replacements and renewals of items of property determined to be less than a unit of property or that do not increase the property’s life or functionality are charged to maintenance expense. The majority of other property is depreciated using the straight-line method over periods ranging from five to 15 years. Upon retirement or sale of other property, plant and equipment, the original cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the Consolidated Statements of Income.

(g) Operating Revenues -

General - Revenues are primarily from electric and natural gas sales and recognized on an accrual basis as services are rendered or commodities are delivered to customers. WPL recognizes unbilled revenues based on estimated amounts of electricity and natural gas delivered but not yet billed to customers at the end of each reporting period.

WPL participates in a bid-based wholesale energy market operated by MISO. The market requires that all market participants, including WPL, submit hourly day-ahead and/or real-time bids and offers for energy at locations across the MISO region. The day-ahead and real-time transactions are grouped together, resulting in a net supply to or net purchase from MISO of megawatt-hours (MWhs) for each hour of each day. The net supply to MISO is recorded in “Electric operating revenues” and the net purchase from MISO is recorded in “Electric production fuel and purchased power” in the Consolidated Statements of Income.

Taxes Collected from Customers - WPL serves as a collection agent for sales or various other taxes and records revenues on a net basis. Operating revenues do not include the collection of the aforementioned taxes.

(h) Utility Fuel Cost Recovery - WPL’s retail electric rates approved by the PSCW are based on forecasts of forward-looking test periods and include estimates of future fuel and purchased energy costs anticipated during the test period. During each electric retail rate proceeding, the PSCW sets fuel monitoring ranges based on the forecasted fuel costs used to determine retail base rates. If WPL’s actual fuel costs fall outside these fuel monitoring ranges during the test period, WPL and/or other parties can request, and the PSCW can authorize, an adjustment to future retail electric rates based on changes in fuel costs only. The PSCW may authorize an interim retail rate increase; however, if the final retail rate increase is less than the interim retail rate increase, WPL must refund the excess collection to retail customers with interest at the current authorized return on common equity rate. Recovery of capacity-related charges associated with WPL’s purchased power costs and transmission service costs are recovered from electric customers through changes in retail base rates. WPL’s wholesale electric rates provide for subsequent adjustments to rates for changes in the cost of fuel and purchased energy.

WPL’s retail gas tariffs provide for subsequent adjustments to its natural gas rates for changes in the current monthly natural gas commodity price index. During 2006, WPL had a gas performance incentive which included a sharing mechanism whereby 50% of gains or losses relative to current commodity prices and benchmarks were retained by WPL, with the remainder refunded to or recovered from customers. Starting in 2007, the program was modified by the PSCW such that 35% of all gains and losses from WPL’s gas performance incentive sharing mechanism were retained by WPL, with 65% refunded to or recovered from customers. In October 2007, the PSCW issued an order providing WPL the option to choose to utilize a modified gas performance incentive sharing mechanism or switch to a modified one-for-one pass through of gas costs to retail customers using benchmarks. WPL evaluated the alternatives and chose to implement the modified one-for-one pass through of gas costs. This change was effective Nov. 1, 2007. WPL’s gas performance incentive sharing mechanism resulted in gains recorded as “Gas operating revenues” in the Consolidated Statements of Income of $5 million and $13 million in 2007 and 2006, respectively.

Refer to Note 1(b) for additional information regarding fuel cost recovery.

(i) Financial Instruments - WPL periodically uses financial instruments to hedge exposures to fluctuations in certain commodity prices, volatility in a portion of electric and natural gas sales volumes due to weather, transmission congestion costs and currency exchange rates. The fair value of all financial instruments that are determined to be derivatives are recorded as assets or liabilities on the Consolidated Balance Sheets. Gains and losses related to derivatives that are designated and qualify as cash flow hedges, are recognized in earnings when the underlying hedged item or physical transaction is recognized in income. Gains and losses related to derivatives that do not qualify for, or are not designated in hedge relationships, are recognized in earnings immediately. WPL does not offset fair value amounts recognized for the right to reclaim cash collateral (receivable) or the obligation to return cash collateral (payable) against fair value amounts recognized for derivatives executed with the same counterparty under the same master netting arrangement.

Based on the fuel and natural gas cost recovery mechanisms in place, as well as other specific regulatory authorizations, changes in fair values of WPL’s derivatives generally have no impact on its results of operations, as they are generally reported as changes in regulatory assets and liabilities. WPL has some commodity purchase and sales contracts that have been designated, and qualify for, the normal purchase and sale exception and based on this designation, these contracts are accounted for on the accrual basis of accounting. Refer to Notes 11 and 12(f) for further discussion of WPL’s derivatives and related credit risk, respectively.

(j) Pension and Other Postretirement Benefits Plans - For the defined benefit pension and other postretirement benefits plans sponsored by Corporate Services, Alliant Energy allocates costs to WPL based on labor costs of plan participants.

(k) Asset Valuations - Long-lived assets to be held and used, excluding regulatory assets, are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable. Impairment is indicated if the carrying value of an asset exceeds its undiscounted future cash flows. An impairment charge is recognized equal to the amount the carrying value exceeds the asset’s fair value. Refer to Note 1(b) for discussion of long-lived assets classified as regulatory assets.

If events or circumstances indicate the carrying value of investments accounted for under the equity method of accounting may not be recoverable, potential impairment is assessed by comparing the fair value of these investments to their carrying values as well as assessing if a decline in fair value is temporary. If an impairment is indicated, a charge is recognized equal to the amount the carrying value exceeds the investment’s fair value. Refer to Note 9(a) for additional discussion of investments accounted for under the equity method of accounting.

(l) Operating Leases - WPL has certain purchased power agreements (PPAs) that provide it exclusive rights to all or a substantial portion of the output from the specific generating facility over the contract term and therefore are accounted for as operating leases. Costs associated with these PPAs are included in “Electric production fuel and purchased power” in the Consolidated Statements of Income based on monthly payments for these PPAs. Monthly capacity payments related to one of these PPAs is higher during the peak demand period from May 1 through Sep. 30 and lower in all other periods during each calendar year. These seasonal differences in capacity charges are consistent with market pricing and the expected usage of energy from the facility.

(m) Emission Allowances - Emission allowances are granted by the U.S. Environmental Protection Agency (EPA) to sources of pollution that allow the release of a prescribed amount of pollution each year. Unused emission allowances may be bought and sold or carried forward to be utilized in future years. Purchased emission allowances are recorded as intangible assets at their original cost and evaluated for impairment as long-lived assets to be held and used in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” Cash inflows and outflows related to sales and purchases of emission allowances are recorded as investing activities in the Consolidated Statements of Cash Flows. Emission allowances granted by the EPA are valued at a zero-cost basis. Amortization of emission allowances is based upon a weighted average cost for each category of vintage year utilized during the reporting period. Refer to Note 15 for additional discussion of emission allowances.

(n) Electric Transmission Service Expenses Presentation - WPL reports electric transmission service expenses billed from third parties in “Electric transmission service” on the Consolidated Statements of Income.

(o) Asset Retirement Obligations - The present value of any retirement costs associated with an asset for which WPL has a legal obligation is recorded as a liability with an equivalent amount added to the asset cost when an asset is placed in service. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss. For WPL, any gain or loss related to its regulated operations is recorded to regulatory liabilities or regulatory assets on the Consolidated Balance Sheet. Refer to Note 17 for additional discussion of asset retirement obligations.

(p) Debt Issuance and Retirement Costs - WPL defers and amortizes debt issuance costs and debt premiums or discounts over the expected lives of the respective debt issues, considering maturity dates and, if applicable, redemption rights held by others. For debt retired early with no subsequent re-issuance, WPL defers any unamortized debt issuance costs, premiums or discounts as regulatory assets or regulatory liabilities, which are amortized over the remaining original life of the debt retired early. Gains or losses resulting from the refinancing of debt by WPL are deferred as regulatory liabilities or regulatory assets and amortized over the life of the new debt issued.

(q) New Accounting Pronouncements -

FSP SFAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”

In December 2008, the FASB issued FSP SFAS 132(R)-1, which amends SFAS 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide additional disclosures about plan assets of a defined benefit pension or other postretirement plan. Disclosures include investment policies and strategies, categories of plan assets, fair value of plan assets and significant concentrations of risk. WPL is required to adopt FSP SFAS 132(R)-1 by Dec. 31, 2009. FSP SFAS 132(R)-1 is not expected to have any impact on its financial condition and results of operations.

FSP SFAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities”

In December 2008, the FASB issued FSP SFAS 140-4 and FIN 46(R)-8, which amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R), “Consolidation of Variable Interest Entities,” to require additional disclosures about variable interest entities. WPL adopted FSP SFAS 140-4 and FIN 46(R)-8 on Dec. 31, 2008. FSP SFAS 140-4 and FIN 46(R)-8 did not have any impact on its financial condition and results of operations.

Emerging Issues Task Force (EITF) Issue 08-6, “Equity Method Investment Accounting Considerations”

In November 2008, the FASB issued EITF Issue 08-6, which considered the effects of the issuances of SFAS 141(R) and SFAS 160 on an entity’s application of the equity method under Accounting Principles Board Opinion 18, “The Equity Method of Accounting for Investments in Common Stock.” EITF Issue 08-6 addresses questions that have arisen regarding the application of equity method accounting guidance because of the significant changes to the guidance on business combinations and subsidiary equity transactions and the increased use of fair value measurements as a result of these pronouncements. WPL is required to adopt EITF Issue 08-6 beginning with transactions occurring in 2009. Because the provisions of EITF Issue 08-6 are only applied prospectively to transactions after adoption, the impact to WPL cannot be determined until any such transactions occur.

SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles”

In May 2008, the FASB issued SFAS 162, which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. WPL adopted SFAS 162 in November 2008 with no impact on its financial condition or results of operations.

FSP SFAS 142-3, “Determination of the Useful Life of Intangible Assets”

In April 2008, the FASB issued FSP SFAS 142-3, which amends the factors that should be considered in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS 142, “Goodwill and Other Intangible Assets,” and requires expanded disclosures related to intangible assets. WPL adopted FSP SFAS 142-3 on Jan. 1, 2009 with no material impact on its financial condition or results of operations.

SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133”

In March 2008, the FASB issued SFAS 161, which requires enhanced qualitative and quantitative disclosures about an entity’s derivative and hedging activities. WPL adopted SFAS 161 on Jan. 1, 2009 with no impact on its financial condition or results of operations.

SFAS 141(R), “Business Combinations”

In December 2007, the FASB issued SFAS 141(R), which establishes principles and requirements for how the acquiring entity in a business combination: recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. WPL adopted SFAS 141(R) on Jan. 1, 2009. Because the provisions of SFAS 141(R) are only applied prospectively to business combinations after adoption, the impact to WPL cannot be determined until any business combinations occur.

SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51”

In December 2007, the FASB issued SFAS 160, which amends accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also changes the way the consolidated income statement is presented, establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation, requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. WPL adopted SFAS 160 on Jan. 1, 2009 with no impact on its financial condition and results of operations.

FSP FIN 39-1, “Amendment of FIN 39, Offsetting of Amounts Related to Certain Contracts”

In April 2007, the FASB issued FSP FIN 39-1, which amends FIN 39 to permit the offsetting of amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement that have been offset. WPL adopted FSP FIN 39-1 on Jan. 1, 2008 with no material impact on its financial condition and results of operations.

SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115”

In February 2007, the FASB issued SFAS 159, which provided companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. WPL concluded as of Jan. 1, 2008 that it would not record any eligible items at fair value in accordance with SFAS 159 and therefore there was no impact on its financial condition and results of operations.

SFAS 157, “Fair Value Measurements”

In September 2006, the FASB issued SFAS 157, which defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. WPL adopted SFAS 157 on Jan. 1, 2008 for financial instruments with no material impact on its financial condition and results of operations. In February 2008, the FASB issued FSP SFAS 157-1, “Application of SFAS 157 to SFAS 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” and FSP SFAS 157-2, “Effective Date of SFAS 157.” In October 2008, the FASB issued FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP SFAS 157-1 removes leasing transactions accounted for under SFAS 13, “Accounting for Leases,” from the scope of SFAS 157. WPL adopted FSP SFAS 157-2 on Jan. 1, 2009 for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities with no material impact on its financial condition and results of operations. FSP SFAS 157-3 clarifies the application of SFAS 157 in a market that is not active. Refer to Note 10 for expanded disclosures about fair value measurements required by SFAS 157.

SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)”

In September 2006, the FASB issued SFAS 158, which requires an employer to recognize the overfunded or underfunded status of its benefit plans as an asset or liability on its balance sheet and to recognize the changes in the funded status of its benefit plans in the year in which they occur as a component of other comprehensive income. WPL adopted the recognition provision of SFAS 158 in 2006, which resulted in reductions to its Dec. 31, 2006 balance of accumulated other comprehensive loss of $5.2 million. SFAS 158 also requires an employer to measure benefit plan assets and obligations as of the end of its fiscal year. WPL adopted the measurement date transition provision of SFAS 158 in 2008, which resulted in reductions to its Jan. 1, 2008 balance of retained earnings of $1.2 million.

(2) UTILITY RATE REFUNDS

WPL’s 2008 Fuel-related Retail Rate Case - In March 2008, WPL filed a request with the PSCW to increase annual retail electric rates by $16 million to recover anticipated increased electric fuel and purchased energy costs (fuel-related costs). Actual fuel-related costs through February 2008, combined with projections of continued higher fuel-related costs for the remainder of 2008, significantly exceeded the amounts being recovered in retail electric rates at the time of the filing. In the second quarter of 2008, WPL received an order from the PSCW authorizing the requested $16 million interim increase, subject to refund, effective in April 2008.

Fuel-related costs incurred by WPL in 2008 subsequent to the implementation of the interim rate increase were significantly lower than anticipated resulting in refunds owed to its retail electric customers. In January 2009, WPL received approval from the PSCW to pay an $18 million interim refund to retail electric customers in the first quarter of 2009. In January 2009, WPL also filed a final fuel refund report, including interest less the interim refund amount, resulting in a final residual refund of $5 million in addition to the interim refund. Pending PSCW approval, WPL will refund the remaining $5 million, including interest, in the second quarter of 2009. As of Dec. 31, 2008, WPL reserved $23 million, including interest, for refunds anticipated to be paid to its retail electric customers based upon its estimate of the final order. WPL anticipates receiving the final order from the PSCW in the first quarter of 2009 and completing any remaining refunds in the second quarter of 2009.

WPL’s 2007 Retail Rate Case - In August 2007, WPL received approval from the PSCW to refund to its retail electric customers any over-recovery of retail fuel-related costs during the period June 1, 2007 through Dec. 31, 2007. As of Dec. 31, 2008, WPL estimated the over-recovery of retail fuel-related costs during this period to be $22 million, including interest. WPL refunded to its retail electric customers $4 million in 2007 and $16 million in 2008. As of Dec. 31, 2008, WPL reserved $2 million for the remaining refund amounts, including interest, anticipated to be paid to its retail electric customers in the second quarter of 2009 related to these refunds. WPL expects to receive the PSCW’s decision on the remaining refund amount in the first quarter of 2009.

Refer to Note 1(h) for further discussion of WPL’s fuel cost recovery and Note 1(b) for discussion of various other rate matters.

(3) LEASES

(a) Operating Leases - WPL has entered into various agreements related to property, plant and equipment rights that are accounted for as operating leases. WPL’s most significant operating leases relate to certain PPAs. These PPAs contain fixed rental payments related to capacity and transmission rights and contingent rental payments related to the energy portion (actual MWh) of the respective agreements. Rental expenses associated with WPL’s operating leases were as follows (in millions):

	2008	2007	2006
Operating lease rental expenses (excluding contingent rentals)	$77	$96	$90
Contingent rentals related to certain PPAs	7	19	23
Other contingent rentals	—	1	1

	$84	$116	$114

At Dec. 31, 2008, WPL’s future minimum operating lease payments, excluding contingent rentals, were as follows (in millions):

	2009	2010	2011	2012	2013	Thereafter	Total
Riverside Energy Center (Riverside) PPA	$57	$57	$58	$59	$17	$—	$248
RockGen Energy Center (RockGen) PPA	7	—	—	—	—	—	7
Synthetic leases	3	5	1	1	1	6	17
Other	1	6	2	1	1	1	12

	$68	$68	$61	$61	$19	$7	$284

The synthetic leases in the above table relate to the financing of certain utility railcars. The entities that lease these assets to WPL do not meet the consolidation requirements per FIN 46R, “Consolidation of Variable Interest Entities,” and are not included on the Consolidated Balance Sheets. WPL has guaranteed the residual value of the related assets, which total $7 million in the aggregate. The guarantees extend through the maturity of each respective underlying lease with remaining terms up to seven years. Residual value guarantee amounts have been included in the above table.

(b) Capital Lease - In 2005, WPL entered into a 20-year agreement with Alliant Energy Resources, LLC’s (Resources’) Non-regulated Generation business to lease the Sheboygan Falls Energy Facility (SFEF), with an option for two lease renewal periods thereafter. The lease became effective in 2005 when SFEF began commercial operations. WPL is responsible for the operation of SFEF and has exclusive rights to its output. In 2005, the PSCW approved this affiliated lease agreement with initial monthly payments of approximately $1.3 million. The lease payments were based on a 50% debt to capital ratio, a return on equity of 10.9%, a cost of debt based on the cost of senior notes issued by Resources’ Non-regulated Generation business in 2005 and certain costs incurred to construct the facility. In accordance with its order approving the lease agreement, the PSCW will review the capital structure, return on equity and cost of debt every five years from the date of the order. The capital lease asset is amortized using the straight-line method over the 20-year lease term. WPL’s retail rate cases, beginning with the 2005/2006 retail rate case that became effective in July 2005, include recovery of the monthly SFEF lease payment amounts from WPL’s customers. In 2008, 2007 and 2006, SFEF lease expenses were $18.8 million, $19.0 million and $19.3 million ($12.6 million, $12.8 million and $13.1 million included in “Interest expense” and $6.2 million, $6.2 million and $6.2 million included in “Depreciation and amortization” in the Consolidated Statements of Income), respectively. At Dec. 31, 2008, WPL’s estimated future minimum capital lease payments for SFEF were as follows (in millions):

2009	2010	2011	2012	2013	Thereafter	Total	Less: amount representing interest	Present value of net minimum capital lease payments
$15	$15	$15	$15	$15	$173	$248	$132	$116

(4) RECEIVABLES

Cash Collateral - As of Dec. 31, 2008, WPL had entered into numerous agreements to purchase electricity and natural gas to serve its customers. Exposure under certain of these agreements exceeded contractual limits, requiring WPL to provide cash collateral to certain counterparties. At Dec. 31, 2008, cash collateral of $15 million was recorded in “Accounts receivable - other” on the Consolidated Balance Sheet. There was no outstanding cash collateral as of Dec. 31, 2007.

(5) INCOME TAXES

Income Tax Expense (Benefit) - The components of “Income taxes” in the Consolidated Statements of Income were as follows (in millions):

	2008	2007	2006
Current tax expense:
Federal	$22.1	$55.8	$18.4
State	10.5	10.2	2.1
Deferred tax expense (benefit):
Federal	34.2	(4.0)	36.6
State	3.3	(1.3)	6.6
Investment tax credits	(1.4)	(1.5)	(1.5)
Provision recorded as a change in uncertain tax benefits	0.1	—	—
Provision recorded as a change in accrued interest	(0.4)	0.1	—

	$68.4	$59.3	$62.2

Income Tax Rates - The overall effective income tax rates shown in the following table were computed by dividing total income tax expense by income before income taxes.

	2008	2007	2006
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	4.6	4.8	5.6
Adjustment of prior period taxes	0.2	(0.1)	—
Amortization of investment tax credits	(0.7)	(0.8)	(0.9)
Amortization of excess deferred taxes	(0.7)	(1.0)	(0.6)
Other items, net	(1.8)	(3.6)	(2.0)

Overall effective income tax rate	36.6%	34.3%	37.1%

Deferred Tax Assets and Liabilities - Consistent with rate making treatment, deferred taxes are offset in the table below for temporary differences which have related regulatory assets and liabilities. The deferred income tax (assets) and liabilities included on the Consolidated Balance Sheets at Dec. 31 arise from the following temporary differences (in millions):

	2008			2007
	Deferred Tax Assets	Deferred Tax Liabilities	Net	Deferred Tax Assets	Deferred Tax Liabilities	Net
Property	$—	$232.5	$232.5	$—	$205.3	$205.3
Investment in American Transmission Co. LLC (ATC)	—	52.2	52.2	—	47.3	47.3
Pension and other postretirement benefits obligations	—	33.5	33.5	—	17.5	17.5
Prepaid gross receipts tax	—	15.1	15.1	—	15.5	15.5
Regulatory asset - WPL base-load project	—	11.0	11.0	—	3.8	3.8
Investment tax credits	(9.0)	—	(9.0)	(10.0)	—	(10.0)
Customer advances	(13.6)	—	(13.6)	(14.3)	—	(14.3)
Regulatory liability - reserve for customer refund	(18.1)	—	(18.1)	(9.5)	—	(9.5)
Other	(8.2)	13.0	4.8	(14.8)	17.7	2.9

	($48.9)	$357.3	$308.4	($48.6)	$307.1	$258.5

			2008			2007
Other current assets			($20.9)			($11.4)
Deferred income taxes			329.3			269.9

Total deferred tax (assets) and liabilities			$308.4			$258.5

Unrecognized Tax Benefits - WPL adopted the provisions of FIN 48 on Jan. 1, 2007. WPL’s cumulative effect of adopting FIN 48 was an increase in its net liability for unrecognized tax benefits and a reduction to its Jan. 1, 2007 balance of retained earnings of $0.8 million. The $0.8 million increase in the net liability for unrecognized tax benefits was recorded as a $2.8 million increase in other long-term liabilities, a $1.1 million decrease in deferred income taxes, a $0.6 million decrease in accrued taxes and a $0.3 million increase in non-current regulatory assets on the Consolidated Balance Sheet. At the date of adoption, WPL’s unrecognized tax benefits and related interest were $2.8 million ($2.4 million of unrecognized tax benefits and $0.4 million of interest) including $1.5 million of tax benefits that, if recognized, would favorably impact WPL’s effective income tax rate.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits, excluding interest, for WPL for 2008 and 2007 is as follows (in millions):

	2008	2007
Balance at Jan. 1	$2.4	$2.4
Additions based on tax positions related to the current year	0.4	0.1
Reductions based on tax positions related to the current year	—	—
Additions for tax positions of prior years	2.5	—
Reductions for tax positions of prior years	(0.3)	(0.1)
Settlements with taxing authorities	(2.5)	—
Lapse of statute of limitations	—	—

Balance at Dec. 31	$2.5	$2.4

	Dec. 31, 2008	Dec. 31, 2007
Tax positions favorably impacting future effective tax rates	$1.7	$1.5
Interest accrued	0.3	0.5
Penalties accrued	—	—

WPL is subject to U.S. federal income tax as well as income tax in multiple state jurisdictions, including the state of Wisconsin. WPL has concluded all U.S. federal income tax matters for calendar years through 2004. The IRS is currently auditing WPL’s U.S. federal income tax returns for calendar years 2005 through 2007. Audit adjustments from U.S. federal income tax returns are required to be reported to the respective state taxing authorities within varying prescribed timelines following the completion of each U.S. federal income tax audit. The Wisconsin statute of limitations is closed for calendar years through 2003. U.S. federal and state income tax returns for the remaining calendar years are still subject to examination by the respective taxing authorities. In 2009, statutes of limitations will expire for WPL’s tax returns in multiple state jurisdictions. The impact of the statute of limitations expiring is not anticipated to be material.

Other Income Tax Matters - Alliant Energy files a consolidated federal income tax return and combined state income tax returns, where applicable. Under the terms of a tax allocation agreement between Alliant Energy and its subsidiaries, the subsidiaries calculate their respective income tax provisions and make payments to or receive payments from Alliant Energy as if they were separate taxable entities. Any differences between this separate return methodology and the actual filed consolidated income tax return is allocated as prescribed in Alliant Energy’s tax allocation agreement. Separate return amounts are also adjusted for state apportionment benefits, net of federal tax.

(6) BENEFIT PLANS

(a) Pension and Other Postretirement Benefits Plans - Substantially all of WPL’s employees are covered by non-contributory defined benefit pension plans. Benefits are based on the employees’ years of service and compensation. WPL also provides certain defined benefit postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants’ contributions adjusted regularly and the life insurance plans are non-contributory. The assumptions for qualified and non-qualified pension benefits and other postretirement benefits at the measurement dates of Dec. 31, 2008, Sep. 30, 2007 and Sep. 30, 2006 were as follows (Not Applicable (N/A)):

	Pension Benefits			Other Postretirement Benefits
	2008	2007	2006	2008	2007	2006
Discount rate for benefit obligations	6.15%	6.2%	5.85%	6.15%	6.2%	5.85%
Discount rate for net periodic cost	6.2%	5.85%	5.5%	6.2%	5.85%	5.5%
Expected rate of return on plan assets (a)	8.5%	8.5%	8.5%	8.5%	8.5%	8.5%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%
Medical cost trend on covered charges:
Initial trend rate	N/A	N/A	N/A	8%	8%	9%
Ultimate trend rate	N/A	N/A	N/A	5%	5%	5%

(a)	The expected rate of return on plan assets is determined by analysis of forecasted asset class returns. The related obligations are viewed as long-term commitments. A long-term approach is also used when determining the expected rate of return on assets, which is reviewed on an annual basis.

Refer to Note 1(q) for discussion of WPL’s adoption of the recognition provision of SFAS 158 in 2006 and the change in WPL’s measurement date from Sept. 30 to Dec. 31 effective in 2008.

The components of WPL’s qualified pension benefits and other postretirement benefits costs were as follows (in millions):

	Qualified Pension Benefits			Other Postretirement Benefits
	2008	2007	2006	2008	2007	2006
Service cost	$5.3	$5.6	$6.1	$3.3	$3.3	$4.2
Interest cost	15.0	13.7	13.2	5.5	5.2	5.4
Expected return on plan assets (a)	(21.4)	(19.2)	(17.9)	(1.9)	(1.8)	(1.8)
Amortization of (b):
Transition obligation	—	—	—	—	—	0.8
Prior service cost (credit)	0.8	0.8	0.8	(1.0)	(1.0)	(0.1)
Actuarial loss	1.0	2.9	4.5	1.0	1.1	1.2

Income statement impacts	$0.7	$3.8	$6.7	$6.9	$6.8	$9.7

(a)	The expected return on plan assets is based on the expected rate of return on plan assets and the fair value approach to the market-related value of plan assets.

(b)	Unrecognized net actuarial losses in excess of 10% of the projected benefit obligation and unrecognized prior service costs (credits) are amortized over the average future service lives of the participants.

WPL’s net periodic benefit cost is primarily included in “Operating expenses - other operation and maintenance” in the Consolidated Statements of Income.

In the above table, the pension benefits costs represent only those respective costs for bargaining unit employees of WPL covered under the bargaining unit pension plan that is sponsored by WPL. The other postretirement benefits costs represent costs for all WPL employees. Alliant Energy Corporate Services, Inc. (Corporate Services) provides services to WPL, and as a result, WPL is allocated pension and other postretirement benefits costs associated with Corporate Services. The following table includes pension benefits costs (credits) for WPL’s non-bargaining employees who are participants in other Alliant Energy plans, and the allocated qualified pension and other postretirement benefits costs associated with Corporate Services for WPL as follows (in millions):

	Pension Benefits			Other Postretirement Benefits
	2008	2007	2006	2008	2007	2006
Non-bargaining WPL employees participating in other plans	($2.9)	($0.8)	$0.9	N/A	N/A	N/A
Allocated Corporate Services costs (a)	0.7	2.8	2.2	$1.0	$0.8	$1.3

(a)	Included in pension benefits for allocated Corporate Services costs for 2007 was a settlement loss of $0.8 million related to payments made to a retired executive.

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to other postretirement benefits costs. A 1% change in the medical trend rates for 2008, holding all other assumptions constant, would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$0.6	($0.6)
Effect on postretirement benefit obligation	4.6	(4.4)

The benefit obligations and assets associated with WPL’s non-bargaining employees who are participants in other Alliant Energy plans are not reported in the following tables. A reconciliation of the funded status of WPL’s qualified pension benefits and other postretirement benefits plans to the amounts recognized on the Consolidated Balance Sheets at Dec. 31 was as follows (Not Applicable (N/A); in millions):

	Qualified Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007
Change in projected benefit obligation:
Net projected benefit obligation at beginning of year	$238.6	$233.4	$87.7	$89.0
Effect of change from Sep. 30 to Dec. 31 measurement date	2.8	—	0.4	—
Service cost	5.3	5.6	3.3	3.3
Interest cost	15.0	13.7	5.5	5.2
Plan participants’ contributions	—	—	3.0	2.2
Plan amendments	—	—	—	0.3
Actuarial (gain) loss	0.7	(5.4)	(0.1)	1.0
Transfer to other Alliant Energy plans	—	—	—	(4.5)
Gross benefits paid	(9.5)	(8.7)	(11.0)	(9.4)
Federal subsidy on other postretirement benefits paid	—	—	0.5	0.6

Net projected benefit obligation at measurement date	252.9	238.6	89.3	87.7

Change in plan assets:
Fair value of plan assets at beginning of year	253.3	225.3	20.9	21.5
Effect of change from Sep. 30 to Dec. 31 measurement date	3.0	—	0.1	—
Actual return on plan assets	(82.2)	30.7	(5.9)	3.2
Employer contributions	—	6.0	7.5	7.9
Plan participants’ contributions	—	—	3.0	2.2
Transfer to other Alliant Energy plans	—	—	—	(4.5)
Gross benefits paid	(9.5)	(8.7)	(11.0)	(9.4)

Fair value of plan assets at measurement date	164.6	253.3	14.6	20.9

Over/(under) funded status at measurement date	(88.3)	14.7	(74.7)	(66.8)
Contributions paid after Sep. 30 and prior to Dec. 31	N/A	—	N/A	1.5
Federal subsidy on other postretirement benefits paid	N/A	—	N/A	(0.1)

Net amount recognized at Dec. 31	($88.3)	$14.7	($74.7)	($65.4)

	Qualified Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007
Amounts recognized on the Consolidated
Balance Sheets consist of:
Deferred charges and other	$—	$14.7	$—	$3.0
Other current liabilities	—	—	(4.5)	(3.9)
Pension and other benefit obligations	(88.3)	—	(70.2)	(64.5)

Net amount recognized at Dec. 31	($88.3)	$14.7	($74.7)	($65.4)

Amounts recognized in Regulatory Assets:
Net actuarial loss	$140.9	$37.9	$23.7	$17.2
Prior service cost (credit)	4.7	5.6	(2.6)	(3.8)

	$145.6	$43.5	$21.1	$13.4

The PSCW has authorized WPL to record the retail portion of its previously unrecognized net actuarial gains and losses and prior service costs and credits as “Regulatory assets” in lieu of “Accumulated other comprehensive loss” on the Consolidated Balance Sheet. WPL also recognizes the wholesale portion of its previously unrecognized net actuarial gains and losses and prior service costs and credits as “Regulatory assets” on the Consolidated Balance Sheet because these costs are expected to be recovered in rates in future periods under the formula rate structure implemented in 2007. These regulatory assets will be increased or decreased as the net actuarial gains or losses and prior service costs or credits are subsequently amortized and recognized as a component of net periodic benefit costs. In addition to the amounts recognized in “Regulatory assets” in the above table, $100 million and $39 million of “Regulatory assets” were recognized for amounts associated with Corporate Services employees participating in Alliant Energy sponsored benefit plans that were allocated to WPL at Dec. 31, 2008 and 2007, respectively.

Included in the following table are WPL’s accumulated benefit obligations, amounts applicable to qualified pension and other postretirement benefits with accumulated benefit obligations in excess of plan assets, as well as qualified pension plans with projected benefit obligations in excess of plan assets as of the measurement dates of Dec. 31, 2008 and Sep. 30, 2007 (in millions):

	Qualified Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007
Accumulated benefit obligations	$230.1	$218.9	$89.3	$87.7
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligations	230.1	—	89.3	80.4
Fair value of plan assets	164.6	—	14.6	10.6
Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	252.9	—	N/A	N/A
Fair value of plan assets	164.6	—	N/A	N/A

Other postretirement benefits plans are funded via specific assets within certain retirement plans (401(h) assets) as well as Voluntary Employees’ Beneficiary Association (VEBA) trusts. The asset allocation of the 401(h) assets mirror the qualified pension plan assets and the asset allocation of the VEBA trusts are reflected in the following table under “Other Postretirement Benefits Plans.” The asset allocation for WPL’s qualified pension and other postretirement benefits plans at Dec. 31, 2008 and Sep. 30, 2007, and the qualified pension plan target allocation for 2008 were as follows:

	Pension Plans			Other Postretirement Benefits Plans
	Target	Percentage of Plan Assets		Percentage of Plan Assets
	Allocation	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,
Asset Category	2008	2008	2007	2008	2007
Equity securities	65-75%	70%	73%	43%	49%
Debt securities	20-35%	30%	27%	12%	20%
Other	0-5%	—	—	45%	31%

		100%	100%	100%	100%

WPL’s investment strategy and its policies employed with respect to pension and other postretirement benefits assets is to combine both preservation of principal and prudent and reasonable risk-taking to protect the integrity of the assets in meeting the obligations to the participants while achieving the optimal return possible over the long-term. It is recognized that risk and volatility are present to some degree with all types of investments; however, high levels of risk are minimized at the total fund level. This is accomplished through diversification by asset class including both U.S. and international equity exposure, number of investments, and sector and industry limits when applicable.

For the pension plan, the mix among asset classes is controlled by long-term asset allocation targets. The assets are viewed as long-term with moderate liquidity needs. Historical performance results and future expectations suggest that equity securities will provide higher total investment returns than debt securities over a long-term investment horizon. Consistent with the goals to maximize returns and minimize risk over the long-term, the pension plan has a long-term investment posture more heavily weighted towards equity holdings. The asset allocation mix is monitored regularly and appropriate action is taken as needed to rebalance the assets within the prescribed range. Assets related to other postretirement benefits plans are viewed as long-term. A mix of both equity and debt securities are utilized to maximize returns and minimize risk over the long-term. Prohibited investment vehicles related to the pension and other postretirement benefits plans include, but may not be limited to, direct ownership of real estate, options and futures unless specifically approved, margin trading, oil and gas limited partnerships, commodities, short selling and securities of the managers’ firms or affiliate firms.

Alliant Energy sponsors several non-qualified pension plans that cover certain current and former key employees. In 2008, 2007 and 2006, the pension expense allocated to WPL for these plans was $2.0 million, $2.7 million and $2.1 million, respectively. Included for 2007 was the settlement loss of $0.8 million related to payments made to a retired executive.

WPL estimates that funding for the qualified pension plan for its bargaining unit employees and other postretirement benefits plans during 2009 will be $17 million and $8 million, respectively.

The expected benefit payments and Medicare subsidies, which reflect expected future service, as appropriate, are as follows (in millions):

	2009	2010	2011	2012	2013	2014 - 2018
Pension benefits	$9.6	$10.2	$10.8	$11.6	$12.6	$83.0
Other postretirement benefits	7.0	6.6	7.0	7.3	7.7	44.7
Medicare subsidies	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(3.2)

	$16.1	$16.3	$17.3	$18.4	$19.8	$124.5

The estimated amortization from “Regulatory assets” on the Consolidated Balance Sheet into net periodic benefit cost in 2009 is as follows (in millions):

	Qualified Pension Benefits	Other Postretirement Benefits
Actuarial loss	$11.3	$1.3
Prior service cost (credit)	0.6	(0.9)

	$11.9	$0.4

In addition to the estimated amortizations from “Regulatory assets” in the above table, $7 million of amortizations are expected in 2009 from “Regulatory assets” associated with Corporate Services employees participating in Alliant Energy sponsored plans allocated to WPL.

Cash Balance Pension Plan - Alliant Energy’s pension plans include a cash balance plan that covers substantially all of its non-bargaining unit employees. Effective August 2008, Alliant Energy amended the cash balance plan by discontinuing additional contributions into employees’ cash balance plan accounts. Also effective August 2008, Alliant Energy increased its level of contributions to the 401(k) Savings Plan, which offset the impact of discontinuing additional contributions into the employees’ cash balance plan accounts. These amendments are designed to provide employees portability and self-directed flexibility of their retirement benefits. These changes did not have a significant impact on WPL’s results of operations.

401(k) Savings Plan - A significant number of WPL employees participate in a defined contribution retirement plan (401(k) Savings Plan). In 2008, 2007 and 2006, WPL’s contributions to the 401(k) plan, which are partially based on the participants’ level of contribution, were $3.7 million, $2.5 million and $2.5 million, respectively.

(b) Equity Incentive Plans - Alliant Energy’s 2002 Equity Incentive Plan (EIP) permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units to key employees. At Dec. 31, 2008, non-qualified stock options, restricted stock and performance shares were outstanding under the EIP and a predecessor plan under which new awards can no longer be granted. A summary of share-based compensation expense related to grants under the EIP that was allocated to WPL and the related income tax benefits recognized was as follows (in millions):

	2008	2007	2006
Share-based compensation expense	$1.2	$3.6	$4.5
Income tax benefits	0.5	1.4	1.8

Share-based compensation expense is recognized on a straight-line basis over the requisite service periods.

(7) COMMON AND PREFERRED STOCK

(a) Common Stock - WPL has dividend payment restrictions based on the terms of its outstanding preferred stock and applicable regulatory limitations. In its January 2007 rate order, the PSCW stated WPL may not pay annual common stock dividends, including pass-through of subsidiary dividends, in excess of $91 million to Alliant Energy if WPL’s actual average common equity ratio, on a financial basis, is or will fall below the test year authorized level of 51.0%. WPL’s dividends are also restricted to the extent that such dividend would reduce the common stock equity ratio to less than 25%. At Dec. 31, 2008, WPL was in compliance with all such dividend restrictions. WPL paid common stock dividends of $91 million, $191 million and $92 million to Alliant Energy during 2008, 2007 and 2006, respectively. In 2007, WPL’s common stock dividends to Alliant Energy included a $100 million dividend to realign WPL’s capital structure. WPL received capital contributions of $100 million, $0 and $43 million from its parent, Alliant Energy, during 2008, 2007 and 2006, respectively.

(b) Preferred Stock - The carrying value of WPL’s cumulative preferred stock at both Dec. 31, 2008 and 2007 was $60 million. Refer to Note 10 for information on the fair value of WPL’s cumulative preferred stock.

(8) DEBT

(a) Short-Term Debt - WPL maintains committed bank lines of credit to provide short-term borrowing flexibility and security for commercial paper outstanding. At Dec. 31, 2008, WPL’s short-term borrowing arrangements included a $240 million revolving credit facility, which expires in November 2012. During the fourth quarter of 2008, WPL became aware that Lehman Brothers Bank (Lehman) may not be able to fund its portion of the commitments under WPL’s credit facility agreement. Therefore Lehman’s total commitment to WPL’s credit facility of $10 million is excluded from the amounts above. Information regarding commercial paper issued under this facility was as follows (dollars in millions):

	2008	2007
At Dec. 31:
Commercial paper outstanding	$43.7	$81.8
Weighted average interest rates - commercial paper	1.4%	4.7%
For the year ended:
Average amount of total short-term debt (based on daily outstanding balances)	$63.7	$68.0
Weighted average interest rates - total short-term debt	3.0%	5.4%

(b) Long-Term Debt - The carrying value of WPL’s long-term debt (including current maturities) at Dec. 31, 2008 and 2007 was $783 million and $597 million, respectively. Refer to the Consolidated Statements of Capitalization for details of WPL’s long-term debt and Note 10 for information on the fair value of its long-term debt.

In October 2008, WPL issued $250 million of 7.60% debentures due 2038 and used the proceeds to invest in short-term assets, repay short-term debt and repay at maturity its $60 million, 5.7% debentures. In March 2008, WPL converted pollution control revenue bonds from variable interest rates to fixed interest rates as follows (dollars in millions):

Amount Converted	Due Dates	Fixed Interest Rate
$24.5	2014 and 2015	5%
$14.6	2015	5.375%

WPL’s unamortized debt issuance costs recorded in “Deferred charges and other” on the Consolidated Balance Sheets at Dec. 31, 2008 and 2007 were $7.1 million and $4.8 million, respectively. At Dec. 31, 2008, WPL’s debt maturities for 2009 to 2013 were $0, $100 million, $0, $0 and $0, respectively. Depending upon market conditions, it is currently anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities and/or the issuance of short-term debt. At Dec. 31, 2008, there were no significant sinking fund requirements related to the long-term term debt on the Consolidated Balance Sheet.

WPL maintains indentures related to the issuance of unsecured debt securities. WPL has certain issuances of long-term debt that contain optional redemption provisions which, if elected by WPL, could require material redemption premium payments by WPL. The redemption premium payments under these optional redemption provisions are variable and dependent on applicable U.S. Treasury rates at the time of redemption. At Dec. 31, 2008, the debt issuances that contained these optional redemption provisions included WPL’s debentures due 2034 through 2038.

(9) INVESTMENTS

(a) Unconsolidated Equity Investments - WPL’s unconsolidated investments accounted for under the equity method of accounting are as follows (dollars in millions):

	Ownership Interest at Dec. 31, 2008	Carrying Value at Dec. 31,		Equity Income
		2008	2007	2008	2007	2006
ATC (a)	16%	$195	$172	($32)	($27)	($24)
Wisconsin River Power Company	50%	9	10	(2)	(1)	(3)

		$204	$182	($34)	($28)	($27)

(a)	WPL has the ability to exercise significant influence over ATC’s financial and operating policies through its participation on ATC’s Board of Directors.

Summary financial information from the financial statements of these investments is as follows (in millions):

	2008	2007	2006
Operating revenues	$474	$416	$347
Operating income	260	213	163
Net income	192	157	128
As of Dec. 31:
Current assets	53	52
Non-current assets	2,499	2,208
Current liabilities	253	318
Non-current liabilities	1,233	1,010

(b) Cash Surrender Value of Life Insurance Policies - WPL has various life insurance policies that cover certain current and former employees and directors. At Dec. 31, 2008 and 2007, the cash surrender value of these investments was $13.4 million and $13.1 million, respectively.

(10) FAIR VALUE MEASUREMENTS

Fair Value of Financial Instruments - The carrying amount of WPL’s current assets and current liabilities approximates fair value because of the short maturity of such financial instruments. Carrying amounts and the related estimated fair values of other financial instruments at Dec. 31 are as follows (in millions):

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Derivative assets (Note 11(a))	$20	$20	$15	$15
Capitalization and liabilities:
Long-term debt (including current maturities) (Note 8(b))	783	862	597	621
Cumulative preferred stock (Note 7(b))	60	50	60	55
Derivative liabilities (Note 11(a))	15	15	8	8

Valuation Techniques -

Derivative assets and liabilities - Derivative assets and liabilities include electricity swap contracts, natural gas swap contracts, financial transmission rights and embedded foreign currency derivatives. Substantially all of WPL’s electricity and natural gas swap contracts are non-exchange-based derivatives valued using indicative price quotations available through broker or dealer quotations or from on-line exchanges. WPL corroborates these indicative price quotations using quoted prices for similar assets or liabilities in active markets. The indicative price quotations reflect the average of the bid-ask midpoint prices and are obtained from sources believed to provide the most liquid market for the commodity. WPL’s electricity and natural gas swaps are predominately at liquid trading points. WPL’s financial transmission rights are measured at fair value each reporting period using monthly or annual auction shadow prices from relevant auctions. The embedded foreign currency derivatives related to Euro-denominated payment terms included in the wind turbine supply contract with Vestas-American Wind Technology, Inc. (Vestas) are measured at fair value each reporting period using an extrapolation of forward currency rates. Refer to Note 11(a) for additional details of WPL’s derivative assets and liabilities.

Long-term debt (including current maturities) - The fair value was based upon quoted market prices each year end. Refer to Note 8(b) and the Consolidated Statements of Capitalization for additional details of WPL’s long-term debt.

Cumulative preferred stock - The fair value of WPL’s 4.50% cumulative preferred stock was based on the closing market prices quoted by the NYSE Alternext US LLC each year end. The fair value of WPL’s remaining preferred stock was calculated based on the market yield of similar securities. Refer to Note 7(b) for additional details of WPL’s cumulative preferred stock.

Adoption of SFAS 157 - Effective Jan. 1, 2008, WPL partially adopted SFAS 157, which primarily requires expanded disclosure for assets and liabilities recorded on the balance sheet at fair value. As permitted by FSP SFAS 157-2, WPL has elected to defer the adoption of the nonrecurring fair value measurement disclosures of nonfinancial assets and liabilities, such as asset retirement obligations, until Jan. 1, 2009. The partial adoption of SFAS 157 did not have a material impact on WPL’s financial condition and results of operations. Refer to Note 1(q) for additional information on SFAS 157.

Valuation Hierarchy - SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels of the fair value hierarchy and examples of each are as follows:

Level 1 - Pricing inputs are quoted prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 - Pricing inputs are quoted prices for similar asset or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active as of the reporting date. Level 2 assets and liabilities include non-exchange traded derivatives such as electricity and natural gas swap contracts utilized by WPL.

Level 3 - Pricing inputs are unobservable inputs for assets or liabilities for which little or no market data exist and require significant management judgment or estimation. Level 3 assets and liabilities include WPL’s financial transmission rights and embedded foreign currency derivatives.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. The lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability.

Recurring Fair Value Measurements - WPL’s recurring fair value measurements subject to the disclosure requirements of SFAS 157 at Dec. 31, 2008 were as follows (in millions):

	Fair Value Measurements at Dec. 31, 2008	Level 1	Level 2	Level 3
Derivative assets	$19.6	$—	$1.0	$18.6
Derivative liabilities	14.8	—	10.6	4.2

Additional information for WPL’s recurring fair value measurements using significant unobservable inputs (Level 3 inputs) for 2008 is as follows (in millions):

Derivative Assets and Liabilities, net
Beginning balance, Jan. 1, 2008	$12.7
Total gains or (losses) (realized/unrealized) included in changes in net assets (a)	20.6
Purchases, sales, issuances and settlements, net	(18.9)

Ending balance, Dec. 31, 2008	$14.4

The amount of total gains or (losses) for the period included in changes in net assets attributable to the change in unrealized gains or (losses) relating to assets and liabilities held at Dec. 31, 2008 (a)	$14.4

(a)	Recorded in “Regulatory assets” and “Regulatory liabilities” on the Consolidated Balance Sheet.

Refer to Notes 1(q) and 10 of the “Notes to Consolidated Financial Statements” for additional information on SFAS 157.

(11) DERIVATIVE INSTRUMENTS

(a) Accounting for Derivative Instruments and Hedging Activities - WPL records derivative instruments at fair value on the balance sheet as assets or liabilities. WPL generally records changes in the derivatives’ fair values with offsets to regulatory assets or liabilities, based on the fuel and natural gas cost recovery mechanisms in place, as well as other specific regulatory authorizations. At Dec. 31, 2008 and 2007, current derivative assets were included in “Derivative assets,” non-current derivative assets were included in “Deferred charges and other,” current derivative liabilities were included in “Derivative liabilities” and non-current derivative liabilities were included in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets as follows (in millions):

	2008	2007
Current derivative assets	$10.7	$14.9
Non-current derivative assets	8.9	—
Current derivative liabilities	8.6	7.7
Non-current derivative liabilities	6.2	—

Changes in derivative assets and liabilities during 2008 were primarily due to natural gas and electricity price fluctuations, financial transmission rights acquired in the second quarter of 2008 and foreign currency exchange rate fluctuations.

Derivatives Not Designated in Hedge Relationships - WPL has periodically utilized derivative instruments, which have not been designated in hedge relationships. WPL’s derivative instruments include electricity swap contracts to mitigate pricing volatility for electricity supplied to its customers, natural gas swap contracts to supply fixed-price natural gas for the natural gas-fired electric generating facilities it operates, financial transmission rights acquired to manage transmission congestion costs, natural gas swap contracts to mitigate pricing volatility for natural gas supplied to its retail customers and embedded foreign currency derivatives related to Euro-denominated payment terms included in the wind turbine supply contract with Vestas.

(b) Weather Derivatives - WPL uses non-exchange traded swap agreements based on cooling degree days (CDD) and heating degree days (HDD) measured in or near its service territory to reduce the impact of weather volatility on its electric and natural gas sales volumes. These weather derivatives are accounted for using the intrinsic value method. Any premiums paid related to these weather derivative agreements are expensed over each respective contract period. WPL’s ratepayers do not pay any of the premiums nor do they share in the gains or losses realized from these weather derivatives.

Summer weather derivatives - WPL utilizes weather derivatives based on CDD to reduce the impact of weather volatility on its electric margins for June 1 to Aug. 31 each year. Beginning in the second quarter of 2007, the weather derivatives were based on CDD measured in Madison, Wisconsin. Previously, the weather derivatives were based on CDD measured in Chicago, Illinois. The actual CDD measured during these periods resulted in settlements with the counterparties under the agreements, which included receipts of $2.0 million, payments of $2.0 million and payments of $2.9 million in the third quarter of 2008, 2007 and 2006, respectively.

Winter weather derivatives - WPL utilizes weather derivatives based on HDD to reduce the impact of weather volatility on its electric and gas margins for Jan. 1 to March 31 and Nov. 1 to Dec. 31 each calendar year. Beginning in the fourth quarter of 2006, the weather derivatives were based on HDD measured in Madison, Wisconsin. Previously, the weather derivatives were based on HDD measured in Chicago, Illinois. The actual HDD measured during these periods resulted in settlements with the counterparties under the agreements which included payments of $3.6 million, payments of $0.1 million and receipts of $3.2 million in the first half of 2008, 2007 and 2006, respectively. The actual HDD for Nov. 1, 2008 to Dec. 31, 2008 were higher than those specified in the contracts, resulting in WPL paying the counterparty $1.4 million in January 2009. In addition, WPL will receive or pay up to $2.0 million from or to the counterparty in the second quarter of 2009 if actual HDD for Jan. 1, 2009 to March 31, 2009 are less or greater than the HDD specified in the contract.

The counterparties to certain of these contracts were required to provide cash collateral to WPL. At both Dec. 31, 2008 and 2007, outstanding cash collateral received by WPL of $1.4 million was recorded in “Accounts payable” on the Consolidated Balance Sheets.

Summary information relating to the summer and winter weather derivatives was as follows (in millions):

	2008	2007	2006
Gains (losses):
Electric utility operating revenues	$0.6	($3.0)	($1.4)
Gas utility operating revenues	(2.2)	(1.9)	3.8
Settlements (paid to) / received from counterparties, net	(1.6)	(2.1)	0.3
Premiums expensed	—	0.5	0.3
Premiums paid to counterparties	—	0.5	0.5

(12) COMMITMENTS AND CONTINGENCIES

(a) Capital Purchase Obligations - WPL has entered into capital purchase obligations that contain minimum future commitments related to certain capital expenditures for its proposed wind projects. The obligations are primarily related to capital purchase obligations under a master supply agreement executed in the second quarter of 2008 with Vestas for the purchase of 500 MW of wind turbine generator sets and related equipment to support IPL’s and WPL’s wind generation plans. A portion of the future payments are denominated in Euros and therefore are subject to change with fluctuations in currency exchange rates. In addition, the master supply agreement includes pricing terms that are subject to change if steel prices change by more than 10% between measurement dates defined in the master supply agreement. The amounts included in the table below reflect currency exchange rates and steel prices at Dec. 31, 2008. At Dec. 31, 2008, WPL’s minimum future commitments related to these capital expenditures were as follows
(in millions):

2009	2010	2011	Total
$132	$301	$43	$476

In September 2008 and April 2008, WPL received approval from FERC and the PSCW, respectively, to purchase Resources’ 300 MW, simple-cycle, dual-fueled (natural gas/diesel) electric generating facility in Neenah, Wisconsin. WPL currently plans to acquire the Neenah Energy Facility for $95 million effective June 1, 2009.

(b) Operating Expense Purchase Obligations - Alliant Energy, through its subsidiaries Corporate Services, Interstate Power and Light Company (IPL) and WPL, enters into various commodity supply, transportation and storage contracts to meet its obligation to deliver energy to its customers. WPL also enters into other operating expense purchase obligations with various vendors for other goods and services. At Dec. 31, 2008, WPL’s minimum commitments related to these operating expense purchase obligations were as follows (in millions):

	2009	2010	2011	2012	2013	Thereafter	Total
Purchased power (a):
Kewaunee	$83	$83	$62	$73	$79	$—	$380
Other	132	74	12	—	—	—	218

	215	157	74	73	79	—	598
Natural gas	149	42	22	21	18	46	298
Coal (b)	11	10	7	7	14	—	49
Other (c)	5	3	1	—	—	—	9

	$380	$212	$104	$101	$111	$46	$954

(a)	Includes payments required by purchased power contracts for capacity rights and minimum quantities of MWh required to be purchased. Based on a system coordination and operating agreement, Alliant Energy periodically allocates purchased power contracts to WPL, based on various factors such as resource mix, load growth and resource availability. The amounts in the table reflect these allocated contracts. Refer to Note 19 for additional information regarding the allocation of purchased power transactions.

(b)	WPL enters into coal transportation contracts that are directly assigned to its specific generating stations, the amounts of which are included in the table. In addition, Corporate Services entered into system-wide coal contracts on behalf of WPL and IPL of $111 million, $99 million, $87 million and $7 million for 2009 to 2012, respectively, to allow flexibility for the changing needs of the quantity of coal consumed by each. Coal contract quantities are allocated to specific WPL or IPL generating stations at or before the time of delivery based on various factors including projected heat input requirements, combustion compatibility and efficiency. These system-wide coal contracts have not yet been directly assigned to WPL and IPL since the specific needs of each utility are not yet known and therefore are excluded from the table.

(c)	Includes individual commitments incurred during the normal course of business that exceeded $1 million at Dec. 31, 2008.

WPL enters into certain contracts that are considered leases and are therefore not included here, but are included in Note 3.

(c) Legal Proceedings -

Alliant Energy Cash Balance Pension Plan (Plan) - In February 2008, a class action lawsuit was filed against the Plan. The complaint alleges that Plan participants who received a lump sum distribution prior to their normal retirement age did not receive the full benefit to which they were entitled in violation of the Employee Retirement Income Security Act of 1974 because the Plan applied an improper interest crediting rate to project the cash balance account to their normal retirement age. The court has certified two subclasses of plaintiffs that in aggregate include all persons vested or partially vested in the Plan who received a lump sum distribution of the cash balance formula benefit since January 1998. The first subclass includes individuals who received lump-sum payouts before Feb. 29, 2002, whose claims may be susceptible to a statute of limitations defense. The second subclass includes individuals who received payouts on or after Feb. 29, 2002. An adverse outcome of this lawsuit could affect retirement plan funding and expense for WPL. The lawsuit is currently in the discovery phase. Alliant Energy is contesting the case and is currently unable to predict the final outcome or the impact on WPL’s financial condition, results of operations, or cash flows. WPL does not currently believe any losses from this lawsuit are probable and therefore has not recognized any related loss contingency amounts as of Dec. 31, 2008.

Other - WPL is involved in other legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, WPL believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition, results of operations or cash flows.

(d) Guarantees - Refer to Note 3(a) for discussion of WPL’s residual value guarantees of its synthetic leases.

(e) Environmental Matters - WPL is subject to environmental regulations as a result of its current and past operations. These regulations are designed to protect public health and the environment and have resulted in compliance, remediation, containment and monitoring obligations which are recorded as environmental liabilities. At Dec. 31, current environmental liabilities were included in “Other current liabilities” and non-current environmental liabilities were included in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets as follows (in millions):

	2008	2007
Current environmental liabilities	$0.7	$0.7
Non-current environmental liabilities	5.2	5.5

	$5.9	$6.2

Manufactured gas plant (MGP) Sites - WPL has current or previous ownership interests in 14 sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WPL has received letters from state environmental agencies requiring no further action at seven sites. WPL is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment.

WPL records environmental liabilities related to these MGP sites based upon periodic studies, most recently updated in the third quarter of 2008. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. There are inherent uncertainties associated with the estimated remaining costs for MGP projects primarily due to unknown site conditions and potential changes in regulatory agency requirements. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures incurred and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value. Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of WPL’s sites to be $5 million to $7 million. At Dec. 31, 2008, WPL had recorded $6 million in current and non-current environmental liabilities for its remaining costs to be incurred for these MGP sites.

Under the current rate making treatment approved by the PSCW, the MGP expenditures of WPL, net of any insurance proceeds, are deferred and collected from gas customers over a five-year period after new rates are implemented. Regulatory assets have been recorded by WPL, which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, WPL believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial condition or results of operations. Settlement has been reached with all of WPL’s insurance carriers regarding reimbursement for its MGP-related costs and such amounts have been accounted for as directed by the applicable regulatory jurisdiction.

Other Environmental Contingencies - In addition to the environmental liabilities discussed above, WPL also monitors various environmental regulations which may have a significant impact on its future operations. Given uncertainties regarding the outcome, timing and compliance plans for these environmental regulations, WPL is currently not able to determine the complete financial impact of these regulations but does believe that future capital investments and/or modifications to its electric generating facilities to comply with these regulations could be significant. Specific current or proposed environmental regulations that may require significant future expenditures by WPL include, among others: Clean Air Interstate Rule (CAIR), Clean Air Visibility Rule (CAVR), Clean Air Mercury Rule (CAMR), Wisconsin Reasonably Available Control Technology (RACT) Rule, Wisconsin State Mercury Rule, Ozone National Ambient Air Quality Standards Rule, Fine Particle National Ambient Air Quality Standards Rule, Industrial Boiler and Process Heater Case-by-Case Maximum Achievable Control Technology (MACT) Rule, Section 316(b) of the Clean Water Act, the Wisconsin State Thermal Rule and various legislation being considered to regulate the emission of greenhouse gases (GHG). The following provides a brief description of these environmental regulations.

Air Quality -

CAIR is an emissions trading program that is expected to require sulfur dioxide (SO2) and nitrogen oxides (NOx) emissions reductions at WPL’s electric generating units with greater than 25 MW capacity through installation of air pollution controls or purchases of allowances. The requirements of this rule remain subject to further review by the federal courts and the EPA.

CAVR addresses regional haze at national parks and wilderness areas and is expected to require reductions in visibility-impairing emissions, including particulate, SO2, and NOx, from certain electric generating units by installing air pollution controls including those determined to be Best Available Retrofit Technology. The requirements of this rule remain subject to further review by the federal courts and the EPA.

CAMR is an emissions trading program that is expected to require mercury emissions reductions at WPL’s electric generating units with greater than 25 MW capacity through installation of air pollution controls or purchases of allowances. The requirements of this rule remain subject to further review by the federal courts and the EPA.

Wisconsin RACT Rule is expected to require NOx emissions reductions at WPL’s Edgewater generating facility since it is located in Sheboygan County, which is currently designated as a non-attainment area for the existing eight-hour ozone standard.

Wisconsin State Mercury Rule requires WPL’s existing coal-fired electric generating facilities to achieve mercury emissions reductions of up to 90% through installation of air pollution controls by 2015, or alternately, an additional six years is allowed for compliance if a multi-pollutant approach is selected that also includes SO2 and NOx emissions reductions.

Ozone National Ambient Air Quality Standards Rule is expected to require NOx emissions reductions from electric generating units located in areas designated as non-attainment with a more stringent eight-hour ozone standard adopted in 2008. The EPA’s final designations identifying non-attainment areas for the revised ozone standard are to be issued in 2010.

Fine Particle National Ambient Air Quality Standards Rule is expected to require SO2 and NOx emissions reductions in areas designated as non-attainment with the EPA’s 2006 revised fine particulate standard. The EPA’s final designations identifying non-attainment areas for the revised fine particulate matter standard are expected beginning in April 2009.

Industrial Boiler and Process Heater Case-by-Case MACT Rule may require reductions of emissions of hazardous air pollutants at smaller electric generating units less than 25 MW, boilers and process heaters located at power plants. The requirements of this rule remain subject to further review by the federal courts, the EPA and state environmental agencies.

Proposed GHG Emission Legislation - Public awareness of climate change continues to grow along with support for policymakers to take action to mitigate global warming. Several members of Congress have proposed legislation to regulate GHG emissions, primarily targeting reductions of carbon dioxide (CO2) emissions. State and regional initiatives to address GHG emissions are also underway in states covering WPL’s service territory. WPL continues to take voluntary measures to reduce its GHG emissions, including CO2, as prudent steps to address potential climate change regulations.

Water Quality -

Section 316(b) of the Federal Clean Water Act is expected to require modifications to cooling water intake structures at three of WPL’s electric generating facilities to assure that these structures reflect the “best technology available” for minimizing adverse environmental impacts to fish and other aquatic life. The requirements of this rule remain subject to further review by the federal courts and the EPA.

Wisconsin State Thermal Rule is expected to require modifications to certain of WPL’s electric generating facilities to limit the amount of heat facilities can discharge into Wisconsin waters. The requirements of this proposed rule remain subject to further review by the Wisconsin Department of Natural Resources.

(f) Credit Risk - WPL serves a diversified base of residential, commercial, industrial and wholesale customers and did not have any significant concentrations of credit risk with regards to its customers. In addition, WPL has limited credit exposure from non-performance of contractual obligations by its counterparties. WPL maintains credit risk oversight of its commodities and derivatives contracts and sets limits and policies with regards to its counterparties based on counterparty credit ratings and financial strength. Management reviews these limits and policies regularly and believes they reduce overall credit risk exposure and negative impacts should any counterparty default on its obligations. However, there is no assurance that such limits and policies will protect WPL against all losses from non-performance by counterparties.

(g) MISO Revenue Sufficiency Guarantee (RSG) Settlements - In November 2008, FERC issued written orders which resulted in the need for MISO to resettle RSG charges in its wholesale energy market. The resettlement process will result in MISO collecting RSG charges from some market participants and refunding the collected amounts to other participants. Based upon preliminary information, WPL anticipates it will be a net recipient of RSG charge revenues upon completion of the resettlement process. WPL expects the retail portion of any net benefit from the RSG resettlement process will be considered as a reduction of monitored fuel expense and may result in changes in retail electric rates. WPL expects the wholesale portion of any net benefit from the RSG resettlement process will be refunded to wholesale customers through WPL’s wholesale fuel-related cost recovery mechanism. MISO has indicated it may not be able to recover a portion of the net RSG resettlements due to historical market participants no longer existing, no longer participating in the MISO market, or having insufficient capital to accommodate resettlement. In addition, numerous parties have appealed for rehearing of FERC’s decision, and it is expected that numerous parties will seek judicial review of FERC’s decision. Given the uncertainty regarding the ultimate resolution of this issue, WPL has not recorded any assets or liabilities associated with the potential RSG resettlements as of Dec. 31, 2008. In addition, WPL is not able to estimate the potential impact of this gain contingency given the uncertainty regarding the amount of net RSG resettlements that MISO may not be able to recover from historical market participants.

(13) JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other utilities, WPL has undivided ownership interests in jointly-owned electric generating facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are primarily divided between the joint owners on the same basis as ownership. WPL’s share of expenses from jointly-owned electric generating facilities is included in the corresponding operating expenses (e.g. production fuel, maintenance, etc.) on the Consolidated Statements of Income. Refer to Note 1(b) for further discussion of cost of removal obligations. Information relative to WPL’s ownership interest in these jointly-owned electric generating facilities at Dec. 31, 2008 was as follows (dollars in millions):

	Fuel Type	Ownership Interest %	Plant in Service	Accumulated Provision for Depreciation	Construction Work in Progress	Cost of Removal Obligations Included in Regulatory Liabilities
Edgewater Unit 5	Coal	75.0	$251.7	$142.7	$3.0	$11.4
Columbia Energy Center	Coal	46.2	231.5	140.2	3.8	9.8
Edgewater Unit 4	Coal	68.2	74.5	41.1	6.0	2.4

			$557.7	$324.0	$12.8	$23.6

(14) SEGMENTS OF BUSINESS

WPL is a utility serving customers in Wisconsin and includes three segments: a) electric operations; b) gas operations; and c) other, which includes various other energy-related products and services and the unallocated portions of the utility business. Various line items in the following tables are not allocated to the electric and gas segments for management reporting purposes and therefore are included in “Total.” Intersegment revenues were not material to WPL’s operations and there was no single customer whose revenues were 10% or more of WPL’s consolidated revenues. Certain financial information relating to WPL’s significant business segments was as follows (in millions):

	Electric	Gas	Other	Total
2008
Operating revenues	$1,153.0	$300.0	$12.8	$1,465.8
Depreciation and amortization	89.3	12.4	—	101.7
Operating income	167.1	35.6	2.2	204.9
Interest expense, net of AFUDC				52.6
Equity income from unconsolidated investments	(33.9)	—	—	(33.9)
Interest income and other				(0.6)
Income taxes				68.4
Net income				118.4
Preferred dividends				3.3
Earnings available for common stock				115.1
Total assets	2,492.5	367.1	405.9	3,265.5
Investments in equity method subsidiaries	203.6	—	—	203.6
Construction and acquisition expenditures	336.3	25.3	1.5	363.1

2007
Operating revenues	1,140.7	265.7	10.4	1,416.8
Depreciation and amortization	95.7	14.2	—	109.9
Operating income (loss)	157.7	37.9	(4.9)	190.7
Interest expense, net of AFUDC				47.0
Equity income from unconsolidated investments	(28.4)	—	—	(28.4)
Interest income and other				(0.7)
Income taxes				59.3
Net income				113.5
Preferred dividends				3.3
Earnings available for common stock				110.2
Total assets	2,215.5	341.1	232.0	2,788.6
Investments in equity method subsidiaries	182.0	—	—	182.0
Construction and acquisition expenditures	179.8	23.1	0.2	203.1
2006
Operating revenues	1,111.4	273.9	16.0	1,401.3
Depreciation and amortization	92.8	14.5	—	107.3
Operating income	143.9	40.0	1.0	184.9
Interest expense, net of AFUDC				45.7
Equity income from unconsolidated investments	(27.0)	—	—	(27.0)
Interest income and other				(1.3)
Income taxes				62.2
Net income				105.3
Preferred dividends				3.3
Earnings available for common stock				102.0
Total assets	2,131.4	351.9	215.8	2,699.1
Investments in equity method subsidiaries	175.3	—	—	175.3
Construction and acquisition expenditures	141.8	18.9	1.8	162.5

(15) OTHER INTANGIBLE ASSETS

Emission Allowances - At both Dec. 31, 2008 and 2007, purchased emission allowances were $7 million and were recorded as intangible assets in “Other assets - deferred charges and other” on the Consolidated Balance Sheets. In 2008, 2007 and 2006, there was no amortization expense for purchased emission allowances. At Dec. 31, 2008, estimated amortization expense for 2009 to 2013 for purchased emission allowances was $5 million, $2 million, $0, $0 and $0, respectively.

(16) SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2008				2007
	March 31	June 30	Sep. 30	Dec. 31	March 31	June 30	Sep. 30	Dec. 31
	(in millions)
Operating revenues	$420.8	$328.0	$353.9	$363.1	$398.6	$312.3	$357.6	$348.3
Operating income	54.4	36.3	69.6	44.6	56.7	33.1	52.4	48.5
Net income	31.1	20.4	42.6	24.3	34.6	18.6	30.8	29.5
Earnings available for common stock	30.3	19.5	41.8	23.5	33.8	17.7	30.0	28.7

(17) ASSET RETIREMENT OBLIGATIONS (AROs)

WPL’s AROs relate to legal obligations for the removal, closure or dismantlement of several assets including, but not limited to, active ash landfills, water intake facilities, above ground and under ground storage tanks, groundwater wells, distribution equipment, easement improvements, leasehold improvements and certain hydro facilities. WPL’s AROs also include legal obligations for the management and final disposition of asbestos, lead-based paint and polychlorinated biphenyls (PCB) and closure of coal yards and ash ponds. WPL believes it is probable that any differences between expenses accrued for legal AROs related to its regulated operations and expenses recovered currently in rates will be recoverable in future rates, and is deferring the difference as a regulatory asset. Refer to Note 1(b) for additional information regarding AROs recorded as regulatory assets. WPL’s AROs are recorded in “Other long-term liabilities and deferred credits” on the Consolidated Balance Sheets. A reconciliation of the changes in AROs associated with long-lived assets is as follows (in millions):

	2008	2007
Balance at Jan. 1	$11.9	$11.4
Liabilities incurred (a)	4.6	—
Revisions in estimated cash flows	1.1	0.1
Accretion expense	0.7	0.7
Liabilities settled	(0.4)	(0.3)

Balance at Dec. 31	$17.9	$11.9

(a)	In 2008, WPL recorded an ARO of $4.6 million related to its Cedar Ridge wind project.

(18) VARIABLE INTEREST ENTITIES

FIN 46R requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. After making an ongoing exhaustive effort, WPL concluded it was unable to obtain the information necessary from the counterparties (subsidiaries of Calpine Corporation) for the Riverside and RockGen PPAs to determine whether the counterparties are variable interest entities per FIN 46R and if WPL is the primary beneficiary. These PPAs are currently accounted for as operating leases. The counterparties sell some or all of their generating capacity to WPL and can sell their energy output to WPL. WPL’s maximum exposure to loss from these PPAs is undeterminable due to the inability to obtain the necessary information to complete such evaluation. In 2008, 2007 and 2006, Alliant Energy’s (primarily WPL’s) costs, excluding fuel costs, related to the Riverside PPA were $63 million, $64 million and $61 million, respectively. In each of 2008, 2007 and 2006, WPL’s costs, excluding fuel costs, related to the RockGen PPA were $16 million.

(19) RELATED PARTIES

WPL and IPL are parties to a system coordination and operating agreement. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation systems of WPL and IPL. Prior to June 1, 2008, the agreement allowed the interconnected system to be operated as a single entity with off-system sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases were allocated among WPL and IPL based on procedures included in the agreement. Under the agreement prior to June 1, 2008, WPL and IPL were fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates were distributed to WPL and IPL in proportion to each utility’s share of electric production at the time of the sale. The procedures were approved by FERC and all state regulatory bodies having jurisdiction over these sales.

Effective June 1, 2008, a change was made to designate WPL and IPL as two separate entities transacting with MISO. This change eliminated the need for internal allocations based on procedures in the agreement and resulted in separate statements from MISO of sales and purchases for WPL and IPL. The sales credited to WPL were $22 million, $16 million and $24 million for 2008, 2007 and 2006, respectively. The purchases billed to WPL were $371 million, $449 million and $444 million for 2008, 2007 and 2006, respectively.

Pursuant to a service agreement, WPL receives various administrative and general services from an affiliate, Corporate Services. These services are billed to WPL at cost based on payroll and other expenses incurred by Corporate Services for the benefit of WPL. These costs totaled $120 million, $135 million and $124 million for 2008, 2007 and 2006, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. At Dec. 31, 2008 and 2007, WPL had a net intercompany payable to Corporate Services of $68 million and $74 million, respectively.

Refer to Note 3(b) for discussion of WPL’s SFEF lease.

ATC - Pursuant to various agreements, WPL receives a range of transmission services from ATC. WPL provides operation, maintenance, and construction services to ATC. WPL and ATC also bill each other for use of shared facilities owned by each party. ATC billed WPL $82 million, $72 million and $59 million in 2008, 2007 and 2006, respectively. WPL billed ATC $9.0 million, $8.6 million and $9.9 million in 2008, 2007 and 2006, respectively. At Dec. 31, 2008 and 2007, WPL owed ATC net amounts of $5.9 million and $5.3 million, respectively.

SHAREOWNER INFORMATION

Market Information - The 4.50% series of preferred stock is listed on the NYSE Alternext US LLC, with the trading symbol of WIS_PR. All other series of preferred stock are traded on the over-the-counter market. As of Dec. 31, 2008, 66% of WPL’s individual preferred shareowners were Wisconsin residents.

Dividend Information - Preferred stock dividends paid per share for each quarter during 2008 were as follows:

Series	Dividend
4.40%	$1.10
4.50%	$1.125
4.76%	$1.19
4.80%	$1.20
4.96%	$1.24
6.20%	$1.55
6.50%	$0.40625

As authorized by the WPL Board of Directors, preferred stock dividend record and payment dates for 2009 are as follows:

Record Date	Payment Date
February 27	March 13
May 29	June 15
August 31	September 15
November 30	December 15

Stock Transfer Agent and Registrar

Wells Fargo Shareowner Services

161 North Concord Exchange

P.O. Box 64854

St. Paul, MN 55164-0854

Form 10-K Information - A copy of the combined Annual Report on Form 10-K for the year ended Dec. 31, 2008 as filed with the SEC will be provided without charge upon request. Requests may be directed to Alliant Energy Shareowner Services, P.O. Box 14720, Madison, Wisconsin 53708-0720.

EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers - Numbers following the names represent the officer’s age as of Dec. 31, 2008.

William D. Harvey, 59, was elected Chairman of the Board effective February 2006 and Chief Executive Officer effective July 2005 and has been a board member since January 2005. He previously served as Chief Operating Officer from January 2004 to July 2005.

Barbara J. Swan, 57, was elected President effective January 2004.

Eliot G. Protsch, 55, was elected Chief Operating Officer effective January 2009. He previously served as Chief Financial Officer since January 2004.

Thomas L. Aller, 59, was elected Senior Vice President-Energy Resource Development effective January 2009. He previously served as Senior Vice President-Energy Delivery since January 2004.

Dundeana K. Doyle, 50, was elected Senior Vice President-Energy Delivery effective January 2009. She previously served as Vice President-Strategy and Regulatory Affairs since January 2007 and as Vice President-Strategy and Risk from May 2003 to January 2007.

Patricia L. Kampling, 49, was elected Vice President-Chief Financial Officer and Treasurer effective January 2009. She previously served as Vice President and Treasurer since January 2007, as Vice President-Finance from August 2005 to January 2007 and as Treasurer of IPSCO Inc. from September 2004 to August 2005.

Thomas L. Hanson, 55, was elected Vice President-Controller and Chief Accounting Officer effective January 2007. He previously served as Vice President and Treasurer since April 2002.

Peggy Howard Moore, 58, was elected Vice President-Finance effective January 2007. She previously served as Vice President-Customer Service and Operations Support since 2004.

Directors - Refer to WPL’s Proxy Statement for information on WPL’s board members.

© 2009 Alliant Energy 294601 71-1373 3/09 JS

www.wellsfargo.com/shareownerservices

1-800-356-5343

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided. Your proxy card must be received by May 19, 2009.

È Please detach here Date È

The Board of Directors Recommends a Vote FOR All Listed Director Nominees and FOR Proposal 2.
1. Election of directors:		Nominees for terms ending in 2012:		☐	FOR all nominees (except as marked)			☐	WITHHOLD authority to vote for all nominees
		(01) Ann K. Newhall	(02) Dean C. Oestreich
(03) Carol P. Sanders

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009.				☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ALL LISTED DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2009.

Address Change? Mark Box	☐	Indicate changes below:			Date

Signature(s) in Box

Please sign exactly as name appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

WISCONSIN POWER AND LIGHT COMPANY

2009 ANNUAL MEETING OF SHAREOWNERS

Wednesday, May 20, 2009

2:00 p.m. (Central Daylight Time)

Alliant Energy Corporate Headquarters

Mississippi Meeting Room

4902 N. Biltmore Lane

Madison, Wisconsin

To access the Wisconsin Power and Light Company Annual Report and Proxy Statement, as well as the Alliant Energy Corporation Annual Report and Proxy Statement, on the Internet, please go to www.alliantenergy.com/WPLproxy. We encourage you to check out Alliant Energy’s website to see how easy and convenient it is. You may print or just view these materials.

Wells Fargo Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873	proxy

The undersigned appoints Thomas L. Hanson and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Wisconsin Power and Light Company (the “Company”), held of record in the name of the undersigned at the close of business on April 7, 2009, at the Annual Meeting of Shareowners of the Company to be held at 4902 N. Biltmore Lane, Madison, Wisconsin on May 20, 2009 at 2:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting, Proxy Statement and Annual Report, dated April 16, 2009, subject to any directions indicated on the reverse side of this card.

This proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company. This proxy, when properly executed, will be voted in the manner directed herein by the shareowner. If no direction is made, the proxies will vote as recommended by the Board of Directors. The Board of Directors recommends a vote “FOR” all listed director nominees and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009.

See reverse for voting instructions.

ECRM158493 REV.2 03/09